As filed with the Securities and Exchange Commission on December 2, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ECHO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
Delaware	41-1649949
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103
Telephone: (215) 717-4100
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert F. Doman
Executive Chairman and Interim Chief Executive Officer
Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103
Telephone: (215) 717-4100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [   ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Units, each unit consisting of:	$15,000,000	$1,932
(i) one share of Common Stock ($0.01 par value) (3)	-	-
(ii) of a warrant, each to purchase one share of Common Stock (3)(4)	-	-
Common Stock issuable upon exercise of the warrants included in the Units	15,000,000	1,932
Underwriter warrants (3)	-	-
Common Stock issuable upon exercise of Underwriter warrants (5)	900,000	116
Total	$30,900,000	$3,980

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act of 1933.

(4)	Assumes 100% of warrant coverage.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 2, 2013

PROSPECTUS

3,225,806 Units
Each Unit Consisting of One Share of Common Stock
and
of a Warrant, each to Purchase One Share of Common Stock

    We are offering 3,225,806 units (assuming an offering price of $4.65 per unit, the last reported sale price of our common stock on November 26, 2013), each of which consists of one share of our common stock, par value $0.01 per share, and            of a warrant, each to purchase one share of our common stock at an exercise price of $         per share.  The warrants will be immediately exercisable and will expire on the fifth anniversary of the issuance date. No units will be issued, however, and purchasers will receive only shares of common stock and warrants. The common stock and the warrants may be transferred separately immediately upon issuance.

    Our common stock is listed on The NASDAQ Capital Market under the symbol “ECTE.”  The last reported sale price of our common stock on the NASDAQ Capital Market on November 26, 2013 was $4.65 per share. We do not intend to list the warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for any of the warrants.

    You should carefully consider the risk factors included in this prospectus before you invest in our securities. See “Risk Factors” beginning on page 3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$
_________
(1) In addition to the discounts and commissions listed above, we have agreed to issue to the underwriters or their designees underwriter warrants to purchase shares of common stock equal to 6% of the total number of shares included in the units. The registration statement of which this prospectus is a part also covers the underwriter warrants and the shares of common stock issuable upon the exercise thereof. We also have agreed to reimburse the underwriters for certain of their out-of-pocket expenses. See “Underwriting” for a description of these arrangements.

    The underwriters expect to deliver the shares of common stock and warrants against payment therefor on or about        .

Roth Capital Partners

The date of this prospectus is          ,        .

-i-

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus and the registration statement of which this prospectus is a part in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus, and the information incorporated herein by reference, include trademarks, service marks and trade names owned by us (including but not limited to our logo, “Symphony® CGM System,” Prelude® SkinPrep System,” “Azone™,” “AzoneTS™” and “Durhalieve™”) or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

All share numbers and share prices presented in this prospectus have been adjusted to reflect the 1-for-10 reverse stock split of our common stock effected on June 7, 2013.

All references in this prospectus to “Echo,” the “Company,” “we,” “us,” “our,” or similar references refer to Echo Therapeutics, Inc., except where the context otherwise requires or as otherwise indicated.

-ii-

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely”, “outlook,” “forecast,” “would,” “could,” “should,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, risks and uncertainties related to our ability to develop and obtain regulatory approval of our Symphony CGM System; the availability of substantial additional equity critical to support our research, development and product commercialization activities; and the success of our business, research, development regulatory approval, marketing and distribution plans and strategies contained in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

-iii-

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

We are a medical device company with expertise in advanced skin permeation technology. We are developing our Symphony® CGM System (“Symphony”) as a non-invasive, wireless continuous glucose monitoring (“CGM”) system for use in hospital critical care units. The Prelude® SkinPrep System (“Prelude”), a component of our Symphony CGM System, allows for enhanced skin permeation that enables extraction of analytes such as glucose.

Regular monitoring of blood glucose levels is rapidly becoming a preferred procedure by hospital critical care personnel to achieve tight glycemic control and ensure improved patient outcomes. Clinical studies have demonstrated that intensive insulin therapy and frequent glucose monitoring to maintain tight glycemic control (“TGC”) significantly reduces patient mortality, complications and infection rates, as well as hospital stays, services and overall hospital costs. Most intensive care units (“ICUs”) in the United States have protocols in place for tight glycemic control regardless of whether they have diabetes. We believe that a non-invasive, needle-free CGM system, such as Symphony, will save valuable nursing time and expense by avoiding the need for frequent blood glucose sampling, in addition to providing more clinically relevant, real-time glucose level and trending information that is needed to develop better control algorithms for insulin administration. We have evaluated Symphony in a clinical setting at several leading U.S. hospitals for the continuous monitoring of glucose.

In November 2013 we completed a multi-center clinical study designed to evaluate the performance of our Symphony CGM System in thirty-two (32) post-surgical patients in the critical care setting at four investigational sites. Symphony met the primary safety and effectiveness endpoints of the trial which involved the continuous monitoring of glucose levels. In the trial, Symphony monitored glucose levels with a mean absolute relative difference (MARD), or error rate, of 12.5%. Using over 630 Symphony CGM glucose readings paired with reference blood glucose measurements in thirty-two (32) study subjects, the Continuous Glucose-Error Grid Analysis (CG-EGA) showed that 97.9% of the readings were clinically accurate (A) and 1.8% were benign (B) errors, with a combined A+B value of 99.7%. The range of glucose values was 49 - 324 mg/dL. At the conclusion of the study period, the prepared skin sites were inspected for redness or other undesirable effects immediately following sensor removal, and again 7 days after sensor removal. There were no adverse events reported from the skin preparation or the Symphony CGM sensor session.

Corporate Information

We were incorporated in Delaware in September 2007 under the name Durham Pharmaceuticals Acquisition Co. In June 2008, we completed a merger with our parent company, Echo Therapeutics, Inc., a Minnesota corporation formerly known as Sontra Medical Corporation, for the purpose of changing its state of incorporation from Minnesota to Delaware. We were the surviving corporation in the merger, and all outstanding common stock of Echo Therapeutics, Inc., a Minnesota corporation, was exchanged for our common stock. Our principal executive offices are located at 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103 and our telephone number is (215) 717-4100. Our website address is www.echotx.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities we are offering:
3,225,806 units (assuming an offering price of $4.65 per unit, the last reported sale price of our common stock on November 26, 2013), each consisting of one share of our common stock and           of a warrant, each to purchase one share of our common stock at an exercise price of $        per share. The warrants will be immediately exercisable and will expire on the fifth anniversary of the issuance date.

Common stock outstanding before this offering:	10,551,792 shares.

Common stock included in the units	3,225,806 shares.

Common stock to be outstanding after this offering:	13,777,598 shares, assuming no exercise of the warrants.

Use of proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including further development of our Symphony CGM System. See “Use of Proceeds” on page 19 for further information.

NASDAQ Capital Market Symbol:
Our common stock is listed on the NASDAQ Capital Market under the symbol “ECTE”.  There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other trading market.

Risk Factors:
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering is based on 10,551,792 shares outstanding as of November 26, 2013 and gives effect to a 1-for-10 reverse stock split effected on June 7, 2013, assumes no exercise of the warrants included in the units, and excludes as of that date:

● 997,419 shares of common stock issuable upon the conversion of 9,974.185 shares of our Series C Convertible Preferred Stock;

● 300,600 shares of common stock issuable upon the conversion of 3,006,000 shares of our Series D Convertible Preferred Stock;

● 1,309,001 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $5.32 per share;

● 1,027,303 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $20.60 per share; and

● 8,468,439 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risk factors described below. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Financial Results, Financial Reporting and Need for Financing

We have a history of operating losses and we expect our operating losses to continue for the foreseeable future.

We have generated limited revenue and have had operating losses since inception, including a net loss of approximately $15,567,000 for the nine months ended September 30, 2013. As of September 30, 2013 we had an accumulated deficit of approximately $109,469,000. We have no current sources of material ongoing revenue, other than potential future milestone payments and royalties under our current license and collaboration agreements. Our losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We also expect to have negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders’ equity, which may not be offset by future funding.

If we are not able to commercialize our product candidates, we may never generate sufficient revenue to achieve profitability, and even if we achieve profitability, we may not be able to sustain or increase it on a quarterly or annual basis. We expect our operating losses to continue and increase for the foreseeable future as we continue to expend substantial resources to conduct research and development, seek to obtain regulatory approval for Symphony, identify and secure collaborative partnerships, and manage and execute our obligations in current and possible future strategic collaborations.

In addition, existing financing sources may be unavailable or unwilling to provide financing in a timely fashion, including without limitation, our ability to receive funding from Platinum-Montaur Life Sciences, LLC (“Montaur”) in connection with our $20 million non-revolving draw credit facility with Montaur (the “Credit Facility”). Continued operating losses would impair our ability to continue operations. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. Our ability to continue as a going concern is dependent upon generating sufficient cash flow to conduct operations or obtaining additional financing. Continuation as a going concern is dependent upon achieving profitable operations and positive operating cash flows sufficient to pay all obligations as they come due. Our projected cash receipts from operations for the remainder of fiscal 2013 and fiscal 2014 are anticipated to be insufficient to finance our operations without obtaining additional funding from other sources. Historically, we have had difficulty in meeting our cash requirements. Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. There can be no assurances that we will obtain additional funding, reduce the level of historical losses and achieve successful commercialization of any of our product candidates. Any financing activity is likely to result in significant dilution to current stockholders.

We continue to require substantial amounts of capital, without which we will be unable to develop or commercialize our product candidates.

Our development efforts to date have consumed and will continue to require substantial amounts of capital in connection with the research and development of our Symphony CGM System. As we conduct more advanced development of our Symphony CGM System, we will need significant funding to complete our product development program and to pursue commercialization. Our ability to conduct our research, development and planned commercialization activities associated with our Symphony CGM System is highly dependent on our ability to obtain sufficient financing. During the course of our recently completed clinical trial, we identified a number of product enhancements that we want to incorporate into Symphony prior to the limited European market launch and the initiation of the FDA pivotal trial. We believe that these system modifications, which include training and user manual alterations to minimize user variability, development of an improved algorithm, a more consistent skin abrasion, and an adjusted warm-up period and calibration schedule, could potentially improve Symphony’s overall performance and usability. During the trial, we also identified interference with an IV formulation of acetaminophen, but not with the more commonly used oral formulation. We believe we have identified a solution for the interference issue, and are currently in the process of implementing the change. During the quarter ended September 30, 2013, we implemented a number of substantial cost reduction measures in ways that we believe will not diminish our ability to execute on our short-term objectives as part of a restructuring plan recommended by our Executive Chairman and Interim CEO and approved by our independent directors on September 30, 2013. This will be achieved through cost-cutting initiatives aimed at reducing future operating costs, particularly marketing and manufacturing expenditures and corporate general and administrative costs. While improving operating efficiency and containing costs are on-going priorities, we have targeted cost reductions across all aspects of our operations in both external spend and head count. On September 30, 2013, we implemented a staff reduction of approximately 33% of our workforce. As a result of these initiatives, the burn rate for the quarter ended December 31, 2013 is expected to decrease by approximately 35-40% from the quarterly burn rate experienced during the first three quarters of 2013. Our operating plan and capital requirements for 2014 will be significantly less than that of 2013, however, our capital requirements may vary from what we expect.

There are factors, a number of which are outside our control, that may accelerate our need for additional financing, including:

•	the costs, timing and risks of delay of obtaining regulatory approvals;

•	the expenses we incur in developing, selling and marketing Symphony;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the revenue generated by future sales of Symphony and any other future products that we may develop;

•	the rate of progress and cost of our clinical trials and other development activities;

•	the success of our research and development efforts;

•	the emergence of competing or complementary technological developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions; and

•	the inability to access existing financing sources, if any.

We expect to seek funding through public or private financings or from existing or new licensing and collaboration agreements; however, the market price of our common stock is highly volatile. Due to market conditions and the development status of Symphony, additional funding may not be available to us on acceptable terms, or at all.

In addition, existing financing sources may be unavailable or unwilling to provide financing in a timely fashion, including without limitation, our ability to receive funding from our $20 million non-revolving draw Credit Facility.

If we are unable to obtain additional financing or we are unable to access financing from existing or future financing sources in a timely fashion, we may not be able to meet our research, development and commercialization goals, which in turn could adversely affect our business.

We have significant intangible assets, and any impairment in the value of our intangibles could significantly impact our financial condition and results of operations.

Technology-related intangible assets, such as patents, drug master files and in-process research and development, represent a significant portion of our assets. As of September 30, 2013, these intangible assets comprised approximately 44% of our total assets. Intangible assets are subject to an impairment analysis whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Additionally, indefinite lived assets are subject to an impairment test at least annually. A significant portion of our intangible assets relates to our Durhalieve™ and AzoneTS™ pharmaceutical product candidates that we acquired in 2007. If we abandon or do not continue our efforts to develop these product candidates, the value of the related assets will become significantly impaired and we would be required to recognize the amount of the impairment as an expense on our statement of operations. Other events, such as our failure to maintain open Investigational New Drug applications with FDA, could also result in an impairment in the value of our intangible assets. As a result of the significance of our intangible assets, our results of operations in a future period would be negatively impacted should an impairment occur.

Risks Related to Our Operations, Business Strategy and Development of Our Product Candidates

Symphony is based on new technologies and may not be successfully developed or achieve market acceptance.

To date, the feasibility of Prelude has been tested for various applications, including continuous glucose monitoring and certain topical anesthetic applications. We have evaluated Symphony in a clinical setting for the continuous monitoring of glucose. Our product was tested on thirty-two (32) post-surgical patients in the critical care setting at four investigational sites.  Symphony met the primary safety and effectiveness endpoints of the trial which involved the continuous monitoring of glucose levels in the 32 subjects.  In the trial, Symphony monitored glucose levels with a MARD, or error rate, of 12.5%.  CG-EGA showed that 97.9% of the readings were clinically accurate (A) and 1.8% were benign (B) errors with a combined A+B categorization of 99.7%. There were no adverse events reported from the skin preparation or the Symphony CGM sensor session. The future development of Symphony will require substantial expenditures, including for feasibility studies, preclinical studies and clinical testing. Projected costs of this development are difficult to estimate, and they may change and increase frequently.

Our success is also dependent on further developing new and existing products and obtaining favorable results from preclinical studies and clinical trials, as well as satisfying regulatory standards and approvals required for the market introduction of our product candidates. There can be no assurance that we will not encounter unforeseen problems in the development of Symphony, or that we will be able to successfully address problems that do arise. There can be no assurance that any of our potential products will be successfully developed, be proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, or be eligible for third-party reimbursement from governmental or private insurers. Even if we successfully develop new products, there can be no assurance that those products will be successfully marketed or achieve market acceptance, or that expected markets will develop for such products. The degree of market acceptance will depend in part on our ability to:

•	establish and demonstrate to the medical community the clinical efficacy and safety of our current product candidates and any other product candidates we may develop;

•	create products that are superior to alternatives currently on the market; and

•	establish in the medical community the potential advantage of our product candidates over alternative available products.

In addition, because our product candidates are based on new technologies, they may be subject to lengthy sales cycles and may take substantial time and effort to achieve market acceptance, especially at hospitals, which typically have a lengthy and rigorous approval process for adopting new technologies. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or potential products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations would be materially adversely affected.

Our future success is dependent upon successful development of Symphony for the hospital critical care market.

We have completed the initial prototypes of Symphony and have conducted several feasibility human clinical studies, as well as a clinical study at several leading U.S. hospitals, which is intended to support our CE Mark Technical File for marketing in Europe. Although we believe the clinical rationale exists for Symphony for the critical care market, there can be no assurance that such a market will be established, or that we will be able to successfully develop a product that will prove effective for this market or gain market acceptance should such a market develop. Our Symphony product development process may take several years and will require substantial capital outlays. If the critical care market does not develop as we expect, or if we are unable to successfully develop Symphony for such market on a timely basis and within cost constraints, then our business and financial results will be materially adversely affected.

Our success will depend on our ability to attract and retain our key personnel.

We are highly dependent on our senior management team and the senior members of our product development team. Our success will depend on our ability to attract and retain qualified personnel to continue development of Symphony and operate our business, including senior management, scientists, clinicians, engineers and other highly-skilled personnel.  Patrick T. Mooney, M.D.’s employment with the Company, as Chairman and Chief Executive Officer, terminated effective September 27, 2013. Robert F. Doman currently serves as Executive Chairman and Interim Chief Executive Officer pursuant to the terms of a consulting agreement, but he is free to terminate that agreement at any time. Our Board of Directors has commenced a search for a new Chief Executive Officer. William Grieco, the Chairman of the Company’s Nominating and Corporate Governance Committee, is leading the search for Dr. Mooney’s replacement.  Competition for senior management personnel, as well as scientists, clinicians and engineers, is intense, and we may not be able to attract or retain qualified personnel. The loss of the services of members of our senior management team, scientists, clinicians or engineers could prevent the implementation and completion of our objectives, including the completion of development and commercialization of Symphony. The loss of a member of our senior management team or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We expect to expand our research and development, manufacturing, sales and marketing, product development and administrative operations as needed to support our goals and strategic objectives. Accordingly, recruiting and retaining personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly-skilled personnel, we may be unable to continue our development and commercialization activities.

We rely on third parties to develop, commercialize and manufacture Symphony.

We depend on collaborators, partners, licensees, contract research organizations, manufacturers and other third parties to support our efforts to develop and commercialize Symphony, to manufacture prototypes and clinical and commercial scale quantities of Symphony and we expect to rely on such third parties to market, sell and distribute any products we successfully develop.

We rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis; however, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, fail to ensure compliance by patients with clinical protocols or fail to comply with regulatory requirements, we will be unable to successfully complete these trials, which could prevent us from obtaining regulatory approvals for Symphony. Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the applicable regulatory authorities, and we may be unable to obtain regulatory approval for, or successfully commercialize, Symphony.

We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, collaborators, partners, licensees, clinical investigators, manufacturers and other third parties on favorable terms, if at all. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize Symphony, which will in turn adversely affect our business. We expect to expend substantial management time and effort to enter into relationships with third parties and, if we successfully enter into such relationships, to manage these relationships. In addition, substantial amounts of our expenditures may be paid to third parties in these relationships. We cannot control the amount or timing of resources our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion, if at all. In addition, our contract partners may abandon research projects and terminate applicable agreements prior to or upon the expiration of agreed-upon contract terms.

Disputes under key agreements or conflicts of interest with our scientific advisors, clinical investigators or other third-party collaborators could delay or prevent development or commercialization of our product candidates.

Any agreements we have or may enter into with third parties, such as collaborators, licensees, suppliers, manufacturers, clinical research organizations, clinical investigators or clinical trial sites, may give rise to disputes regarding the rights and obligations of the parties. Disagreements could develop over rights to ownership or use of intellectual property, the scope and direction of research and development, the approach for regulatory approvals or commercialization strategy. We intend to conduct research programs in a range of therapeutic areas, but our pursuit of these opportunities could result in conflicts with the other parties to these agreements that may be developing or selling products or conducting other activities in the same therapeutic areas. Any disputes or commercial conflicts could lead to the termination of our agreements, delay progress of our product development programs, compromise our ability to renew agreements or obtain future agreements, lead to the loss of intellectual property rights or result in costly litigation.

We collaborate with outside scientific advisors and collaborators at academic and other institutions that assist us in our research and development efforts. Our scientific advisors and collaborators are not our employees and may have other commitments that limit their availability to us. If a conflict of interest between their work for us and their work for another entity arises, we may lose their services and have difficulty in developing relationships with alternative scientific advisors and collaborators.

If future clinical studies or other articles are published, or critical care, diabetes or other medical associations announce positions that are unfavorable to Symphony, our efforts to obtain additional capital and our ability to obtain regulatory approval for Symphony may be negatively affected.

Future clinical studies or other articles regarding Symphony or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is clinically more effective or easier to use than Symphony, or that our product candidates are not as effective or easy to use as we claim. Additionally, critical care, diabetes or other medical associations that may be viewed as authoritative could endorse products or methods that compete with Symphony or otherwise announce positions that are unfavorable to Symphony. Any of these events may negatively affect our efforts to obtain additional capital and our ability to obtain regulatory approval for Symphony, which would result in a delay in our ability to obtain revenue from sales of Symphony.

We operate in the highly competitive medical device market and face competition from large, well-established companies with significantly more resources and, as a result, we may not be able to compete effectively.

The industry in which we operate is extremely competitive. Many companies, universities and research organizations developing competing product candidates have greater resources and significantly greater experience in financial, research and development, manufacturing, marketing, sales, distribution and regulatory matters than we have. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Our competitors could commence and complete clinical testing of their product candidates, obtain regulatory approvals, and begin commercial-scale manufacturing of their products faster than we are able to for Symphony. They could develop products that would render Symphony obsolete and noncompetitive. Our competitors may develop more effective or more affordable products or achieve earlier patent protection or product commercialization than we do. If we are unable to compete effectively against these companies, we may not be able to commercialize Symphony effectively or achieve a competitive position in the market. This would adversely affect our ability to generate revenues.

The market for glucose monitoring devices is particularly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Edwards Lifesciences Corporation, Optiscan Biomedical Corp., Maquet Critical Care AB, Medtronic, Inc. and A. Menarini Diagnostics S.r.l. have obtained CE Mark approvals which permit them to market their continuous or near-continuous glucose monitoring systems in a hospital setting in the European Union; however, no company has received FDA approval for a device for continuous glucose monitoring (CGM) in a hospital setting in the U.S. Glysure is also developing a CGM system for use in a hospital setting. Several companies are developing or currently marketing continuous glucose monitoring products for people with diabetes in the outpatient setting that will compete directly with Symphony. To date, Abbott Laboratories, DexCom, Inc., and Medtronic, Inc. have received FDA and CE Mark approvals for their continuous glucose monitors for people with diabetes. To our knowledge, the product originally developed and marketed by Abbott is no longer actively marketed in the United States. Becton Dickinson and Company, Roche Diagnostics U.S. and Senseonics are among those companies also developing CGM systems for people with diabetes in the outpatient setting.

Many of the companies developing or marketing competing glucose monitoring devices enjoy several competitive advantages, including:

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

•	significantly greater name recognition;

•	established relationships with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage; and

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products.

As a result, we may not be able to compete effectively against these companies or their products, which may adversely affect our operating results.

We may have significant product liability exposure, which may harm our business and our reputation.

We may face exposure to product liability and other claims if Symphony is alleged to have caused harm. Although we expect to obtain product liability insurance when we begin marketing our product, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost, if at all. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products or product candidates that we develop. If we are sued for any injury caused by our products, product candidates or processes, our liability could exceed our product liability insurance coverage and our total assets. Claims against us, regardless of their merit or potential outcome, would divert management resources and may also generate negative publicity or hurt our ability to obtain physician endorsement of our products or expand our business.

Potential long-term complications resulting from Symphony may not be revealed by our clinical experience to date.

If unanticipated long-term side effects were to result from the use of Symphony that we are developing or may develop, we could be subject to liability and Symphony offerings would not be widely adopted. We have limited clinical experience with repeated use of Symphony in the same patient. We cannot assure anyone that long-term use would not result in unanticipated complications. Furthermore, the interim results from our current preclinical studies and clinical trials may not be indicative of the clinical results obtained when we examine the patients at later dates. It is possible that repeated use of Symphony may result in unanticipated adverse effects.

Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

Our success and ability to compete are dependent, in part, upon our ability to establish and maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright and trademark law, trade secrets and nondisclosure agreements to protect our intellectual property; however, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing products that are similar to our product candidates.

We may in the future need to assert claims of infringement against third parties to protect our intellectual property. The outcome of litigation to enforce our intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of the litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, or are invalid or unenforceable, and could award attorney fees to the other party.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so, or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

We may be subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from commercializing our product candidates, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

As is generally the case in the medical device industry in which we operate, third parties may, in the future, assert infringement or misappropriation claims against us with respect to our current product candidates or any future products that we may develop. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain; therefore, we cannot be certain that we will not be found to have infringed the intellectual property rights of third parties or others. Our competitors may assert that they hold U.S. or foreign patents that cover our product candidates, technologies and/or the methods we employ in the use of Prelude and Symphony. This risk is exacerbated by the fact that there are numerous issued patents and pending patent applications relating to self-monitored glucose testing systems. Because patent applications may take years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There could also be existing patents of which we are unaware that one or more components of our system may inadvertently infringe. As the number of competitors in the market for continuous glucose monitoring and drug delivery systems grows, the possibility of inadvertent patent infringement by us, or a patent infringement claim against us, increases.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we obtain the right to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such rights on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. Even if we are able to redesign our products to avoid an infringement claim, we may not receive regulatory authority approval for such changes in a timely manner or at all. A court could also order us to pay compensatory damages and prejudgment interest for the infringement and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling or offering to sell our products, or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Risks Related to Regulatory Approvals and Government Regulation

If we are unable to obtain regulatory approval to market Symphony, our business will be adversely affected.

We cannot market any product candidate until we have completed all necessary preclinical studies and clinical trials and have obtained the necessary regulatory approvals from the FDA. Outside the United States, our ability to market any of our potential products is dependent upon receiving marketing approval from the appropriate regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the FDA approval or CE Marking process. If we are unable to receive regulatory approval, we will be unable to commercialize our product candidates, and we may need to cease or curtail our operations.

The regulatory approval process is costly and lengthy and we may not be able to successfully obtain all required regulatory approvals.

        The preclinical development, clinical trials, manufacturing, marketing and labeling of medical devices are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. We or our collaborators must obtain regulatory approval for Symphony before marketing or selling it. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. The FDA and foreign regulatory agencies have substantial discretion in the medical device approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if we obtain the necessary preclinical, clinical, and other data, regulatory approval applications are complex and extensive submissions that require significant time, resources, and expertise to put together.  If we encounter significant delays in the regulatory process that result in excessive costs, it may prevent us from continuing to develop Symphony. Any delay in obtaining, or failure to obtain, approvals would adversely affect the marketing of Symphony and our ability to generate product revenue. The risks associated with the approval process include:

•	failure of Symphony to meet a regulatory entity’s requirements for safety, efficacy and quality;

•	limitations on the indicated uses for which Symphony may be marketed;

•	imposition of post-market clinical studies or other post-market requirements;

•	preapproval inspections of our clinical trial data may uncover problems with the conduct of the clinical trials or the resulting data;

•	preapproval inspections of our contract manufacturing facilities may require us to undertake corrective actions;

•	unforeseen safety issues or side effects;

•	governmental or regulatory delays and changes in regulatory requirements and guidelines; and

•	post-marketing surveillance and studies.

If we are unable to successfully complete the preclinical studies or clinical trials necessary to support an application for regulatory approval, we will be unable to commercialize Symphony, which could impair our financial position.

Before submitting an application for regulatory approval for our products, we or our collaborators must successfully complete preclinical studies and clinical trials that we believe will demonstrate that our product is safe and effective for its intended use. Product development, including preclinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays and failure at any stage. Furthermore, the data obtained from the studies and trials may be inadequate to support approval of an application for regulatory approval. With respect to our medical device programs, we must obtain an Investigational Device Exemption (an “IDE”) prior to commencing additional clinical trials for Symphony. FDA approval of an IDE application permitting us to conduct testing does not mean that the FDA will consider the data gathered in the trial to be sufficient to support regulatory approval, even if the trial’s intended safety and efficacy endpoints are achieved.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials of our products that vary from country to country.

The commencement or completion of any of our clinical trials may be delayed or halted, or be inadequate to support regulatory approval for numerous reasons, including the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients do not comply with trial protocols;

•	patient follow-up is not at the rate we expect;

•	patients experience adverse side effects;

•	patients die during a clinical trial, even though their death may not be related to treatment using our product candidates;

•	institutional review boards (“IRBs”) and third-party clinical investigators may delay or reject our trial protocols;

•
third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the investigator agreements, clinical trial protocol, good clinical practices or other FDA, foreign regulatory authority or IRB requirements;

•	third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

•	regulatory inspections of our clinical trials or contract manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

•	changes in governmental regulations or administrative actions;

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

•	the FDA or foreign regulatory authority concludes that our trial design, conduct or results are inadequate to demonstrate safety and efficacy.

The results of preclinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA or foreign regulatory authority may disagree with our interpretation of the data from our preclinical studies and clinical trials. If the FDA or foreign regulatory authority concludes that the clinical trial design, conduct or results are inadequate to prove safety and efficacy, it may require us to pursue additional preclinical studies or clinical trials, which could further delay the approval of our products. If we are unable to demonstrate the safety and efficacy of our product candidates in our clinical trials, we will be unable to obtain regulatory approval to market our products. The data we collect from our current clinical trials, our preclinical studies and other clinical trials may not be sufficient to support FDA or foreign regulatory authority approval.

If we, our contract manufacturers or our component suppliers fail to comply with the FDA’s quality system regulations, the manufacturing and distribution of our products could be interrupted, and our operating results could suffer.

We, our contract manufacturers and our component suppliers are required to comply with the FDA’s and foreign regulatory authority’s quality system regulations, as applicable, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. For our products that require FDA premarket approval prior to marketing, a successful preapproval inspection of the manufacturing facility will be required. For marketed products, the regulatory authorities enforce their quality system regulations through periodic unannounced inspections. We cannot assure anyone that our facilities or our contract manufacturers’ or component suppliers’ facilities would pass any future quality system inspection. If our or any of our contract manufacturers’ or component suppliers’ facilities fails a quality system inspection, the approval of our product candidates could be delayed and/or the manufacturing or distribution of marketed products could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of our packaging and labeling operations or the manufacturing operations of our contract manufacturers, or a recall of our products. If any of these events occur, we may not be able to provide our customers with the products they require on a timely basis, our reputation could be harmed and we could lose customers, any or all of which may have a material adverse effect on our business, financial condition and results of operations.

Our products could be subject to recall, cessation of marketing, or other corrective action even if we receive regulatory clearance or approval, which would harm our reputation, business and financial results.

The FDA and similar governmental bodies in other countries have the authority to require a product recall, cessation of marketing, or other corrective action if we or our contract manufacturers fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. A government-mandated recall, cessation of marketing, or other corrective action could occur if the regulatory authority finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall, cessation of marketing, or other corrective action by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall, cessation of marketing, or other corrective action would divert management attention and financial resources, harm our reputation with customers and adversely affect our business, financial condition and results of operations.

We conduct business in a heavily regulated industry, and if we fail to comply with applicable laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare and related industries are subject to extensive federal, state, local and foreign laws and regulations, including those relating to:

•	billing for services;

•	financial relationships with physicians and other referral sources;

•	inducements and courtesies given to physicians and other health care providers and patients;

•	labeling products;

•	quality of medical equipment and services;

•	confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•	medical device reporting;

•	false claims; and

•	professional licensure.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

In addition, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts or adversely impacts our operations.

We are not aware of any governmental healthcare investigations involving our executives or us; however, any future healthcare investigations of our executives, our managers or us could result in significant liabilities or penalties to us, as well as adverse publicity.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as supplemented by the Health Information Technology for Economic and Clinical Health Act. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of Symphony for unapproved off-label uses.

If the FDA or a foreign regulatory authority determines that our promotional materials or training constitutes promotion of Symphony for an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or training materials to constitute promotion of Symphony for an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Risks Related to Our Common Stock

Our principal stockholders own a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Our executive officers, directors and principal stockholders holding at least 5% of our outstanding shares of common stock and, assuming the exercise and conversion of all currently outstanding exercisable and convertible securities, own approximately 25% of our outstanding capital stock on an as-converted basis. Accordingly, these stockholders may continue to have significant influence over our affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price of our common stock, because an investor could perceive disadvantages in owning stock of a company with a concentration of ownership. This concentration of ownership could also have the effect of delaying or preventing a change in our control.

On August 20, 2013, Montaur, our largest shareholder, sent an open letter to our Board of Directors containing a number of proposals, including a change in our board composition and a potential partnership opportunity for the development and manufacturing of Symphony in China.  On September 5, 2013, we responded privately to Montaur’s open letter.  Since that time, we have since held productive meetings with Montaur to discuss, amongst other matters, the proposals outlined in the communication.

Furthermore, as long as the purchasers in our January 2007 strategic private placement own at least 20% of the shares they purchased in that transaction, that group of purchasers has the right to designate one director for election to our Board of Directors (our “Board”). None of our current directors has been so designated, as the purchasers are not currently exercising their designation rights and have not contacted us to demonstrate that they still hold at least 20% of the shares they purchased in the January 2007 financing.

Securities we issue to fund our operations could dilute our stock or otherwise adversely affect our stockholders.

We will likely need to raise substantial additional funds through public or private equity or debt financings to fund our operations. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. If we raise funds by issuing equity securities, the percentage ownership of current stockholders may be significantly reduced, including as a result of any issuance of warrants, and the new equity securities may have rights, preferences or privileges senior to those of our existing stockholders. If we raise additional funds through debt financing, the debt may involve significant cash payment obligations, the issuance of warrants, or covenants that could restrict our ability to operate our business and make distributions to our stockholders.

Substantial sales of shares, or the perception that such sales may occur, could adversely affect the market price of our common stock and our ability to issue equity securities in the future.

If stockholders sell substantial amounts of our common stock, or the market perceives that any such sales may occur, the market price of our common stock could decline.

Our stock price is volatile and may fluctuate in the future, and you could lose all or a substantial part of your investment.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which we cannot control. For example, between January 1, 2013 and November 26, 2013, our common stock has closed between a low price of $2.11 and a high price of $13.40 (as adjusted to give effect to the 1-for-10 reverse stock split effected on June 7, 2013). Among the factors that could cause material fluctuations in the market price for our common stock are:

•	changes in the regulatory status of Symphony;

•	the success or failure of the development and clinical testing of Symphony;

•	our ability to successfully raise capital to fund our continued operations;

•	our ability to enter into and maintain successful collaborative arrangements with strategic partners for research and development, clinical testing, and sales and marketing;
•	additions or departures of key personnel;

•	our financial condition, performance and prospects;

•	the depth and liquidity of the market for our common stock;

•	sales of large blocks of our common stock by officers, directors or significant stockholders;

•	investor perception of us and the industry in which we operate;

•	changes in securities analysts’ estimates of our financial performance or product development timelines;

•	general financial and other market conditions and trading volumes of similar companies; and

•	domestic and international economic conditions.

The broad market fluctuations may adversely affect the market price of our common stock. In addition, fluctuations in our stock price may make our stock attractive to momentum traders, hedge funds or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction.

Our stockholder derivative action and other potential securities litigation could divert management’s attention and harm our business, and our insurance coverage may not be sufficient to cover all costs and damages.

 In August 2013, a stockholder derivative action was filed against us, our directors and certain of our officers.  See “Business — Legal Proceedings.”  In addition, historically, companies have often faced securities litigation following periods of volatility in the market price of their securities. We may become involved in additional litigation. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, or for a change in the composition of our Board or management to occur, even if doing so would benefit our stockholders. These provisions include:

•	dividing our Board into three classes, only one of which is elected at each annual meeting of stockholders;

•	limiting the removal of directors by the stockholders; and

•	limiting the ability of stockholders to call a special meeting of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We have never paid dividends and we do not anticipate paying any dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not intend to declare any dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. In addition, the Credit Facility prohibits the payment of cash dividends without the consent of Montaur, our lender under the Credit Facility. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tane book value per share of the common stock you purchase.

Since the public offering price per unit is expected to be higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to assumed sale of 3,225,806 units in this offering at an assumed public offering price of $4.65 per unit (the last reported sale price of our common stock on November 26, 2013), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and attributing no value to the warrants, if you purchase units in this offering, you will suffer immediate and substantial dilution of approximately $3.33 per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock.  See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock or other securities convertible into or exchangeable for our common stock. Sales of additional shares of our common stock would dilute your pro rata ownership and could result in further dilution of your investment.

Our outstanding options and warrants and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of November 26, 2013, there were outstanding stock options to purchase approximately 1,309,001 shares of our common stock at a weighted-average exercise price of $5.32 per share and outstanding warrants to purchase approximately 1,027,393 shares of common stock at a weighted-average exercise price of $20.60 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

We have registered with the SEC the resale of shares of our common stock held by certain stockholders or underlying securities exercisable or convertible into shares of our common stock held by certain holders of such securities. The availability of these shares for public resale, as well as any actual resale of these shares, could adversely affect the trading price of our common stock.

There is no public market for the warrants being sold in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. We do not intend to apply for listing of any such warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to the shares of our common stock issuable upon such exercise. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder with respect to such shares of our common stock only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units offered by this prospectus will be approximately $     million,  assuming the sale by us of 3,225,806 units at an assumed public offering price of $4.65 per unit (the last reported sale price of our common stock on November 26, 2013) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. We currently intend to use the net proceeds of this offering for general corporate purposes, including the further development of our Symphony CGM System.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Pending use of the net proceeds, we intend to invest these net proceeds in interest-bearing, investment-grade securities.

A $1.00 increase (decrease) in the assumed public offering price of $           per unit would increase (decrease) the expected net cash proceeds of the offering to us by approximately $           million. A          increase (decrease) in the number of units sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $            million.

COMMON STOCK PRICE RANGE

Our Common Stock is currently traded through the NASDAQ Capital Market (NASDAQ) and is quoted under the trading symbol “ECTE”. Previously, our Common Stock was traded through the OTC Bulletin Board (OTCBB) through June 28, 2011, when our Common Stock was approved to be traded on NASDAQ as of June 29, 2011.

The following table sets forth the range of high and low closing bid prices per share for our Common Stock for the periods indicated as reported by the OTCBB in 2011 and high and low closing sale prices per share for our Common Stock for the periods indicated as reported by NASDAQ in 2011, 2012 and 2013, as adjusted for a 1-for-10 reverse stock split effected on June 7, 2013.

Year Ended December 31, 2011:	High	Low
First Quarter	$47.20	$14.90
Second Quarter	$46.50	$30.80
Third Quarter	$41.00	$27.30
Fourth Quarter	$31.70	$20.00

Year Ended December 31, 2012:	High	Low
First Quarter	$22.90	$17.70
Second Quarter	$20.70	$15.70
Third Quarter	$17.80	$14.00
Fourth Quarter	$16.00	$9.30

Year Ended December 31, 2013:	High	Low
First Quarter	$13.40	$6.70
Second Quarter	$7.80	$2.39
Third Quarter	$3.26	$2.22
Fourth Quarter (Through November 26, 2013)	$4.65	$2.11

The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The closing price of our Common Stock as reported by NASDAQ on November 26, 2013 was $4.65 per share. There are 157 common stockholders of record as of November 26, 2013.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. In addition, the credit facility we entered into with Platinum-Montaur Life Sciences, LLC (“Montaur”) on August 31, 2012, pursuant to which Montaur made a non-revolving draw credit facility available to us in the initial amount of $5 million prohibits the payment of cash dividends without the consent of Montaur. Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

DILUTION

If you purchase any of the units offered by this prospectus, you will experience dilution to the extent of the difference between the offering price per unit you pay in this offering and the net tangible book value per share of our common stock immediately after this offering, assuming no value is attributed to the warrants included in the units.  Our net tangible book value as of September 30, 2013 was approximately $0.40 per share of our common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 10,699,990 shares, which was the number of shares of our common stock outstanding as of September 30, 2013.

Dilution in net tangible book value per share represents the difference between the amount per unit paid by purchasers in this offering, attributing no value to the warrants included in the units, and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the assumed sale by us of 3,225,806 units in this offering at an assumed public offering price of $4.65 per unit (the last reported sale price of our common stock on November 26, 2013), assuming no value is attributed to the warrants included in the units, and after deducting estimated underwriting discounts and commissions and expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $18,334,000 million, or approximately $1.32 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.92 per share to our existing stockholders and an immediate dilution of approximately $3.33 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per unit		$4.65
Net tangible book value per share as of September 30, 2013	$0.40
Increase per share attributable to new investors	$0.92

As adjusted net tangible book value per share after this offering		$1.32

Dilution per share to new investors		$3.33

Investors that acquire additional shares of common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

The information in the table above is based on 10,699,990 shares of common stock outstanding as of September 30, 2013 and gives effect to a 1-for-10 reverse stock split effected on June 7, 2013, assumes no exercise of the warrants offered hereby, and excludes, as of such date:

•	997,419 shares of common stock issuable upon the conversion of 9,974.185 shares of our Series C Convertible Preferred Stock;

•	300,600 shares of common stock issuable upon the conversion of 3,006,000 shares of our Series D Convertible Preferred Stock;

•	349,668 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $12.45 per share;

•	1,050,454 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $20.46 per share; and

•	9,427,772 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan.

To the extent that outstanding options or warrants are exercised, preferred stock is converted to common stock or new options are issued under our equity incentive plan, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that the additional capital is raised through the sale of common stock or securities convertible or exchangeable into common stock, such issuance could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto, and the financial and other information included elsewhere in this prospectus. The matters discussed herein contain forward-looking statements that involve risks and uncertainties based on assumptions about our future business. Our actual results may differ from those contained in the forward-looking statements and such differences may be material as a result of a number of factors. Please carefully read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

General

We are a medical device company with expertise in advanced skin permeation technology. We are developing our Symphony® CGM System (“Symphony”) as a non-invasive, wireless continuous glucose monitoring (“CGM”) system for use in hospital critical care units. The Prelude® SkinPrep System (“Prelude”), a component of our Symphony CGM System, allows for enhanced skin permeation that will enable extraction of analytes such as glucose.

Regular monitoring of blood glucose levels is rapidly becoming a preferred procedure by hospital critical care personnel to achieve tight glycemic control and ensure improved patient outcomes.  Clinical studies have demonstrated that intensive insulin therapy and frequent glucose monitoring to maintain tight glycemic control (“TGC”) significantly reduces patient mortality, complications and infection rates, as well as hospital stays, services and overall hospital costs.    Most intensive care units (“ICUs”) in the United States have protocols in place for tight glycemic control regardless of whether they have diabetes. We believe that a non-invasive, needle-free CGM system, such as Symphony, will save valuable nursing time and expense by avoiding the need for frequent blood glucose sampling, in addition to providing more clinically  relevant,  real-time glucose level and trending information that is needed to develop better control algorithms for insulin administration. We have evaluated Symphony in a clinical setting at several leading U.S. hospitals for the continuous monitoring of glucose.

In November 2013 we completed a multi-center clinical study designed to evaluate the performance of our Symphony CGM System in thirty-two (32) post-surgical patients in the critical care setting at four investigational sites. Symphony met the primary safety and effectiveness endpoints of the trial which involved the continuous monitoring of glucose levels in the 32 subjects.  In the trial, Symphony monitored glucose le with a mean absolute relative difference (MARD), or error rate, of 12.5%. The Continuous Glucose-Error Grid Analysis (CG-EGA) showed that 97.9% of the readings were clinically accurate (A) and 1.8% were benign (B) errors with a combined A+B categorization of 99.7%. Using over 630 Symphony CGM glucose readings paired with reference blood glucose measurements in thirty-two (32) study subjects, CG- EGA showed that 97.9% of the readings were clinically accurate and 1.8% were benign errors, with a combined A+B value of 99.7% range of glucose values was 49 - 324 mg/dL.  At the conclusion of the study period, the prepared skin sites were inspected for redness other undesirable effects immediately following sensor removal, and again 7 days after sensor removal. There were no adverse events reported from the skin preparation or the Symphony CGM sensor session.  Accurate readings result in the same clinical decision based on the CGM value versus the blood glucose value.  Benign errors lead to the same clinical outcome as accurate readings even though the actual clinical decision may differ.  Erroneous readings lead to clinical errors.  CGM performance is measured as the sum of a readings and benign errors.  Safety was assessed using a five point dermatological scale immediately after sensor removal and again seven days post sensor removal.

Recent Management Changes

On August 26, 2013, we announced that Robert F. Doman will serve as our Executive Chairman and Interim Chief Executive Officer pursuant to a consulting agreement and that our then current Chief Executive Officer, President and Chairman of the Board, Dr. Patrick Mooney, would be taking an immediate leave of absence.

On September 28, 2013, Dr. Mooney’s employment as Chief Executive Officer and President was terminated effective as of September 27, 2013.  Accordingly, the Employment Agreement by and between us and Dr. Mooney dated September 14, 2007 (the “Employment Agreement”) was terminated as of September 27, 2013.  Neither Dr. Mooney’s termination nor the termination of the Employment Agreement resulted in any severance payments or severance benefits.

Cost Reduction Initiatives

During the quarter ended September 30, 2013, we implemented a number of substantial cost reduction measures in ways that we believe will not diminish our ability to execute on our short-term objectives as part of a restructuring plan recommended by our Executive Chairman and Interim CEO and approved by our independent directors on September 30, 2013. This will be achieved through cost-cutting initiatives aimed at reducing future operating costs, particularly marketing and manufacturing expenditures and corporate general and administrative costs. While improving operating efficiency and containing costs are on-going priorities, we have targeted cost reductions across all aspects of our operations in both external spend and head count. On September 30, 2013, we implemented a staff reduction of approximately 33% of our workforce. As a result of these initiatives, our costs for the quarter ended December 31, 2013 are expected to decrease by approximately 35-40% from the quarterly costs experienced during the first three quarters of 2013.

Research and Development

We believe that ongoing research and development efforts are essential to our success. A major portion of our operating expenses to date is related to our research and development activities. R&D expenses generally consist of internal salaries and related costs, and third-party vendor expenses for product design and development, product engineering and contract manufacturing. In addition, R&D costs include regulatory consulting, feasibility product testing (internal and external) and conducting nonclinical and clinical studies. R&D expenses were approximately $9,995,000 for the nine months ended September 30, 2013 and $8,671,000 for the year ended December 31, 2012. We intend to maintain our strong commitment to R&D as an essential component of our product development efforts. Licensed or acquired technology developed by third parties may be an additional source of potential products; however, our ability to raise sufficient financing may impact our level of R&D spending.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As of September 30, 2013, we had cash of approximately $6,068,000, working capital  of approximately $3,603,000, and an accumulated deficit of approximately $109,467,000.  Through September 30, 2013, we have not been able to generate sufficient revenues from our operations to cover our costs and operating expenses.  Although we have been able to raise capital through a series of Common Stock public offerings in order to fund our operations, it is not known whether we will be able to continue this practice, or be able to obtain other types of financing to meet our future cash operating expenses.  Additional financing is necessary to fund operations in 2014 and beyond.  We are currently pursuing various financing options; however, no assurances can be given as to the success of these plans.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates and judgments for all assets and liabilities, including those related to stock-based compensation expense, intangible assets, other long-lived assets, and the fair value of stock purchase warrants classified as derivative liabilities. We base our estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to the consolidated financial statements included elsewhere in this prospectus.  We believe the critical accounting policies discussed below are those most important for an understanding of our financial condition and results of operations and require our most difficult, subjective or complex judgments.

We believe that full consideration has been given to all relevant circumstances that we may be subject to, and the consolidated financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

Intangible Assets and Other Long-Lived Assets — We record intangible assets at acquisition date fair value. In connection with our acquisition of Durham Pharmaceuticals Ltd., a North Carolina corporation doing business as Echo Therapeutics, Inc. (the “ETI Acquisition”), in September 2007, intangible assets related to contractual arrangements were amortized over the estimated useful life of 3 years which ended in 2010.  Intangible assets related to technology are expected to be amortized on a straight-line basis over the period ending 2019 when the underlying patents expire and will commence upon revenue generation.

Accounting for Impairment and Disposal of Long-Lived Assets — We review intangible assets subject to amortization annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that would indicate impairment and trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If the carrying value of an asset exceeds its undiscounted cash flows, we write-down the carrying value of the intangible asset to its fair value in the period identified.

For purposes of this analysis, we estimate our cash flows using a projection period not exceeding ten years, market size based on estimated market share, estimated costs to complete product development, operating expenses and a blended tax rate. Generally, cash flow forecasts for purposes of impairment analysis are prepared on a consistent basis and methodology as those used to initially estimate the intangible asset’s fair value.

If the carrying value of assets is determined not to be recoverable, we record an impairment loss equal to the excess of the carrying value over the fair value of the assets. Our estimate of fair value is based on the best information available to us, in the absence of quoted market prices.

We generally calculate fair value as the present value of estimated future cash flows that we expect to generate from the asset using the income approach. Significant estimates included in the discounted cash flow analysis as consistent with those described above are used except that we introduce a risk-adjusted discount rate. The risk-adjusted discount rate is estimated using a weighted-average cost of capital analysis. If the estimate of an intangible asset’s remaining useful life is changed, we amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. For other long-lived assets, we evaluate quarterly whether events or circumstances have occurred that indicate that the carrying value of these assets may be impaired.

Share-based Payments — We record share-based payments at fair value. The grant date fair value of awards to employees and directors, net of expected forfeitures, is recognized as expense in the statement of operations over the requisite service period. The fair value of options is calculated using the Black-Scholes option pricing model. This option valuation model requires input of assumptions including, among others, the volatility of our stock price, the expected life of the option and the risk-free interest rate. We estimate the volatility of our stock price using historical prices. We estimate the expected life of our option using the average of the vesting period and the contractual term of the option. The estimated forfeiture rate is based on historical forfeiture information as well as subsequent events occurring prior to the issuance of the financial statements. Because our stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, the existing model may not necessarily provide a reliable single measure of fair value of our stock options.

Derivative Instruments — We generally do not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase Common Stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, we reclassify the fair value to equity.

Revenue Recognition — To date, we have generated revenue primarily from licensing agreements, including upfront, nonrefundable license fees, and from amounts reimbursed by licensees for third-party engineering services for product development. We recognize revenue when the following criteria have been met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred and risk of loss has passed;
•	the price to the buyer is fixed or determinable; and
•	collectability is reasonably assured.

In addition, when evaluating multiple element arrangements, we consider whether the components of the arrangement represent separate units of accounting. Multiple elements are divided into separate units of accounting if specified criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. Otherwise, the applicable revenue recognition criteria are applied to combined elements as a single unit of accounting.

We typically receive upfront, nonrefundable payments for the licensing of our intellectual property upon the signing of a license agreement. We believe that these payments generally are not separable from the payments we receive for providing research and development services because the license does not have stand-alone value from the research and development services we provide under these agreements. Accordingly, we account for these elements as one unit of accounting and recognize upfront, nonrefundable payments as revenue on a straight-line basis over its contractual or estimated performance period. Revenue from the reimbursement of research and development efforts is recognized as the services are performed based on proportional performance adjusted from time to time for any delays or acceleration in the development of the product. We estimate the performance period based on the contractual requirements of its collaboration agreements. At each reporting period, we evaluate whether events warrant a change in the estimated performance period.

Other Revenue includes amounts earned and billed under the license and collaboration agreements for reimbursement for research and development costs for contract engineering services. For the services rendered, principally third-party contract engineering services, the revenue recognized approximates the costs associated with the services.

Recently Issued Accounting Pronouncements

None.

Results of Operations

Comparison of the Three Months ended September 30, 2013 and 2012

Licensing Revenue — We signed two licensing agreements during fiscal year 2009, each with a minimum term of ten years, that required non-refundable license payments by the licensees. The non-refundable license payments received in cash totaled $1,250,000 across both transactions. We are recognizing the non-refundable payments as revenue on a straight-line basis over our contractual or estimated performance period. Periodically, we have adjusted our amortization period for revenue recognition for each of our license arrangements to reflect a revision in the estimated timing of regulatory approval.  We determined that approximately $23,000 and $31,000 of licensing revenue was recognizable in the three months ended September 30, 2013 and 2012, respectively.

Other Revenue — We retain contract engineering and development services in connection with our product development for one of our licensees and such costs are reimbursed by that licensee and recorded as other revenue.  The costs from the contract engineering services are included in research and development expenses on the Statements of Operations. There was no markup on the contract engineering services recorded as other revenue.  We did not have any such other revenue during the three months ended September 30, 2013, and 2012, respectively.

Research and Development Expenses — Research and development expenses increased by approximately $617,000, or 29%, to approximately $2,756,000 for the three months ended September 30, 2013 from approximately $2,139,000 for the three months ended September 30, 2012. R&D expenses increased primarily as a result of increased engineering and design expenses incurred with outside contractors and personnel relating to Prelude and Symphony.

R&D expenses for Prelude and Symphony amounted to approximately 56% and 59% of total operating expenses during the three months ended September 30, 2013 and 2012, respectively.  For the three months ended September 30, 2013, expenses consisted of primarily development, clinical and manufacturing of $2,274,000, $240,000 and $157,000, respectively.  For the three months ended September 30, 2012, expenses consisted of primarily development, clinical and manufacturing of $2,037,000, $87,000 and $7,000, respectively.

Selling, General and Administrative Expenses — Selling, general and administrative expenses increased by approximately $684,000, or 45%, to approximately $2,192,000 for the three months ended September 30, 2013 from approximately $1,508,000 for the three months ended September 30, 2012.

Selling, general and administrative expenses represented 44% and 41% of total operating expenses during the three months ended September 30, 2013 and 2012, respectively. We are not engaged in selling activities and, accordingly, general and administrative expenses relate principally to salaries and benefits for our executive, financial and administrative staff, public company costs, investor relations, legal, accounting, public relations, capital-raising and facilities.  We have also begun prelaunch marketing and manufacturing activities and added related personnel, which accounts for much of the increase period over period to date.

Interest Income — Interest income was approximately $900 and $600 for each of the three months ended September 30, 2013 and 2012, respectively.

Interest Expense — Interest expense was approximately $242,000 and $89,000 for the three months ended September 30, 2013 and 2012, respectively.  The increase in interest expense in 2013 is related to our Credit Facility with Montaur.  The 2013 interest expense represents the amortization of deferred financing costs for the fair value of the Commitment Warrant issued pursuant to the loan agreement.

Gain (Loss) on Revaluation of Derivative Warrant Liability — Changes in the fair value of derivative financial instruments are recognized in the Consolidated Statement of Operations as a derivative gain or loss. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock. The loss on revaluation of the derivative warrant liability for the three months ended September 30, 2013 and 2012 was approximately $70,000 and $400,000, respectively.

Net Loss — As a result of the factors described above, we had a net loss of approximately $5,237,000 for the three months ended September 30, 2013 compared to approximately $4,265,000 for the three months ended September 30, 2012.

Comparison of the Nine Months ended September 30, 2013 and 2012

Licensing Revenue — We signed two licensing agreements during fiscal year 2009, each with a minimum term of ten years, that required non-refundable license payments by the licensees. The non-refundable license payments received in cash totaled $1,250,000 across both transactions. We are recognizing the non-refundable payments as revenue on a straight-line basis over our contractual or estimated performance period. Periodically, we have adjusted our amortization period for revenue recognition for each of our license arrangements to reflect a revision in the estimated timing of regulatory approval.  We determined that approximately $68,000 and $93,000 of licensing revenue was recognizable in the nine months ended September 30, 2013 and 2012, respectively.

Other Revenue — We retain contract engineering and development services in connection with our product development for one of our licensees and such costs are reimbursed by that licensee and recorded as other revenue.  The costs from the contract engineering services are included in research and development expenses on the Statements of Operations. There was no markup on the contract engineering services recorded as other revenue.  We did not have any such other revenue during the nine months ended September 30, 2013, and 2012, respectively.

Research and Development Expenses — Research and development expenses increased by approximately $4,264,000, or 74%, to approximately $9,995,000 for the nine months ended September 30, 2013 from approximately $5,731,000 for the nine months ended September 30, 2012. R&D expenses increased primarily as a result of increased engineering and design expenses incurred with outside contractors and personnel relating to Prelude and Symphony.

R&D expenses for Prelude and Symphony amounted to approximately 60% and 55% of total operating expenses during the nine months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013, expenses consisted of primarily development, clinical and manufacturing of $8,358,000, $1,082,000 and $383,000, respectively. For the nine months ended September 30, 2012, expenses consisted of primarily development, clinical and manufacturing of $5,219,000, $459,000 and $21,000, respectively.

Selling, General and Administrative Expenses — Selling, general and administrative expenses increased by approximately $1,888,000, or 40%, to approximately $6,590,000 for the nine months ended September 30, 2013 from approximately $4,702,000 for the nine months ended September 30, 2012.

Selling, general and administrative expenses represented 40% and 45% of total operating expenses during the nine months ended September 30, 2013 and 2012, respectively. We are not engaged in selling activities and, accordingly, general and administrative expenses relate principally to salaries and benefits for our executive, financial and administrative staff, public company costs, investor relations, legal, accounting, public relations, capital-raising and facilities.  We have also begun prelaunch marketing and manufacturing activities and added related personnel, which accounts for much of the increase period over period to date.

Interest Income — Interest income was approximately $3,000 and $5,000 for each of the nine months ended September 30, 2013 and 2012, respectively.

Interest Expense — Interest expense was approximately $3,658,000 and $5,000 for the nine months ended September 30, 2013 and 2012, respectively. The increase in interest expense in 2013 is related to our Credit Facility with Montaur. This interest expense is primarily comprised of $2,879,000 in unamortized debt discount that was recognized at the prepayment of all outstanding draws on March 1, 2013. An additional $726,000 in interest expense represents the amortization of deferred financing costs for the fair value of the Commitment Warrant issued pursuant to the loan agreement. The remaining $53,000 in interest expense represents the interest incurred in 2013 on the $3,000,000 loan prior to its repayment.

Gain (Loss) on Revaluation of Derivative Warrant Liability — Changes in the fair value of derivative financial instruments are recognized in the Consolidated Statement of Operations as a derivative gain or loss. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock. The gain on revaluation of the derivative warrant liability for the nine months ended September 30, 2013 and 2012 was approximately $4,606,000 and $201,000, respectively.

Net Loss — As a result of the factors described above, we had a net loss of approximately $15,567,000 for the nine months ended September 30, 2013 compared to approximately $10,405,000 for the nine months ended September 30, 2012.

Cost Reductions — During the quarter ended September 30, 2013, we implemented a number of substantial cost reduction measures in ways that we believe will not diminish our ability to execute on our short-term objectives as part of a restructuring plan approved by our independent directors on September 30, 2013. This is being achieved through cost-cutting initiatives aimed at reducing future operating costs, particularly marketing and manufacturing expenditures and corporate general and administrative costs. While improving operating efficiency and containing costs are on-going priorities, we targeted cost reductions across all aspects of our operations in both external spend and head count. On September 30, 2013, we implemented a staff reduction of approximately 33% of our workforce. As a result of these initiatives, our costs for the quarter ended December 31, 2013 are expected to decrease by approximately 35-40% from the quarterly costs experienced during the first three quarters of 2013.

Comparison of the Years ended December 31, 2012 and 2011

Licensing Revenue — We signed two licensing agreements during fiscal year 2009, each with a minimum term of ten years, that required non-refundable license payments by the licensees. The non-refundable license payments received in cash totaled $1,250,000 across both transactions. We are recognizing the non-refundable payments as revenue on a straight-line basis over our contractual or estimated performance period. During 2012 and 2011, we adjusted our amortization period for revenue recognition for each of our license arrangements to reflect a revision in the estimated timing of regulatory approval (or clearance).  Accordingly, we determined that approximately $5,000 and $302,000 of licensing revenue was recognizable in years ended December 31, 2012 and 2011, respectively.  Approximately $90,000 is recognizable over the next 12 months and is shown as current deferred revenue.  Approximately $90,000 is recognizable as revenue beyond the 12 month period and is classified as non-current.

Other Revenue — We retain contract engineering and development services in connection with our product development for one of our licensees and such costs are reimbursed by that licensee and recorded as other revenue.  We did not have any such other revenue during the year ended December 31, 2012. We recognized approximately $145,000 related to these contract engineering services during the year ended December 31, 2011. The costs from the contract engineering services are included in research and development expenses on the Statements of Operations. There was no markup on the contract engineering services recorded as other revenue.

Research and Development Expenses — Research and development expenses increased by approximately $4,875,000, or 128%, to approximately $8,671,000 for the year ended December 31, 2012 from approximately $3,796,000 for the year ended December 31, 2011. R&D expenses increased primarily as a result of increased engineering and design expenses incurred with outside contractors and personnel relating to Prelude and Symphony.

R&D expenses for Prelude and Symphony amounted to approximately 58% and 44% of total operating expenses during the years ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012, expenses consisted of primarily development, clinical and manufacturing of $8,029,000, $575,000 and $28,000, respectively.  For the year ended December 31, 2011, expenses consisted of primarily development, clinical and manufacturing of $3,298,000, $367,000 and $26,000, respectively.

Selling, General and Administrative Expenses — Selling, general and administrative expenses increased by approximately $1,468,000, or 30%, to approximately $6,374,000 for the year ended December 31, 2012 from approximately $4,906,000 for the year ended December 31, 2011. We have experienced increases in personnel costs, legal costs, investor relations, travel and other expenses related to the addition of the corporate office and staff in Philadelphia.

Selling, general and administrative expenses represented 42% and 56% of total operating expenses during the years ended December 31, 2012 and 2011, respectively. We are not engaged in selling activities and, accordingly, general and administrative expenses relate principally to salaries and benefits for our executive, financial and administrative staff, public company costs, investor relations, legal, accounting, public relations, capital-raising costs and facilities costs.

Interest Income — Interest income was approximately $5,000 for the years ended December 31, 2012 and 2011, respectively.

Interest Expense — Interest expense was approximately $505,000 and $14,000 for the years ended December 31, 2012 and 2011, respectively.  The increase in interest expense in 2012 is due to activities related to our Credit Facility with Platinum-Montaur.  The $505,000 in interest consists of $323,000 in amortization through December 31, 2012 on deferred financing costs from the $4,840,000 fair value of the Commitment Warrant issued pursuant to the loan agreement.  An additional $121,000 is the accretion through December 31, 2012 of the $3,000,000 debt discount recorded for the three warrants issued for each of the draws on the Credit Facility.  The remaining $61,000 relates to the accrued interest on the $3,000,000 note outstanding at a rate of 10% per annum, compounded monthly.  The interest expense for the year ended December 31, 2011 consists mainly of $12,000 in non-cash interest expense relating to short-term promissory notes then outstanding.

Debt Financing Costs — We have incurred debt financing costs as a result of our Loan Agreement with Montaur. On September 14, 2012, the Company submitted a draw request to Montaur in the amount of $3,000,000 in the form required by the Loan Agreement (the “September Request”).  The Company received this $3,000,000 in fundings by mid-November 2012. In accordance with the Loan Agreement and as a result of funding received from Montaur, the Company issued to Montaur three warrants concurrent with each of the three funding dates.  The fair value of warrants issued was determined to be approximately $3,455,000 at issuance.  Of this amount, $3,000,000 was treated as a debt discount and is being accreted to interest expense over the term of the Note issued pursuant to the Loan Agreement.  The excess of the fair value of the warrants over the amount drawn under the note payable of approximately $455,000 was expensed at issuance and recorded as debt financing costs in the Consolidated Statement of Operations for the year ended December 31, 2012.  No such costs were recorded in 2011.

Gain (Loss) on Revaluation of Derivative Warrant Liability — Changes in the fair value of the derivative financial instruments are recognized in the Consolidated Statement of Operations as a derivative gain or loss. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying Common Stock. The gain on revaluation of the derivative warrant liability for the year ended December 31, 2012, was approximately $3,684,000. The loss on revaluation of the derivative warrant liability for the year ended December 31, 2011 was approximately $1,763,000.

Net Loss Applicable to Common Shareholders — As a result of the factors described above, we had a net loss applicable to common shareholders of approximately $12,332,000 for the year ended December 31, 2012 compared to approximately $16,722,000 for the year ended December 31, 2011.

Liquidity and Capital Resources

We have financed our operations since inception primarily through sales of our Common Stock and preferred stock, the issuance of convertible promissory notes, draws from the Credit Facility, unsecured and secured promissory notes, non-refundable payments received under license agreements, and cash received in connection with exercises of Common Stock options and warrants.  As of September 30, 2013, we had approximately $6,068,000 of cash and cash equivalents, with no other short term investments.  During the nine months ended September 30, 2013, in two public Common Stock offerings in January 2013 and June 2013, we raised approximately $21,965,000, after deducting underwriting discounts and other offering expenses payable by the Company.  At the time of the January 2013 offering, we stated our intention to use a portion of the net proceeds of the offering to prepay the outstanding balance of the Note we issued to Montaur in connection with the Credit Facility.  As of March 1, 2013, the balance under the Note was $3,113,366, which was comprised of $3,000,000 of principal and $113,366 of accrued and unpaid interest.  We paid the balance under the Note to Montaur in full on March 1, 2013.  The Credit Facility could provide an additional $17,000,000 in future financing, a substantial portion of which is subject to the successful achievement of certain clinical and regulatory milestones, provided we remain eligible to make draws in accordance with the Loan Agreement.  At this time, we have no plans to utilize the Credit Facility to fund our future operations.

Net cash used in operating activities was approximately $16,154,000 for the nine months ended September 30, 2013.  The use of cash in operating activities was primarily attributable to the net loss of approximately $15,567,000, adjusted for non-cash items and changes in assets and liabilities.

Net cash used in investing activities was approximately $487,000 for the nine months ended September 30, 2013.  Cash of approximately $250,000 was used in increasing restricted cash held in escrow under a letter of credit for the benefit of a vendor during the nine month period ended September 30, 2013.  Also, cash of approximately $237,000 was used to purchase furniture, equipment and leasehold improvements during the nine months ended September 30, 2013.

Net cash provided by financing activities was approximately $18,963,000 for the nine months ended September 30, 2013.  We received approximately $21,965,000 from our two public Common Stock offerings, offset by the repayment of the entire $3,000,000 principal balance of our Note issued to Montaur in connection with our Credit Facility.

At September 30, 2013, we had outstanding warrants to purchase 1,050,454 shares of Common Stock at exercise prices ranging from $6.00 per share to $30.00 per share.  If exercised in full, these could future provide cash proceeds to the Company of approximately $21,497,000.

We continue to aggressively pursue additional financing from existing relationships (current and prior stockholders, investors and lenders) and from new investors through placement agents and investment bankers to support operations, including our product and clinical development programs.

We endeavor to manage our costs aggressively and increase our operating efficiencies while advancing our medical device product development and clinical programs. During the quarter ended September 30, 2013, we implemented a number of substantial cost reduction measures in ways that we believe will not diminish our ability to execute on our short-term objectives as part of a restructuring plan recommended by our Executive Chairman and Interim CEO and approved by our independent directors on September 30, 2013. See “— Overview — Cost Reduction Initiatives.”  In addition, during the nine months ended September 30, 2013, we managed our medical device product development, clinical and operating costs while pursuing necessary funding. In order to advance our product and clinical development programs, establish contract manufacturing, pursue CE Marking and FDA approval for Symphony and support our operating activities, our monthly operating costs associated with salaries and benefits, regulatory and public company, consulting, contract engineering and manufacturing, legal and other working capital costs may increase. In the past, we have relied primarily on raising capital or issuing debt in order to meet our operating budget needs and to achieve our business objectives, and we plan to continue that practice in the future. Although we have been successful in the past with raising sufficient capital to conduct our operations, we will continue to vigorously pursue additional financing as necessary to meet our business objectives; however, there can be no guarantee that additional capital will be available in sufficient amounts on terms favorable to us, if at all.

Our ability to fund our future operating requirements will depend on many factors, including the following:

•	our ability to obtain funding from third parties, including any future collaborative partners, on reasonable terms;
•	our ability to meet milestones and draw on the Credit Facility with Montaur;
•	our progress on research and development programs;
•	the time and costs required to gain regulatory approvals;
•	the costs of manufacturing, marketing and distributing our products, if successfully developed and approved;
•	the costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;
•	the status of competing products; and
•	the market acceptance and third-party reimbursement of our products, if successfully developed and approved.

Our future product and clinical development programs and regulatory activities are dependent on obtaining additional funding from investors or lenders. Without sufficient funding for our programs, our plan to obtain regulatory approval for Symphony and other product candidates may be delayed.

Facilities, Property and Equipment — We conduct our operations primarily in leased facilities located in Philadelphia, Pennsylvania and Franklin, Massachusetts and have executed leases through May 31, 2017 and October 31, 2017, respectively, for each main operating facility.  We have also executed a lease for residential space for use as a corporate apartment in Franklin, Massachusetts through July 24, 2014.  Our property and equipment includes laboratory equipment, office furniture, computer equipment and leasehold improvements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including unrecorded derivative instruments that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We have a large number of warrants and stock options outstanding but we do not expect to receive sufficient proceeds from the exercise of these instruments unless and until the trading price of our Common Stock is significantly greater than the applicable exercise prices of the options and warrants for a sustained period of time.

Effect of Inflation and Changes in Prices

We do not believe that inflation and changes in prices will have a material effect on our operations.

BUSINESS

Company Overview

We are a medical device company with expertise in advanced skin permeation technology. We are developing our Symphony® CGM System (“Symphony”) as a non-invasive, wireless continuous glucose monitoring (“CGM”) system for use in hospital critical care units. The Prelude® SkinPrep System (“Prelude”), a component of our Symphony CGM System, allows for enhanced skin permeation that enables extraction of analytes such as glucose.

Regular monitoring of blood glucose levels is rapidly becoming a preferred procedure by hospital critical care personnel to achieve tight glycemic control and ensure improved patient outcomes.  Clinical studies have demonstrated that intensive insulin therapy and frequent glucose monitoring to maintain tight glycemic control (“TGC”) significantly reduces patient mortality, complications and infection rates, as well as hospital stays, services and overall hospital costs.    Most intensive care units (“ICUs”) in the United States have protocols in place for tight glycemic control regardless of whether they have diabetes. We believe that a non-invasive, needle-free CGM system, such as Symphony, will save valuable nursing time and expense by avoiding the need for frequent blood glucose sampling, in addition to providing more clinically relevant, real-time glucose level and trending information that is needed to develop better control algorithms for insulin administration. We have evaluated Symphony in a clinical setting at several leading U.S. hospitals for the continuous monitoring of glucose.

In November 2013, we completed a multi-center clinical study designed to evaluate the performance of our Symphony CGM System in thirty-two (32) post-surgical patients in the critical care setting at four investigational sites. Symphony met the primary safety and effectiveness endpoints of the trial which involved the continuous monitoring of glucose levels.  In the trial, Symphony monitored glucose levels with a MARD, or error rate, of 12.5%. Using over 630 Symphony CGM glucose readings paired with reference blood glucose measurements in thirty-two (32) study subjects, the CG-EGA showed that 97.9% of the readings were clinically accurate (A) and 1.8% were benign (B) errors, with a combined A+B value of 99.7%. The range of glucose values was 49 - 324 mg/dL.  At the conclusion of the study period, the prepared skin sites were inspected for redness other undesirable effects immediately following sensor removal, and again 7 days after sensor removal. There were no adverse events reported from the skin preparation or the Symphony CGM sensor session.

Recent Events

On August 26, 2013, we announced that Robert F. Doman will serve as our Executive Chairman and Interim Chief Executive Officer pursuant to a consulting agreement and that our then current Chief Executive Officer, President and Chairman of the Board, Dr. Patrick Mooney, would be taking an immediate leave of absence.

On September 28, 2013, Dr. Mooney’s employment as Chief Executive Officer and President was terminated effective as of September 27, 2013.  Accordingly, the Employment Agreement by and between us and Dr. Mooney dated September 14, 2007 was terminated as of September 27, 2013.  Neither Dr. Mooney’s termination nor the termination of his Employment Agreement resulted in any severance payments or severance benefits.

During the quarter ended September 30, 2013, we implemented a number of substantial cost reduction measures in ways that we believe will not diminish our ability to execute on our short-term objectives as part of a restructuring plan approved by our independent directors on September 30, 2013. This is being achieved through cost-cutting initiatives aimed at reducing future operating costs, particularly marketing and manufacturing expenditures and corporate general and administrative costs. While improving operating efficiency and containing costs are on-going priorities, we targeted cost reductions across all aspects of our operations in both external spend and head count. On September 30, 2013, we implemented a staff reduction of approximately 33% of our workforce. As a result of these initiatives, our costs for the quarter ended December 31, 2013 are expected to decrease by approximately 35-40% from the quarterly costs experienced during the first three quarters of 2013.

Medical Device Products

Continuous Glucose Monitoring

    Our lead medical device program is Symphony, a non-invasive (needle-free), wireless, continuous glucose monitoring system designed to provide reliable, real-time glucose data conveniently, continuously and cost-effectively. The Symphony CGM System incorporates our Prelude skin preparation device, transdermal sensor, wireless transmitter and data display monitor.

    Prelude has been developed as a safe, effective, easy-to-use and low-cost transdermal skin preparation device for Symphony to enhance access to the interstitial fluids and enhance the flow of molecules across the protective membrane of the stratum corneum. Prelude incorporates our patented micro abrasion technology into a hand-held device used to prepare a small area of the skin (approximately 6mm in diameter). The non-invasive sensor is applied to this prepared area in order to measure the interstitial glucose levels.

    The key feature of our Prelude System is our patented feedback mechanism, which allows us to achieve optimal skin preparation for our transdermal   sensing   technologies. Prelude’s   proprietary, patented feedback control mechanism consists   of   software,   a microprocessor controlled circuit and measuring electrodes. While Prelude is in operation, the circuit measures the real-time electrical conductivity of the prepared skin site compared with the subject’s intact skin site. Prelude turns off automatically when the conductivity measurement reaches the effective output as established by the software, thus producing individualized and optimized skin preparation. As a result, Prelude only removes the outermost layer of the epidermis, the stratum corneum, which is about 0.01 mm thick and consists of only dry, dead skin cells. With the advantages of our proprietary feedback control mechanism, we believe the skin permeation process is safe, effective, and pain-free. To date, the feasibility of Prelude has been tested in humans for various applications, including continuous glucose monitoring and certain topical anesthetic applications.

    After the skin is prepared, the electro-chemical glucose sensor is placed on the prepared site. and a one-hour warm-up period is initiated.  Following this warm-up period and an initial blood glucose calibration, the monitor then begins to display continuous glucose data every minute.  The glucose sensor uses glucose oxidase to generate a continuous current that is proportional to the concentration of blood glucose in the vessels beneath the epidermis. The signals are then wirelessly transmitted to a remote monitor. The monitor, calibrated periodically with a reference blood glucose measurement, converts the data to a glucose measurement based on the reference value. The monitor displays glucose readings and rates of increase and decrease, and also contains customizable early- warning alarms for hypo- or hyperglycemia. In addition to testing the feasibility of Symphony in critical care patients and patients with diabetes, we recently evaluated Symphony in a clinical setting for the continuous monitoring of glucose in post-surgical critical care patients.  Data from the most recent clinical study will be used to support the CE Mark Technical File for marketing approval in Europe.

    During 2009, we entered into a license agreement with Handok Inc. (“Handok”), a pharmaceutical/healthcare company in Korea with a core business focus in diabetes, cardiovascular, oncology, human vaccines, medical devices, diagnostics and consumer health. Under the terms of the agreement, we granted Handok the right to develop, market, sell and distribute Symphony to medical facilities and individuals in South Korea.

Drug Delivery

    We believe Prelude may also have applications in the transdermal drug delivery market. We believe that the localized removal of the stratum corneum created by Prelude may potentially provide a safe and cost effective skin permeation process for the delivery of various topical pharmaceuticals. We believe our Prelude skin permeation process has the potential to increase skin permeation up to 100 times greater than untreated skin, perhaps making it possible to deliver a wide array of large molecule drugs.

    During 2009, we entered into a licensing agreement with Ferndale Pharma Group, Inc. (“Ferndale”), a group of companies that specialize in the development, manufacture, distribution and marketing of various dermatologic products. Under the terms of the agreement, we granted Ferndale the right to develop, market, sell and distribute Prelude for skin preparation prior to the application of topical anesthetics or analgesics prior to a wide range of needle-based medical procedures. In addition to the original territory of North America and the United Kingdom,  the license agreement  was amended  in 2012 to cover South America,  Australia,  New Zealand, Switzerland and portions of the European Community. This partnership allows our skin permeation technology platform to be combined with Ferndale’s leadership in the topical anesthetic market.

Specialty Pharmaceutical Products

    Our transdermal drug reformulation platform, Azone, is also a highly effective penetration enhancer at low concentration levels. When combined with Azone, the penetration of numerous FDA-approved drugs is improved from two to more than twenty fold. We believe that Azone has the potential to expand the number of drugs that can be delivered transdermally in a wide variety of therapeutic categories. Our most advanced drug candidate is Durhalieve™, an AzoneTS formulation of triamcinolone acetonide, a widely-used, medium potency corticosteroid approved by the FDA for treatment of corticosteroid-responsive dermatoses. Durhalieve has completed Phase 3 clinical trials and, in order to obtain FDA approval, we must satisfy certain clinical and manufacturing development requirements outlined by the FDA when they last reviewed the Durhalieve New Drug Application.

Recent Clinical Results

    We have conducted several feasibility human clinical studies in the Symphony CGM System, as well as a recent clinical study at several leading U.S. hospitals, which is intended to support our CE Mark Technical File for marketing in Europe.

    During the recent clinical study, Symphony was tested on thirty-two (32) post-surgical patients in the critical care setting at four investigational sites.  Symphony met the primary safety and effectiveness endpoints of the trial which involved the continuous monitoring of glucose levels.  In the trial, Symphony monitored glucose levels with a mean absolute relative difference (MARD), or error rate, of 12.5%.  The Continuous Glucose-Error Grid Analysis (CG-EGA) showed that 97.9% of the readings were clinically accurate (A) and 1.8% were benign (B) errors with a combined A+B categorization of 99.7%. There were no adverse events reported from the skin preparation or the Symphony CGM sensor session.

    During the course of the recent clinical trial, we identified a number of product enhancements that we plan to incorporate into Symphony prior to the limited European market launch and the initiation of the FDA pivotal trial. During the trial, which was the first trial incorporating all three components of the currently configured Symphony CGM System, we identified some system modifications that could potentially improve overall performance and usability, including training and user manual alterations to minimize user variability, development of an improved algorithm, a more consistent skin abrasion, and an adjusted warm-up period and calibration schedule. During the same trial, we also identified interference with an IV formulation of acetaminophen, but not with the more commonly used oral formulation. We believe we have identified a solution for the interference issue, and are currently in the process of implementing the change. We believe that once we have made these product improvements, we should be prepared for a limited European market launch. We also realize that there is a higher level of review and scrutiny from the FDA for approval, and based on our meeting with the FDA in late October, we believe that these enhancements will better prepare us for a positive pivotal trial, and ultimately, pre-market approval, or PMA, filing.

Market Opportunities

Symphony CGM System

Hospital Critical Care Market

    Up to 90% of all critically ill patients have been found to have hyperglycemia, which contributes to poor patient outcomes, even if the patients have no previous history of diabetes. Clinical studies have demonstrated that intensive insulin therapy and frequent glucose monitoring to maintain tight glycemic control (“TGC”) significantly reduces patient mortality, complications and infection rates, as well as hospital stays, services and overall hospital costs.

Regular monitoring of blood glucose levels is rapidly becoming a preferred procedure performed by hospital critical care personnel to achieve tight glycemic control and ensure improved patient outcomes. Most intensive care units (“ICUs”) in the United States have protocols in place for tight glycemic control for all ICU patients, regardless of whether they have diabetes. A growing body of scientific research has validated the use of tight glycemic control in the critical care setting, and continuous glucose monitoring has been evaluated as a means to optimize glucose control in critically ill patients. A 2010 study in critically ill patients demonstrated that CGM devices are highly sensitive to detecting rapid glucose excursions and yielded significantly lower rates of hypoglycemic events. Medicare’s “no-pay” guideline for complications associated with hypo- and hyperglycemic glucose levels, and their addition to the list of Hospital Acquired Conditions (“HAC”), has driven a movement to institute tighter glycemic controls.

We believe Symphony has the potential to offer a non-invasive, wireless, CGM solution for use in the rapidly emerging hospital critical care market. Today, standard practice by critical care nurses is to periodically measure blood glucose at the patient’s bedside. The work associated with tight glycemic control is burdensome and costly. According to a study completed by the American Journal of Critical Care (“AJCC”), up to two hours of direct nursing time is spent per patient per day for tight glycemic control, based on hourly blood glucose monitoring. European studies have demonstrated similar findings. The daily cost of tight glycemic control in the United States is estimated to be $200 per patient. We believe that a non-invasive, needle-free CGM system such as Symphony will save valuable nursing time and expense by avoiding the need for frequent blood glucose sampling, in addition to providing more clinically relevant, real-time glucose level and trending information that is needed to develop better control algorithms for insulin administration.

Competition

The industry in which we operate is extremely competitive. We expect that any products that we develop will compete primarily on the basis of product efficiency, safety, patient convenience, reliability, availability and price; however, there can be no assurance that we will successfully develop technologies and products that are more effective, safer, more convenient, more reliable, more readily available or more affordable than those being developed by our current and future competitors.

The market for glucose monitoring devices is particularly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Edwards Lifesciences Corporation, Optiscan Biomedical Corp., Maquet Critical Care AB, Medtronic, Inc. and A. Menarini Diagnostics S.r.l. have obtained CE Mark approvals which permit them to market their continuous or near-continuous glucose monitoring systems in a hospital setting in the European Union; however, no company has received FDA approval for a device for CGM in a hospital setting. Glysure is also developing a CGM system for use in a hospital setting.

The diabetes testing market is largely composed of blood glucose meters and test strips.  Products from Roche, Johnson & Johnson, Bayer and Abbott Laboratories comprise approximately 90% of the diabetes testing market.  These competitors’ products read blood glucose levels via a small blood sample placed on a test strip that is inserted into a glucose meter.  We believe single-point finger stick devices provide limited information because patients only get single blood glucose values.  Furthermore, these devices can be painful, difficult to use, and inconvenient.  These limitations create an opportunity for a painless, continuous glucose monitoring system that can provide blood glucose trends and is easy to use.

Several companies are developing or currently marketing continuous glucose monitoring products for people with diabetes in the outpatient setting that will compete directly with Symphony. To date, Abbott Laboratories, DexCom, Inc., and Medtronic, Inc. have received FDA and CE Mark approvals for their continuous glucose monitors for people with diabetes. To our knowledge, the product originally developed and marketed by Abbott is no longer actively marketed in the United States. Becton Dickinson and Company, Roche Diagnostics U.S. and Senseonics are among those companies also developing CGM systems for people with diabetes in the outpatient setting. Researchers are currently working to combine continuous glucose monitoring devices and insulin pumps to form a closed-loop system in which people with diabetes continuously receive insulin through an infusion pump based on the frequent glucose measurements provided by CGM.

We believe Symphony has the following competitive advantages against other currently marketed CGM systems:

•
Symphony is needle-free.  There are currently no CGM products on the market that are needle-free.  It reduces the risk of infection and cross contamination in the hospital setting.  In the outpatient market, it reduces any pain associated with current CGM technologies that use needles to insert the sensor; and

•	Symphony can wirelessly transmit data up to 50 feet away making it an ideal solution for the hospital. Some other products on the market are wired or have shorter ranges.

Government Regulation

Government authorities in the United States, at the federal, state and local level, the European Union, and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing, export and import of products such as those we are developing. In the United States, pharmaceuticals, biologics and medical devices are subject to rigorous FDA regulation under the Federal Food, Drug, and Cosmetic Act ("FD&CA"). Federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, import, export, record keeping, approval, marketing, advertising, promotion and post-market surveillance of our potential products. Product development and approval within this regulatory framework takes a number of years and involves significant uncertainty combined with the expenditure of substantial resources.

FDA Pre-Market Approval and Clearance Processes for Medical Devices

The FDA classifies medical devices as Class I, II, or III, according to the level of patient risk associated with the device.  Class I devices represent the lowest risk devices, Class II devices include moderate risk devices, and Class III devices include the highest risk devices.  The classification of a device determines the degree of FDA regulation applicable to the device, including premarket review requirements.

Nearly all Class I and some Class II devices are exempt from FDA premarket review requirements.  Most Class II, medical devices require the submission and FDA clearance of a 510(k) premarket notification before they can be legally marketed in the United States.  Class III devices generally require the submission and FDA approval of a premarket approval application (“PMA”) before they may be marketed in the United States.

510(k) Clearance

Class II devices generally require the submission of a 510(k) premarket notification to the FDA, prior to marketing.  In the 510(k) submission, the applicant must demonstrate to the FDA’s satisfaction that the subject device  is substantially equivalent to a legally marketed “predicate” device. A predicate device is a device that has previously been cleared by FDA through the 510(k) premarket notification process or that pre-dates the 1976 Medical Device Amendments to the FD&CA.  A device is considered substantially equivalent to the predicate device if it has the same intended use as the predicate, and it also has either the same technological characteristics as the predicate or, if the product has different technological characteristics, the information submitted in the premarket notification demonstrates that the differences do not affect safety or effectiveness. Marketing may not commence unless and until the FDA issues a 510(k) premarket notification clearance letter. Under the FD&CA, the FDA has 90 days to review a 510(k) premarket notification.  However, actual review time for a 510(k) may be longer, as the FDA may issue a request for additional information from the 510(k) applicant, which stops the review clock.

PMA

If a medical device is a Class III device, the FDA must approve a PMA before marketing can begin. PMA applications must demonstrate, among other matters, that there is reasonable assurance that the medical device is safe and effective for its intended use. The PMA approval process is more onerous and comprehensive than the 510(k) process and usually requires pre-clinical, animal, and extensive clinical study data, and manufacturing information. The target review period for a PMA is 180 days, although actual review time may be longer if, for example, the FDA requests additional information from the applicant.  FDA requests for additional studies during the review period are not uncommon and can significantly delay approvals. The FDA may also convene an advisory panel to review the PMA and provide a recommendation, which would further extend the review period.  Further, before the FDA will approve a PMA, the manufacturer must pass a pre-approval inspection demonstrating its compliance with the requirements of the FDA’s quality system regulations.  Even if the FDA approves a PMA, the FDA may impose post-market requirements, such as a post-market clinical study or patient registry, which may be costly.

In order to obtain approval for marketing clearance for Symphony in the U.S., we will be required to file a PMA that demonstrates the safety and effectiveness of the product.

Clinical Studies

The FDA requires that clinical studies involving investigational devices (i.e., devices that do not yet have 510(k) clearance or PMA approval) be conducted in accordance with its Investigational Device Exemption (“IDE”) regulations.  These regulations include requirements for sponsor oversight and monitoring, record-keeping, reporting, informed consent, and investigational device labeling.  Clinical studies on “significant risk” devices (as that term is defined in the IDE regulations) require the submission and FDA approval of an IDE application before the study can begin.  In addition, clinical studies generally require prior approval from an institutional review board (“IRB”) and are subject to continuing IRB oversight.

Additional FDA Regulations

A number of other FDA requirements apply to medical device manufacturers and importers. Device manufacturers and importers must register and list their device products with the FDA.  In addition, device manufacturers and importers are required to report to the FDA certain adverse events and product malfunctions, as well as device recalls and other field actions conducted to reduce a risk to health.  The FDA also prohibits an approved or cleared device from being marketed for unapproved or uncleared uses. Our product labeling, promotion and advertising will be subject to continuing FDA regulation. Manufacturers must comply with the FDA’s quality system regulations, which establish extensive requirements for quality control, design controls, and manufacturing procedures.

A device manufacturer must ensure compliance with all of the above requirements prior to marketing its medical device in the United States.  The FDA periodically inspects facilities to ascertain compliance with these and other requirements. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance. Failure to comply with the applicable regulatory requirements may subject us to a variety of administrative and judicially imposed sanctions, including withdrawal of an approval or clearance, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and civil and criminal penalties against us or our officers, directors or employees. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Other U.S. Regulation

From time to time, federal legislation is drafted, introduced and passed in the United States that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance documents are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

We must also comply with numerous federal, state and local laws relating to matters. We cannot be sure that we will not be required to incur significant costs to comply with these laws and regulations in the future or that these laws or regulations will not hurt our business, financial condition and results of operations.

International Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of Symphony. Whether or not we obtain FDA approval for Symphony, we must obtain approval of Symphony by the comparable regulatory authorities of foreign countries before we can commence marketing Symphony in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.  There is a trend toward harmonization of quality system standards among the European Union, United States, Canada, and various other industrialized countries.

The primary regulatory environment in Europe is that of the European Union which includes most of the major countries in Europe.  Companies are required to obtain CE Mark prior to sale of some medical devices within the European Union and in other countries that recognize the CE Mark.  Before we can sell our medical device in Europe, we must obtain CE Marking certification and place a CE Mark on our product. The CE Marking for medical devices is not a quality mark. It is a legally binding statement by the manufacturer that their product has met all of the requirements of the Medical Devices Directive (MDD 93/42/EEC).  Echo expects to CE Mark Symphony as a Class IIb device.

The steps to CE Marking as a Class IIb device are as follows:

•	Compile a medical device CE Marking Technical File with evidence of compliance to the Medical Devices Directive;

•
Pass an MDD Audit conducted by a an accredited organization recognized by the European Union to audit quality systems and test devices to ensure compliance with applicable standards and directives (“Notified Body”);

•	Receive a medical device CE Mark certificate from a Notified Body; and

•	Appoint a European Authorized Representative if the company has no physical location in Europe.

Only after these CE Marking requirements are satisfied are we allowed to place the CE Marking on our medical device.

Echo has obtained ISO 13485:2003 certification in order to demonstrate compliance with the International Organization for Standardization’s manufacturing and quality standards.  In order for us to market our products outside of the European Union, regulatory approval needs to be sought on a country-by-country basis.  Failure to obtain necessary foreign government approvals or successfully comply with foreign regulations could hurt our business, financial condition and results of operations.

Research and Development

We believe that ongoing research and development, or R&D, efforts are essential to our success.  A major portion of our operating expenses to date is related to our research and development activities. R&D expenses generally consist of internal salaries and related costs, and third-party vendor expenses for product design and development, product engineering and contract manufacturing. In addition, R&D costs include regulatory consulting, feasibility product testing (internal and external) and conducting nonclinical and clinical studies. R&D expenses were approximately $9,995,00 and $5,731,000 for the nine months ended September 30, 2013 and 2012, respectively, and 8,671,000, $3,796,000 and $2,579,000 for the years ended December 31, 2012, 2011 and 2010, respectively.  We intend to maintain our strong commitment to R&D as an essential component of our product development efforts. Licensed or acquired technology developed by third parties may be an additional source of potential products; however, our ability to raise sufficient financing may impact our level of R&D spending.

Manufacturing

We have contracted with several engineering and product design firms related to the final product development of Symphony. If Symphony is approved, we believe that qualified suppliers and manufacturers for the Symphony CGM System will continue to be available in the future, at a reasonable cost to us, although there can be no assurance that this will be the case. At this time, our policy is to use third-party manufacturers that comply with the FDA’s GMP requirements and other rules and regulations prescribed by domestic and foreign regulatory authorities.

We are currently manufacturing Symphony at third-party manufacturers and suppliers to meet the research, testing and clinical study volume requirements. We rely on outside suppliers for most of the components, sub-assemblies, and various services used in the manufacture of the Symphony CGM System. Many of these suppliers are sole-source suppliers. We may not be able to quickly establish additional or replacement suppliers for our single-source components, especially after our products are commercialized, in part because of the regulatory body approval process and because of the custom nature of certain components. Any supply interruption from our suppliers or failure to obtain alternate suppliers for any of the components could limit our ability to manufacture our systems, and could have a material adverse effect on our business.

Generally, all outside suppliers produce the components and finished devices to our specifications and, in many instances, to our designs.  Our suppliers are audited periodically by our Quality Department to ensure conformity with our policies and procedures and the specifications for Symphony. We anticipate that our Quality Department will be integrated into our suppliers’ manufacturing processes, enabling them to inspect or test our devices at various steps in the manufacturing cycle to facilitate compliance with Symphony’s stringent specifications. Our Quality management system has been certified to the ISO 13485 requirements by TÜV SÜD, our notified body. As we continue to pursue marketing approval for Symphony, certain processes utilized in the manufacture and test of our devices will be verified and validated as required by the FDA and other regulatory bodies. As a medical device manufacturer and distributor, our manufacturing facilities and the facilities of our suppliers and sterilizer will be subject to periodic inspection by the FDA and other applicable regulatory bodies.

We periodically evaluate opportunities to develop an effective global supply chain that is compliant, stable and able to accommodate projected product demands in an efficient and cost-effective manner. We assess these opportunities to best meet the needs of our future customers, products and company objectives. We intend to engage in an ongoing assessment process to ensure that we maintain the manufacturing resources necessary to successfully execute our business strategy.

Sales and Marketing

In order to increase awareness of our Symphony CGM System and generate demand for its use in the hospitals, we will conduct a series of pre-launch and launch activities.  These include exhibiting Symphony at various tradeshows, conducting education symposia at tradeshows, conducting clinical studies with leading key opinion leaders, publishing results of clinical studies, conducting promotional programs at local meetings, developing promotional materials for sales reps to use with clinicians in order to outline the benefits of Symphony.

Key opinion leader development is an integral part of our pre-launch marketing plan.  We have held introductory discussions with dozens of global key opinion leaders in both the critical care and outpatient diabetes arenas and will continue to do so.  We have also conducted protocol development discussions with several key opinion leaders to support conducting clinical studies in both surgical and medical ICU patients in several European countries in 2014.

Tradeshow exhibition and symposia are expected to be integral parts of the commercialization efforts.  We expect to be present at a number of medical meetings and conventions to conduct various types of awareness building, data presentation, and promotional activities as appropriate given Symphony’s regulatory approval status at the time of the meeting.  A more significant presence at meetings later in the year is expected.

We expect to file our CE Technical File to obtain marketing approval for Symphony in Europe by the end of 2013.  Following the completion of some product enhancements, we will amend its technical file and subsequently conduct a “limited launch”.  This will entail introducing Symphony to select clinicians and purchasing managers at hospitals in the UK and potentially one additional market.  The focus of the “limited launch” will be to ensure that the commercial operations, such as initial training and technical support, are optimized to support a more comprehensive launch in Europe and other markets honoring CE Mark (e.g., Australia).  The limited launch will utilize a small number of key account managers (KAMs) who will focus initially on academic medical centers and high volume hospitals with significant intensive care capacity.  They will also focus on key opinion leader (KOL) development.  This early real-world experience will also be leveraged to augment the promotional campaign before translations for other markets will occur.

We anticipate that we will augment a small, direct field force that will be focused on medical education and market development efforts through either a partnership with a medical device company or one or more distributors in Europe.  These additional outside sales reps will possess technical skills and an ability to successfully navigate promotion, distribution and fulfilment in the hospital marketplace.

We believe that Symphony will be purchased by hospitals as a product to help in caring for their ICU patients. Many of these patients are expected to be post-surgical patients recovering in the critical care unit up to several days. Some ICU patients may only be in ICU for one day and might only use one Symphony sensor. Other patients may be in the ICU for several days and could benefit from multiple days of Symphony usage. The pricing for Symphony and the daily sensors will vary depending on the country, the hospital, and the number of units being purchased.

Before a hospital signs a long-term agreement for a large number of Symphony CGM Systems, it is expected that they will want to “pilot” the use of Symphony in their ICU in a controlled fashion. This might entail using a small number of Symphony CGM Systems for several months. Assuming the clinicians involved in the hospitals “pilot” phase are satisfied with the performance of the system, and the terms of the agreement are reasonable to the hospital purchasing manager / administration, a more substantial agreement could then be signed and implemented. As such, adoption of Symphony is anticipated to occur over a period of several months.

Intellectual Property

Our success depends in part on our ability to establish and maintain the proprietary nature of our technology through a combination of patent, copyright and other intellectual property laws, trade secrets, non-use and non-disclosure agreements and other measures to protect our proprietary rights.  We maintain a comprehensive U.S. and international portfolio of intellectual property that we consider to be of material importance in protecting our technologies.  As of November 15, 2013, we have 9 issued U.S. patents and at least 70 issued foreign patents, and we have 12 U.S. patent applications and approximately 25 foreign patent applications pending.  We believe it may take up to five years, and possibly longer, for our pending U.S. patent applications to result in issued patents.  Our pharmaceutical patents and medical device patents begin expiring in 2019.

Through our patents and patent applications, we seek to protect our product concepts for continuous glucose monitoring.  The intellectual property surrounding our Symphony CGM System focuses on, among other things, the hydrogel for glucose sensing, our methods and materials related to the measurement of body fluids using the hydrogel and the associated biosensor, and skin permeation control.  We have also patented the formulation and manufacturing process for Durhalieve, our lead pharmaceutical candidate.  We believe that these patents provide considerable protection from new entrants, and we focus our patent coverage only on aspects of our technologies that we feel will be significant and that could provide barriers to entry for our competition worldwide.  Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for such products and technologies.  As a result, we intend to continue our practice of filing patent applications covering newly developed products and technologies.

We believe that our patent portfolio provides us with sufficient rights to develop and market our proposed commercial products; however, our patent applications may not result in issued patents, and any patents that have been issued or may issue in the future may not adequately protect our intellectual property rights. In addition, our patents may not be upheld. Any patents issued to us may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that does not infringe upon our patents.

In addition to our patent portfolio, we also rely upon trade secrets, technical know-how and continuous innovation to develop our competitive position in the CGM market. We strive to protect our proprietary information by requiring our employees, consultants, contractors, and scientific and medical advisors to execute non-disclosure, non-use and assignment of invention agreements before beginning their employment or engagement with us. We also typically require confidentiality or material transfer agreements from third parties that receive our confidential information or materials.  Despite these measures to protect our intellectual property, we are unable to provide any assurance that employees and third parties will abide by the terms of these agreements. Accordingly, third parties might copy portions of our products or obtain and use our proprietary information without our consent.

Employees

As of November 26, 2013 we had 31 employees.  In addition to these individuals, we utilize outside contract engineering and contract manufacturing firms to support our operations. We have engaged a clinical research organization and several consulting firms involved with investor relations, regulatory strategy and clinical trial planning. We plan to increase the number of employees in the areas of clinical research and testing, engineering, manufacturing, and sales and marketing.

Facilities, Property and Equipment

We conduct our operations primarily in leased facilities in Philadelphia, PA and Franklin, MA and have executed leases through May 31, 2017 and October 31, 2017, respectively, for each main operating facility.  We have also executed a lease for residential space for use as a corporate apartment in Franklin, Massachusetts through July 24, 2014.  Our property and equipment includes laboratory equipment, office furniture, computer equipment and leasehold improvements.

Legal Proceedings

 In August 2013, a stockholder derivative action was filed in the Court of Common Pleas of Philadelphia County against us, our directors and certain of our officers.  The complaint, as amended on September 18, 2013, seeks unspecified amount of damages and principally alleges breaches of fiduciary duty related to the conduct of our directors and officers in a series of capital raising transactions in 2011 to 2013.  Based on a review and analysis of the complaints, we believe that this lawsuit is without merit and we intend to continue to defend it vigorously.

MANAGEMENT
Directors and Executive Officers

The table below sets forth information about our directors and executive officers as of November 26, 2013:

Name	Age	Position(s) with the Company
Robert F. Doman.	63	Interim Chief Executive Officer and Executive Chairman
Christopher P. Schnittker	45	Senior Vice President, Chief Financial Officer and Treasurer
Kimberly A. Burke	39	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Vincent D. Enright	69	Director
William F. Grieco	60	Director
James F. Smith	63	Director

Executive Officers

Biographical information for each of our executive officers is set forth below. Each executive officer is elected annually by our Board and serves until his or her successor is appointed and qualified, or until such individual's earlier resignation or removal.

Robert F. Doman was appointed as our Interim Chief Executive Officer and Executive Chairman in August 2013 and he serves in such capacity pursuant to Consulting Agreement between the Company and Mr. Doman.  See section below entitled “Consulting Agreement with Mr. Doman.” Mr. Doman was appointed to our Board in March 2013 and his current term of office as a Director expires in 2016.  Mr. Doman served as President and Chief Executive Officer of DUSA Pharmaceuticals, Inc. (NASDAQ: DUSA) from 2005 until he completed the sale of the company to Sun Pharmaceuticals in December 2012.  From 2000 to 2004, Mr. Doman served as President of Leach Technology Group, the medical electronic device, design, product development and contract manufacturing services division of Leach Holding Corporation, which was sold to Esterline Technologies in 2004.  He served as President of Device Product Development of West Pharmaceutical Services from 1999 to 2000.  Prior to that, Mr. Doman held marketing and business development positions at the Convatec division of Bristol-Myers Squibb and Critikon, Inc., a Johnson & Johnson company.  He earned his Bachelor’s degree from Saint Joseph’s University.  Mr. Doman brings us over 30 years of executive level, international and domestic management, business development, sales and marketing, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals, making him a valuable addition to our Board as we move beyond product development and into sales and marketing.

Christopher P. Schnittker was appointed as Chief Financial Officer and Treasurer of the Company in May 2011 and as Senior Vice President of the Company in June 2012. He brings a broad base of financial experience to the Company. Most recently, he served as Vice President – Administration, Corporate Secretary and Chief Accounting Officer of Soligenix, Inc., a publicly-traded biotechnology company, from 2009 to 2011. Prior to that, Mr. Schnittker served as the Senior Vice President and Chief Financial Officer for VioQuest Pharmaceuticals Inc. (2008 to 2009), Micromet Inc. (2006 to 2008), Cytogen Corporation (2003 to 2006), and Genaera Corporation (2000 to 2003), all publicly-traded biotechnology companies. Mr. Schnittker has also held prior financial management positions at GSI Commerce, Rhône-Poulenc Rorer (now part of Sanofi-Aventis), and PricewaterhouseCoopers. He received his B.A. degree in economics and business from Lafayette College and is a certified public accountant licensed in the State of New Jersey.

Kimberly A. Burke was appointed as General Counsel and Senior Vice President of the Company in January 2011, as Chief Compliance Officer in April 2012, and she has served as Secretary of the Company since 2010.  Ms. Burke joined the Company as Vice President, Corporate Counsel in 2008 after serving as General Counsel of privately-held Echo Therapeutics, Inc. from 2004 until its merger with Sontra Medical Corporation to form the Company in September 2007.  From 2004 to 2008, she was Director of Legal Affairs at Cato Research Ltd., a global contract research and development organization, and an Associate with Cato BioVentures, a life sciences venture capital firm. Ms. Burke began her career with Devine, Millimet and Branch, a New England law firm, and then moved to Investors Title Company (NASDAQ: ITIC), a holding company engaged in title insurance and investment management services, where she oversaw corporate and securities law matters.  She later served as General Counsel of Hemodynamic Therapeutics, a privately-held pharmaceutical company.  Ms. Burke received her B.A. from Mount Holyoke College and her J.D. from the College of William and Mary, Marshall-Wythe School of Law.

Consulting Agreement with Mr. Doman

Robert F. Doman was appointed as our Interim Chief Executive Officer and Executive Chairman in August 2013 and he serves in such capacity pursuant to Consulting Agreement between the Company and Mr. Doman dated August 26, 2013, as amended on October 3, 2013 (the “Agreement”).  In accordance with the Agreement, Mr. Doman receives a fee of $8,000 per calendar week for his services and is reimbursed for all out-of-pocket expenses incurred in connection with his performance of services under the Agreement.  The initial term of the Agreement began on August 26, 2013 and continues for four months.   The Agreement can be renewed upon mutual written agreement of the parties.  Either party can terminate the Agreement for any reason upon ten days’ prior written notice to the other party.

Non-Executive Directors

Set forth below is a biographical description of each of our directors based on information supplied by each individual. Mr. Enright, Mr. Grieco and Mr. Smith are independent directors as defined under Nasdaq Stock Market, Inc. listing standards.

Vincent D. Enright was appointed to our Board in March 2008 and his current term of office expires in 2016. Mr. Enright currently serves as a director of 16 funds, Chairman of the Audit Committee of six funds and as a member of the Audit Committee of 12 funds managed by Gabelli Funds, LLC, a mutual fund manager, positions he has held since 1991. In July 2011, Mr. Enright became a member of the Board of Directors of The LGL Group, Inc., an electronics manufacturing company, where he serves as Chairman of the Auditing Committee and a member of Compensation Committee. Mr. Enright served as Senior Vice President and Chief Financial Officer of KeySpan Corporation, a NYSE public utility company, from 1994 to 1998. He previously served as a director of Aphton Corporation, a biopharmaceutical company, from September 2004 through November 2006 (NASDAQ: APHT). Mr. Enright holds a B.S. degree in Accounting from Fordham. Mr. Enright’s significant financial expertise, including his experience as Chief Financial Officer and Chairman of the Audit Committee at public companies, and his prior experience as a director of a public pharmaceutical company make him an integral member of our Board.

William F. Grieco, who has served as the Lead Independent Director since August 2013, was appointed to our Board in February 2011 and his current term expires in 2015. Mr. Grieco served as a Director of PHC, Inc., a behavioral health company, from 1997 to 2011. From 2011 to present, he has also served as a Director of Acadia Healthcare, Inc., an inpatient behavioral healthcare corporation.  Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008 he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. He served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis products and services company. Prior to that, Mr. Grieco was a partner in the healthcare department at Choate, Hall & Stewart, a general service law firm. Mr. Grieco received a B.S. from Boston College, a M.S. in Health Policy and Management from Harvard University and a J.D. from Boston College Law School. The Board determined that Mr. Grieco's legal and healthcare expertise, executive management and business experience, and his education and training make him a well-qualified addition to our Board and provide the Board with valuable expertise in the healthcare technology arena as it moves forward.

James F. Smith was appointed to our Board in February 2011 and his current term expires in 2015.  From October 2007 to December 31, 2011, Mr. Smith served as Vice President and Chief Financial Officer of Orchid Cellmark (NASDAQ: ORCH), an international provider of DNA testing services for forensic and family relationship applications.  From 2004 to 2006, Mr. Smith served as Vice President and Chief Financial Officer of Aphton Corporation (NASDAQ: APHT), a biotechnology company that developed cancer immunotherapies.  During Mr. Smith’s tenure at Aphton Corporation, on May 23, 2006, Aphton Corporation declared bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Smith’s extensive financial management expertise and his experience with all aspects of finance, including control, financial reporting, tax, treasury, and merger and acquisitions, primarily in the healthcare industry, make him uniquely qualified to serve on our Board and as the Chairman of the Audit Committee.

Classified Board of Directors

Our Board of Directors is currently fixed at five directors divided into three classes with staggered terms for each class.  At this time, we have four directors who are divided among the three classes as follows:

•	Messrs. Grieco and Smith are currently serving as Class I directors and their terms will expire at the annual meeting of stockholders to be held in 2015.

•	Mr. Enright is currently serving as a Class II director and his term will expire at the annual meeting of stockholders to be held in 2016.

•	Mr. Doman is currently serving as a Class III director and his term will expire at the annual meeting of stockholders to be held in 2014.

Following Dr. Mooney’s resignation from the Board of Directors on October 9, 2013, we have a vacancy for a Class III director. Each director’s term will continue until the annual meeting at which his term expires and until his successor has been elected and qualified.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our Board of Directors has determined that each of Messrs. Enright, Grieco and Smith, constituting three of our four directors, satisfies the criteria for being an “independent director” under NASDAQ listing standards and has no material relationship with the Company other than by virtue of service on the Board.

Committees of Our Board of Directors

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter that has been approved by our Board and that satisfies the applicable rules and regulations of the SEC and the NASDAQ  listing standards.

Audit Committee

Our Board of Directors has a standing Audit Committee which assists the Board in fulfilling its responsibilities to our stockholders concerning our financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board, our independent auditors and management. The Audit Committee currently consists of Mr. Smith, Mr. Enright and Mr. Grieco, each of whom meet the independence standards set forth in applicable SEC rules and regulations and NASDAQ listing standards.  In addition, each audit committee member is able to read and understand fundamental financial statements as required by the NASDAQ listing standards.  The Board has determined that each of Vincent D. Enright and James F. Smith is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Nominating and Corporate Governance Committee

Our Board of Directors has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”), which identifies and recommends candidates for election to the Board, develops and maintains our corporate governance policies and procedures and advises the Board on our overall corporate governance as necessary. The Nominating Committee currently consists of Mr. Doman, Mr. Enright, Mr. Grieco and Mr. Smith, each of whom meet the independence standards set forth in applicable NASDAQ listing standards.

Compensation Committee

Our Board of Directors has a standing Compensation Committee, which generally assists the Board with respect to matters involving the compensation of our directors and executive officers. The Compensation Committee currently consists of Mr. Enright, Mr. Grieco and Mr. Smith, each of whom meet the independence standards set forth in applicable SEC rules and regulations and NASDAQ listing standards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)(3)	Option Awards ($)(6)	All Other Compensation ($)		Total ($)

Patrick T. Mooney, M.D. (1)	2012	400,000	200,000	814,500	—	47,298	(7)	1,461,798
Former Chief Executive Officer	2011	312,500	200,000	1,186,500	—	30,072	(8)	1,729,072
Kimberly A. Burke (4)	2012	220,000	85,000	256,875	—	31,692	(9)	593,567
General Counsel	2011	177,719	45,000	254,250	—	—		476,969
Christopher P. Schnittker (5)	2012	220,000	50,000	214,063	—	—		484,063
Chief Financial Officer	2011	125,000	—	—	818,000	—		943,000
__________

(1)	Dr. Mooney’s employment with us, as Chairman and Chief Executive Officer, terminated effective September 27, 2013
(2)
During 2012, the Company granted restricted stock to Dr. Mooney, Ms. Burke and Mr. Schnittker.  All of the grants were recorded at fair value at time of grant.  25% of the restricted shares vest on each of the first, second, third, and fourth anniversaries of the grant date, except that one half of the restricted shares granted to Ms. Burke and Mr. Schnittker, and all of the shares granted to Dr. Mooney, on October 24, 2012 vest in equal installments on July 24, 2013, July 24, 2014, July 24, 2015 and July 24, 2016; provided, however, that all unvested restricted shares immediately vest upon the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for Liquid Proceeds, defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities.

(3)
During 2011, the Company granted restricted stock to Dr. Mooney and Ms. Burke.  All of the grants were recorded at fair value at time of grant.  The restricted shares vest upon the first to occur of (i) FDA approval of the Company’s Symphony CGM System; or (ii) the sale of all or substantially all of the Company’s assets or all or substantially all of the Company’s outstanding capital stock in exchange for Liquid Proceeds.

(4)	Ms. Burke was appointed as General Counsel on January 10, 2011.
(5)	Mr. Schnittker was appointed Chief Financial Officer of the Company on May 16, 2011.
(6)
The Company granted Mr. Schnittker options to purchase 20,000 shares of Common Stock on May 16, 2011. 2,500 shares vested on November 16, 2011 and an additional 1,250 shares are scheduled to vest every three months thereafter, beginning on February 16, 2012 and ending on November 16, 2014.

(7)
Consists of life insurance premiums paid by the Company on behalf of Dr. Mooney with respect to a life insurance policy benefitting Dr. Mooney’s spouse, club dues and fees paid on behalf of Dr. Mooney, the personal use portion of Dr. Mooney’s automobile allowance, a parking space near the Company’s headquarters paid for by the Company, reimbursement for credit card fees, and legal fees for estate planning paid on behalf of Dr. Mooney.

(8) (9)
Consists of life insurance premiums paid by the Company on behalf of Dr. Mooney with respect to a life insurance policy benefitting Dr. Mooney’s spouse and $27,897.12 for club dues and fees paid on behalf of Dr. Mooney.
Consists of relocation assistance.

Employment Agreement with Dr. Mooney

We entered into an employment agreement with Dr. Mooney as of September 14, 2007. In accordance with the employment agreement, Dr. Mooney served as the Chief Executive Officer of the Company at an annual salary of $400,000. He also received an initial bonus of $145,000 in connection with his appointment. He was eligible to receive performance bonuses, which were determined in the sole discretion of our Board of Directors. Additionally, the Company granted Dr. Mooney non-qualified stock options to purchase 50,000 shares of Common Stock at an exercise price of $23.09 per share. These non-qualified stock options were cancelled by the Compensation Committee on February 20, 2009.

Dr. Mooney’s employment agreement had an initial two year term commencing on September 14, 2007 and automatically renews for additional one year periods unless a party gives 90 days’ notice prior to the expiration of the term. His employment agreement contained standard confidentiality provisions.

On September 28, 2013, Dr. Mooney’s employment as Chief Executive Officer and President was terminated effective as of September 27, 2013.  Accordingly, the employment agreement was terminated as of September 27, 2013.  Neither Dr. Mooney’s termination nor the termination of the employment agreement resulted in any severance payments or severance benefits.

2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise		Option Expiration	Number of shares that have not		Market Value of shares that have not
Name	Exercisable	Unexercisable	Price ($)		Date	vested		vested
Patrick T. Mooney, M.D.	50,000	—	5.50	(1)	12/22/17
						35,000	(5)	$364,000
						37,500	(5)	$390,000
						45,000	(6)
Kimberly A. Burke	3,500	—	4.00	(2)	10/23/17	—		—
	6,500	—	4.00	(3)	6/30/18	—		—
	4,500	—	4.00	(4)	1/08/19	—		—
	—	—	—		—	5,000	(5)	$52,000
	—	—	—		—	5,000	(5)	$52,000
	—	—	—		—	7,500	(5)	$78,000
						15,000	(6)
Christopher P. Schnittker	7,500	12,500	40.90	(7)	5/16/21	—		—
						12,500	(6)
____________
(1)
The Company granted Dr. Mooney options to purchase 50,000 shares of Common Stock on December 22, 2007, all of which had vested as of December 22, 2009. On February 20, 2009, the Compensation Committee changed the exercise price of these non-qualified stock options from $13.90 per share to $5.50 per share.

(2)
The Company granted Ms. Burke options to purchase 3,500 shares of Common Stock on October 23, 2007, all of which had vested as of October 23, 2009. On January 8, 2009, the Compensation Committee changed the exercise price of these non-qualified stock options to $4.00 per share.

(3)
The Company granted Ms. Burke options to purchase 6,500 shares of Common Stock on June 30, 2008, all of which had vested as of June 30, 2010. On January 8, 2009, the Compensation Committee changed the exercise price of these incentive stock options to $4.00 per share.

(4)	The Company granted Ms. Burke options to purchase 4,500 shares of Common Stock on January 8, 2009, all of which had vested as of January 8, 2011.
(5)
The restricted shares shall vest upon the first to occur of (i) FDA approval of our Symphony CGM System; or (ii) the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which was defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities.

(6)
25% of the restricted shares shall vest on each of the first, second, third, and fourth anniversaries of the grant date; provided, however, that all unvested restricted shares shall immediately vest upon the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which was defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities.

(7)
The Company granted Mr. Schnittker options to purchase 20,000 shares of Common Stock on May 16, 2011. 2,500 shares vested on November 16, 2011 and an additional 1,250 shares are scheduled to vest every three months thereafter, beginning on February 16, 2012 and ending on November 16, 2014.

Director Compensation

Non-employee Director Compensation

In 2012, each director who was neither an employee nor a consultant of ours received cash compensation of $25,000 per year, paid in equal installments at the end of each fiscal quarter. In addition, at the end of each fiscal quarter each director received a grant of 625 shares of common stock which will vest one year from the date of issuance. All directors were reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings in 2012.

During the fiscal year ended December 31, 2013, we determined that a director who is neither an employee nor a consultant will receive cash compensation of $25,000 per year, to be paid in equal installments at the end of each fiscal quarter. Effective August 15, 2013, our Lead Independent Director will receive an additional fee of $25,000 per year, to be paid in equal installments at the end of each quarter. Finally, effective August 15, 2013, each Independent Director will receive a fee for attendance at each non-regularly scheduled in person or telephonic meeting of the Board of Directors or applicable Committee of the Board of Directors as set forth below:

•	$200 for a meeting of 20 minutes to 1 hour in length.

•	$300 for a meeting of more than 1 hour and up to 2 hours in length.

•	$400 for a meeting of more than 2 hours and up to 4 hours in length.

•	$800 for a meeting lasting half a day (more than 4 hours and less than 8 hours in length).

•	$1600 for a meeting lasting a full day (8 hours in length).

At the end of each fiscal quarter, each director also will receive (i) a grant of 400 shares of common stock which will vest one year from the date of issuance and (ii) a non-qualified option to purchase 1,500 shares of common stock, with an exercise price equal to the closing price of the common stock on the last trading day of the quarter immediately preceding the issuance, which will vest one year from the date of issuance. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings in 2013.

2012 Director Compensation
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Vincent D. Enright	43,750	32,563	––	76,313
William F. Grieco	29,250	32,563	––	61,813
James F. Smith	33,750	32.563	––	66,313
__________

(1) A portion of our Board of Directors’ 2011 compensation was paid in 2012, resulting in compensation paid to Board members in excess of the $25,000 annual Board fee for 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Series B Redemption Agreements

On January 19, 2010, we entered into a letter agreement with Platinum Long Term Growth VII, LLC (“Platinum”), one of our largest shareholders, regarding the payment to Platinum of $143,750 (the “Redemption Amount”) for the redemption of 14.375 shares of Series B Preferred Stock (“Series B Stock”) in connection with our November 2009 and December 2009 Common Stock and warrant financings. Platinum waived payment of the Redemption Amount until we had a net cash balance in excess of $3,000,000. In consideration for the deferral, we agreed that, upon the closing of our next equity offering with gross proceeds of less than $5,000,000, we would use 25% of the gross proceeds to redeem Series B Stock (the “25% Redemption”).

On December 29, 2010, we entered into a letter agreement with Platinum pursuant to which Platinum waived both the 25% Redemption and the redemption required with respect to amounts received by us under a Subscription Agreement dated as of November 26, 2010.  Accordingly, Platinum waived a redemption in the amount of approximately $607,000 in connection with this financing.

On February 4, 2011, we entered into a letter agreement with Platinum pursuant to which Platinum waived both the 25% Redemption and the redemption required the Certificate of Designation, Rights and Preferences of Series B Preferred Stock (the "Series B Certificate") by the Series B Certificate with respect to amounts received by us in connection with its Series D financing.  Accordingly, Platinum waived a redemption in the amount of approximately $877,000 in connection with the Series D financing.

8% Senior Promissory Note

On January 5, 2011, we entered into a strategic short term financing arrangement with Montaur. In connection with the strategic financing arrangement, we issued to Montaur an 8% Senior Promissory Note (the “Montaur Note”) in the principal amount of $1,000,000.  The outstanding principal amount of the Note accreted in value at an annual rate of 8%, compounded monthly, and was due on February 1, 2011.  We had the right to repay the principal amount of the Note in cash, in whole or in part, prior to maturity upon two business days’ notice without premium or penalty.  Principal in the amount of $1,000,000 and interest in the amount of $6,000 was subsequently converted in the Series D financing as described below.

Series D Financing

On February 8, 2011, we entered into a Series D Convertible Preferred Stock Purchase Agreement (the “Series D Agreement”) dated as of February 7, 2011 with Montaur and certain other strategic accredited investors (each, a “Series D Investor” and collectively, the “Series D Investors”) in connection with our private placement (the “Series D Financing”) of Series D Convertible Preferred Stock (“Series D Stock”) at a price per share of $1.00. For every $100,000 face value of Series D Stock purchased in the Series D Financing, the Series D Investor was issued (i) Series 1 warrants to purchase 5,000 shares of Common Stock, with an exercise price of $15.00 per share (the “Series D-1 Warrants”), and (ii) Series 2 warrants to purchase 5,000 shares of Common Stock with an exercise price of $25.00 per share (the “Series D-2 Warrants” and, together with the Series D-1 Warrants, the “Series D Warrants”).

On February 8, 2011, there was a closing in connection with the Series D Agreement and we received proceeds of $3,500,000 for the purchase of 3,500,000 shares of Series D Stock (the “Series D Shares”). We received payment of a portion of the proceeds in the form of the extinguishment of the Montaur Note, which amount included principal and interest of $1,006,000 accrued through February 8, 2011. We issued an aggregate of 1,753,000 Series D-1 Warrants and 1,753,000 Series D-2 Warrants to the Series D Investors pursuant to the Series D Agreement.  Montaur and its affiliates received 3,006,000 shares of Series D Stock, 1,503,000 Series D-1 Warrants and 1,503,000 Series D-2 Warrants for an aggregate purchase price of $3,006,000.

Series B Exchange

On October 27, 2011, we entered into an agreement with Platinum and Montaur pursuant to which Common and Montaur exercised certain warrants to purchase Common Stock and, in lieu of delivering the cash exercise price for such warrant exercises, Montaur, on behalf of itself and Common, surrendered an aggregate of 170.1672 shares of the Series B Stock held by it, with a redemption value of $1,701,672, as full payment for the exercise of the warrants (the “Exchange”).

In connection with the Exchange, we agreed that the exercise price for Montaur’s Series 2 warrants issued in February 2011 to be exercised as part of the Exchange (and only such February 2011 Series 2 warrants) would be reduced from $25.00 per share to $15.00 per share for purposes of the Exchange.

Warrant Repricing

On November 14, 2011, we entered into an agreement (the “Exercise Agreement”) with Platinum Partners Liquid Opportunity Master Fund L.P. (“PPLO”) and Montaur pursuant to which PPLO and Montaur confirmed their intent to exercise warrants with a total aggregate exercise price of $2 million during the period beginning on November 15, 2011 and ending on December 31, 2011. PPLO and Montaur held Series 1 Warrants and Series 2 Warrants. In consideration for each of PPLO and Montaur’s voluntary exercise of such warrants, we agreed to amend that number of Platinum’s Series 2 Warrants as was equal to the number of Series 1 Warrants (each, an “Amended Warrant”) PPLO and Montaur exercised such that the exercise price of each Amended Warrant was $15.00 per share.  The Amended Warrants had to be exercised simultaneously with the related Series 1 Warrants.

On December 28, 2011, we entered into an agreement (the “Platinum Agreement”) with PPLO and Montaur pursuant to which PPLO and Montaur confirmed their intent to exercise all of its outstanding warrants prior to December 31, 2011 (the “Election Period”). The Platinum Agreement replaced the Exercise Agreement.

PPLO and Montaur owned an aggregate of 322,519 warrants to purchase Common Stock, 131,260 of which had an exercise price of $15.00 per share, 60,000 of which had an exercise price of $20.00 per share and 131,260 of which had an exercise price of $25.00 per share (collectively, the “Platinum Warrants”).  In consideration for PPLO’s and Montaur’s voluntary exercise of the Platinum Warrants, and simultaneously with such voluntary exercise, we agreed to amend the exercise price of the Platinum Warrants to $10.00 per share.  We received proceeds of approximately $3.2 million pursuant to the Platinum Agreement and we waived proceeds of approximately $3.2 million pursuant to the Platinum Agreement.

Non-revolving Draw Credit Facility

On August 31, 2012, we entered into a Loan Agreement (the “Loan Agreement”) with Montaur pursuant to which Montaur made a non-revolving draw credit facility (the “Credit Facility”) available to us in an initial aggregate principal amount of $5,000,000 (the “Maximum Draw Amount”).  Contemporaneously with the execution of the Loan Agreement, we delivered to Montaur a Promissory Note dated August 31, 2012 (the “Note”), with a maturity date of five years from the date of closing (the “Maturity Date”).

The Loan Agreement and Note provide that we may make an aggregate principal amount of draws which do not exceed the Maximum Draw Amount. We may not re-borrow the amount of any repaid draw.  The Maximum Draw Amount available under the Credit Facility may increase in $3,000,000 increments, for a Maximum Draw Amount of no more than $20,000,000, upon our achievement of certain clinical and regulatory milestones set forth in the Loan Agreement.  Montaur is not required to fund any draws requested after December 31, 2014.

The principal balance of each draw will bear interest from the applicable draw date at a rate of 10% per annum, compounded monthly.  We are required to make interest payments on the principal amount due in connection with each draw on the first business day of each month until the Maturity Date.  We are also required to make a mandatory prepayment on each interest payment date of an amount equal to one-third of its total revenue for the then prior fiscal quarter, up to the maximum amount outstanding under the Note at that time.  We are not, however, required to make such interest payment or mandatory prepayment if doing so would reduce our cash and cash equivalents to less than $5,000,000.  Any amounts not previously paid in full will be due and payable on the Maturity Date.  We have the right to permanently prepay any draw, in whole or in part, prior to the Maturity Date.

In addition to events of default that are typical for this type of arrangement, events of default under the Note include the occurrence of any event which allows the acceleration of the maturity of indebtedness (except real property leases) in excess of the amount of $1,000,000 of us and/or any guarantor on an aggregate basis and a Change of Control (as defined in the Loan Agreement) for us. All amounts outstanding under the Note become due and payable upon the occurrence of an event of default. In addition, we have agreed to certain covenants, including a prohibition on its ability to incur future indebtedness (subject to certain exceptions) or make any dividend or payment to holders of its capital stock for so long as the Note remains outstanding.

Our subsidiary, Sontra Medical, Inc. (“Sontra”), agreed to guarantee our obligations under the Note pursuant to a guaranty agreement entered into on August 31, 2012 (the “Guaranty”). Additionally, the Note is secured by the Pledged Revenue (as defined in the Loan Agreement) of us and our subsidiaries pursuant to a Security Agreement dated as of August 31, 2012 by and among us, Sontra and Montaur.  Upon the earlier of the Maturity Date of the Note or an event of default, the Note shall be secured by substantially all of the assets of Sontra, us and our subsidiaries, which security interest shall not be effective until such event of default or maturity, pursuant to a Default Security Agreement dated August 31, 2012 by and among us, Sontra and Montaur.  We also agreed to pay all costs associated with registering the shares underlying the Warrants (should we choose to register such shares) and to indemnify Montaur from liability resulting from the registration of such shares (subject to certain standard exceptions) in accordance with a Registration Indemnity Agreement between us and Montaur.

Pursuant to the Loan Agreement, we issued Montaur a warrant to purchase 400,000 shares of Common Stock with an exercise price of $20.00 per share and a term of five years (the “Commitment Warrant”).  In addition, for each $1,000,000 of funds borrowed pursuant to the Credit Facility, we will issue Montaur a warrant to purchase 100,000 shares of Common Stock, with a term of five years and an exercise price equal to 150% of the market price of the Common Stock at the time of the draw, but in no event less than $20.00 or more than $40.00 per share (together with the Commitment Warrant, the “Warrants”). All of the Warrants are immediately exercisable and will have a term of five years from the issue date. The exercise price of the Warrants is subject to adjustment for stock splits, combinations or similar events.  An exercise under the Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the 4.99% ownership limitation upon sixty-one (61) days’ advance written notice to us.

Montaur will have no obligation to fund any draw upon the issuance by us of Common Stock and/or securities convertible into, exchangeable for, or exercisable for Common Stock at a price of less than $40.00 per share (a “Dilutive Issuance”), other than issuances of Common Stock, options to acquire Common Stock or similar equity incentive grants and awards to our employees, directors and consultants pursuant to equity incentive plans approved by our stockholders. If we make a Dilutive Issuance following Montaur’s failure to fund a properly made draw request, then (i) Montaur’s obligation to fund draw future requests shall continue and (ii) if Montaur fails to fund any draw hereunder in violation of the Loan Agreement (a “Failed Draw”), we may cancel that portion of the total shares underlying the Commitment Warrant that is proportional to the amount that the Failed Draw bears to the maximum aggregate amount of the Credit Facility ($20,000,000).

On September 14, 2012, we submitted a draw request to Montaur in the amount of $3,000,000 in the form required by the Loan Agreement (the “September Request”).  We ultimately received the $3,000,000 of draws in the following increments:  $1,000,000 on September 20, 2012, $500,000 on October 17, 2012, and $1,500,000 on November 6, 2012.

In accordance with the Loan Agreement and as a result of funding received from Montaur, we issued to Montaur separate warrants concurrent with the three draws above to purchase 100,000, 50,000 and 150,000 shares of Common Stock each with a term of five years, and exercise prices of $21.30, $22.70 and $21.10 per share, respectively.

On March 1, 2013, we elected to prepay all outstanding draws under the Montaur Credit Facility totaling $3,113,366, which included interest accrued and unpaid to that date of $113,366.  No principal amount is currently outstanding under the Credit Facility.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of November 26, 2013 (except as otherwise provided below) by the following individuals or entities: (i) each stockholder known to us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) any person serving as Chief Executive Officer during 2013, any person serving as Chief Financial Officer during 2013, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as an executive officer as of December 31, 2012 (collectively, the “Named Executive Officers”); (iii) each director; and (iv) current executive officers and directors, as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to the shares. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire currently or within 60 days after November 26, 2013 through the exercise of any stock options or other rights, including upon the exercise of warrants to purchase shares of Common Stock and the conversion of preferred stock into Common Stock. Such shares are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other person. As of November 26, 2013, there were 10,551,792 shares of Common Stock issued and outstanding.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering (1)		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Beneficially Owned After Offering		Percentage of Outstanding Shares Beneficially Owned After Offering

Beneficial Owners of More Than 5% of the Company’s Common Stock:
Platinum-Montaur Life Sciences, LLC	2,450,187	(3)	15.92%		(3)
152 West 57th Street, 54th Floor
New York, NY 10019

Directors and Executive Officers:
Kimberly A. Burke	47,000	(4)	*		(4)
Robert F. Doman	3,200		*
Vincent D. Enright	23,700	(5)	*		(5)
William F. Grieco	22,700		*
Christopher P. Schnittker	22,500	(6)	*		(6)
James F. Smith	5,700		*
All directors and executive officers as a group (6 persons)	152,000		1.42%
___________

* Less than one percent.

(1)	Unless otherwise noted, the address for each individual is c/o Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103.

(2)	The individuals and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(3)
Based on information provided in a Schedule 13D/A filed with the SEC on August 30, 2013. Consists of (i) 786,710 shares that may be acquired by Platinum-Montaur Life Sciences, LLC (“Montaur”) upon conversion of Preferred Stock, (ii) 700,000 shares that may be acquired by Montaur upon the exercise of warrants to purchase Common Stock, (iii) 311,308 shares that may be acquired by Platinum Long Term Growth VII, LLC upon conversion of Preferred Stock, (iv) 200,000 shares that may be acquired by Platinum Partners Liquid Opportunity Master Fund L.P upon the conversion of Preferred Stock, and (v) 452,169 shares held by Platinum Partners Value Arbitrage Fund LP.  The warrants and Preferred Stock provide that at no time may a holder of any of the warrants or Preferred Stock exercise such warrants or Preferred Stock  if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares  of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning more than 4.99% or 9.99%, as applicable,  of all of the Common Stock outstanding at such time; provided, however, that upon a holder of any of the warrants or Preferred Stock  providing the issuer with sixty one (61) days' notice that such holder would like to waive either or both such restrictions with regard to any or all shares of Common Stock issuable upon exercise of any of the warrants or Preferred Stock, then such restriction shall be of no force or effect with regard to those warrants or Preferred Stock referenced in such notice.

(4)	Includes 14,500 shares that may be acquired by Ms. Burke within 60 days upon the exercise of stock options.

(5)	Includes 10,000 shares that may be acquired by Mr. Enright within 60 days upon the exercise of stock options.

(6)	Includes 10,000 shares that may be acquired by Mr. Schnittker within 60 days upon the exercise of stock options.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of our capital stock. The terms of our Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment dated June 7, 2013 (collectively, the “Certificate of Incorporation”), and By-Laws are more detailed than the general information provided below. You should read our Certificate of Incorporation and By-Laws, which are attached as exhibits to this registration statement.

Authorized and Outstanding Capital Stock

We are authorized to issue a total of 140,000,000 shares of our capital stock, par value $0.01. Of the authorized amount, 100,000,000 of the shares are designated as common stock and 40,000,000 of the shares are designated as preferred stock. Of the shares of preferred stock, 10,000 of the shares have been designated as Convertible Preferred, Series C (“Series C Preferred”), and 3,600,000 of the shares have been designated as Convertible Preferred, Series D (“Series D Preferred”).

As of November 26, 2013, there were 10,551,792 shares of common stock issued and outstanding, 9,974.185 shares of Series C Preferred issued and outstanding, and 3,006,000 shares of Series D Preferred issued and outstanding.

Description of Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock vote together with holders of preferred stock as a single class, subject to any special or preferential voting rights of any then outstanding preferred stock.

Dividends and Distributions. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Description of Preferred Stock

General. Under our Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to provide for the issuance of shares of preferred stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions adopted by our board of directors to create such series. We may amend from time to time our Certificate of Incorporation and By-Laws to increase the number of authorized shares of common stock or shares of preferred stock or to make other changes or additions.

 Description of Outstanding Series C Preferred Stock

Voting Rights. Except as noted below, the holders of Series C Preferred Stock have no voting rights. The Common Stock into which the Series C Preferred Stock is convertible will, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

So long as any shares of Series C Preferred are outstanding, the Company may not take any of the following corporate actions without first obtaining the approval of the holders of at least 67% of the Series C Preferred:

•	amend, alter or repeal the provisions of the Series C Preferred so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred; or
•
effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series C Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series C Preferred Stock can be converted at the time of such distribution.

Dividends and Distributions. Upon the declaration of any dividend for holders of Common Stock, the holders of Series C Preferred shall be entitled to receive, out of any assets at the time legally available therefor, an amount equal to any dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series C Preferred could be converted on the record date of such dividend.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of the Series C Preferred will be entitled to receive (subject to the rights of any securities designated as senior to the Series C Preferred) a liquidation preference in an amount equal to the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for the Series C Preferred Stock, divided by the total of (i) all of the then outstanding shares of the Company’s Common Stock, plus (ii) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series C Preferred are convertible, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of stock that ranks junior to the Series C Preferred.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, or other acquisition type transaction will be, at the election of a majority of the holders of the Series C Preferred, deemed to be a liquidation, dissolution, or winding up for purposes of the Series C Preferred. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation, the Series C Preferred Stock will maintain its relative powers, designations and preferences, and no merger shall result inconsistent therewith.

Conversion Rights. At any time following the issuance of the Series C Preferred, the holder of any such shares of Series C Preferred may, at such holder’s option, subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series C Preferred held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of 1,000 shares of Common Stock for each share of Series C Preferred (subject to adjustments for (i) stock splits and combinations, (ii) certain dividends and distributions, (iii) reclassifications, exchanges or substitution, or (iv) reorganization, merger, consolidation or sale of assets). At no time may a holder of shares of Series C Preferred convert shares of Series C Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at the time, provided however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction upon conversion with respect to the shares of Series C Preferred specified in the waiver notice.

Ranking and Other Rights. The Series C Preferred ranks junior to the Series B Preferred and Series D Preferred, and senior to the Common Stock of the Company. Holders of Series C Preferred have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Series C Preferred.

Description of Outstanding Series D Preferred Stock

Voting Rights. Except as noted below, the holders of the Series D Preferred Stock have no voting rights. The Common Stock into which the Series D Preferred Stock is convertible will, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

An affirmative vote of at least two thirds of the outstanding shares of the Series D Preferred Stock is required to permit the Company to do any of the following:

•	alter or change the rights, preferences or privileges of the Series D Preferred, or increase the authorized number of shares of Series D Preferred;
•
create or incur any debt in excess of $250,000 (other than trade payables and accrued expenses incurred in the ordinary course of business in an amount not to exceed $2,500,000 and purchase money indebtedness secured only by the equipment so financed);

•	issue any class of Preferred Stock that is on a parity with or is senior to the Series D Preferred Stock; or
•	enter into any agreement, commitment, understanding or other arrangement or execute and/or deliver any document or instrument to take any of the foregoing actions.

Dividends and Distributions. The holders of shares of the Series D Preferred Stock are not entitled to receive dividends.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of the Series D Preferred will be entitled to receive (subject to the rights of any securities designated as senior to the Series D Preferred) a liquidation preference in an amount equal to $1 per share (as adjusted for splits, combinations and the like of the Series D Preferred), which is the stated value of the Series D Preferred (the “Liquidation Preference Amount”), before any payment may be made or any assets distributed to the holders of the Common Stock or any other class of stock that ranks junior to the Series D Preferred.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, or other acquisition type transaction will be, at the election of a majority of the holders of the Series D Preferred, deemed to be a liquidation, dissolution, or winding up for purposes of the Series D Preferred. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation, the Series D Preferred Stock will maintain its relative powers, designations and preferences, and no merger shall result inconsistent therewith.

Conversion Rights. At any time following the issuance of the Series D Preferred, the holder of any such shares of Series D Preferred may, at such holder’s option, subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series D Preferred held by such person into shares of Common Stock at a price per share of $1 (subject to adjustments for (i) stock splits and combinations, (ii) certain dividends and distributions, (iii) reclassifications, exchanges or substitution, or (iv) reorganization, merger, consolidation or sale of assets). At no time may a holder of shares of Series D Preferred convert shares of Series D Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at the time, provider however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction upon conversion with respect to the shares of Series D Preferred specified in the waiver notice. Furthermore, at no time may a holder of shares of Series D Preferred convert shares of the Series D Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules therunder) more than 9.99% of all of the Common Stock outstanding at the time, provided however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction with respect to the shares of Series D Preferred specified in the waiver notice.

Ranking and Other Rights. The Series D Preferred ranks pari passu with the Series B Preferred and senior to the Series C Preferred and the Common Stock of the Company. Holders of Series D Preferred have no preemptive or other subscription rights.

Warrants

The following table summarizes the warrants to purchase shares of our common stock outstanding as of November 26, 2013:

Number of Warrants	Number of Holders	Per Share Exercise Price	Expiration Date
39,000	6	$7.50	February 28, 2014
76,800	10	$20.00	November 13, 2014
6,300	3	$20.00	December 3, 2014
6,000	1	$6.00	March 15, 2014
40,000	3	$15.90	June 30, 2014
25,695	1	$15.00	November 13, 2014
34,147	34	$22.50	February 9, 2015
638	1	$22.50	March 18, 2015
2,853	1	$22.50	February 9, 2015
95,960	17	$30.00	December 7, 2014
400,000	1	$20.00	August 31, 2017
100,000	1	$21.30	September 20, 2017
50,000	1	$22.70	October 17, 2017
150,000	1	$21.10	November 6, 2017
1,027,393

Anti-takeover Provisions

Classified Board

Our Certificate of Incorporation provides for a board of directors comprised of three classes with each class serving a three-year term beginning and ending in different years than those of the other two classes. Except as needed to fill vacancies on the board of directors, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

The division of our board of directors into three classes with staggered three-year terms may have the effect of deterring hostile takeovers or delaying changes in our control or management. This provision is intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us; however, such a provision could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our By-Laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including without limitation actions by or in the right of the corporation, a class of its security holders or otherwise, and whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or is or was serving while a director or officer of ours at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent not prohibited under Delaware law, as amended or modified from time to time, if such person acted in good faith and in a manner believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Our By-Laws also provides for the advancement to an indemnified party for payment of the expenses of defending actions against such indemnified party in the manner and to the full extent not prohibited under Delaware law, as amended or modified from time to time. Our By-Laws further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent or is or was serving while a director or officer of ours at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the Delaware law.  Delaware law also provides that the power to indemnify directors and officers as described above may not be impaired by an amendment to the provision after the occurrence of the act or omission that is the subject of an action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes the impairment.

Our directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

We entered into an Indemnification Agreement (each, an "Indemnification Agreement") with each of Christopher P. Schnittker, our Chief Financial Officer, and Kimberly A. Burke, our General Counsel and Senior Vice President (each, an “Officer”) on November 15, 2011. Under the Indemnification Agreement, we agreed to indemnify the Officer against liability, subject to certain limitations, arising out of his or her performance of duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Certificate of Incorporation, By-Laws and applicable law. Among other things, the Indemnification Agreement provides indemnification for certain expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by the Officer in any action or proceeding, including any action by or in the right of our company, arising out of his or her service to us or to any other entity to which he or she provides services at our request. Further, we agreed to advance expenses, subject to certain limitations, the Officer may incur as a result of any proceeding against him or her as to which he or she could be indemnified.

The limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.  In August 2013, a stockholder derivative action was filed against us, our directors and certain of our officers.  See “Business — Legal Proceedings.”

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “ECTE”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering units, each unit consisting of one share of our common stock and            of one warrant, each to purchase one share of our common stock.  The units will not be issued or certificated. The shares of common stock and the warrants that we are issuing are immediately separable and will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. The warrants offered hereby will entitle the holders thereof to purchase up to an aggregate of            shares of our common stock at an initial exercise price per share of common stock of $           . The warrants will be immediately exercisable and will expire on the third anniversary of the date of issuance. The Series warrants will be issued separately from the common stock included in the units, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability.  The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the warrants on any securities exchange or other trading market.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding warrants.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, as representative of the underwriters, with respect to the units subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of units provided below opposite their respective names.

Underwriters	Number of Units
Roth Capital Partners, LLC

Total

The underwriters are offering the units subject to their acceptance of the units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the units if any such units are taken.

Discounts, Commissions and Expenses

The underwriters have advised us that they propose to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $          per unit.  The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $           per unit to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The units are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)

(1) Does not include the warrants to purchase shares of common stock equal to 6.0% of the number of shares included in the units sold in the offering to be issued to the underwriters at the closing.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $          . We have agreed to reimburse the representative of the underwriters for certain out-of-pocket expenses provided that expenses exceeding $75,000 will require our prior approvals, such approval not to be unreasonably withheld; provided, further, that expenses reimbursable by us shall not exceed $100,000 in the aggregate.

Underwriters’ Warrants

We have also agreed to issue to the underwriters’ warrants to purchase a number of our shares of common stock equal to an aggregate of 6.0% of the shares of common stock included in the units sold in this offering. The underwriters’ warrants will have an exercise price equal to the public offering price of the units set forth on the cover of this prospectus and may be exercised on a cashless basis. The underwriters’ warrants are not redeemable by us. This prospectus also covers the sale of the underwriters’ warrants and the shares of common stock issuable upon the exercise of the underwriters’ warrants. Except as described above or as summarized below, the underwriters’ warrants will be in substantially the same form as the warrants included in the units. The underwriters’ warrants and the underlying shares of common stock have been deemed compensation by the Financial Institutions Regulatory Authority, Inc., or FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrants nor any shares of our common stock issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(H), the underwriter warrants may not contain certain terms.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, and Over-Allotment Activities

The underwriters have advised us that they do not intend to conduct any stabilization or over-allotment activities in connection with this offering.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by an underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units offered hereby are “securities.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.  Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for the years then ended included in this prospectus, have been included in reliance of the reports of Wolf & Company, P.C., an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act.  The registration statement contains additional relevant information about us and shares of our common stock.  Statements contained in this prospectus as to the contents of any documents that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the SEC. Our website address is www.echotx.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.  You may also request a copy of any of our periodic reports filed with the SEC by writing or telephoning us at the following address:

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Boulevard, Suite 300
Philadelphia, PA 19103
Attn: Corporate Secretary
Telephone: (215) 717-4100

ECHO THERAPEUTICS, INC.
INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended December 31, 2012 and 2011

Unaudited Condensed Financial Statements for the Three and Nine months ended September 30, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Echo Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Echo Therapeutics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Echo Therapeutics, Inc. as of December 31, 2012 and 2011, and the results of its operations, its changes in stockholders’ equity, and its cash flows for the years ended December 31, 2012, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Echo Therapeutics, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 18, 2013 expressed an unqualified opinion on the effectiveness of Echo Therapeutics, Inc.’s internal control over financial reporting.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts
March 18, 2013

ECHO THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$3,747,210	$8,995,571
Cash restricted pursuant to letters of credit	407,463	250,000
Accounts receivable	-	37,065
Stock subscriptions receivable	-	6,667
Current portion of deferred financing costs	968,004	100,458
Prepaid expenses and other current assets	75,626	173,750
Total current assets	5,198,303	9,563,511

Property and Equipment, at cost:
Computer equipment	367,854	298,290
Office and laboratory equipment (including assets under capitalized leases)	732,296	624,817
Furniture and fixtures	728,269	186,837
Manufacturing equipment	156,435	156,435
Leasehold improvements	818,939	187,264
	2,803,793	1,453,643
Less-Accumulated depreciation and amortization	(1,165,398)	(1,135,912)
Net property and equipment (including assets under capitalized leases)	1,638,395	317,731

Other Assets:
Restricted cash	9,740	19,739
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs	3,549,328	-
Other assets	826	826
Total other assets	13,184,894	9,645,565
Total assets	$20,021,592	$19,526,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,319,219	$365,298
Deferred revenue from licensing agreements	90,228	123,708
Current portion of capital lease obligation	2,527	2,288
Derivative warrant liability	5,585,141	1,035,337
Accrued expenses and other liabilities	1,581,448	965,832
Total current liabilities	9,578,563	2,492,463
Capital lease obligation, net of current portion	1,361	3,888
Note payable, net of discount	120,834	-
Deferred revenue from licensing arrangements, net of current portion	90,228	61,867
Total liabilities	9,790,986	2,558,218

Commitments
Stockholders’ Equity:
Convertible Preferred Stock:
Series C, $0.01 par value, authorized 10,000 shares, issued and outstanding 9,974.185 at December 31, 2012 and 2011	100	100
Series D, $0.01 par value, authorized 3,600,000 shares, issued and outstanding 3,006,000 at December 31, 2012 and 2011 (preference in liquidation of $3,006,000)	30,060	30,060
Common stock, $0.01 par value, authorized 150,000,000 shares, issued and outstanding 4,437,346 and 3,854,400 shares at December 31, 2012 and 2011, respectively	44,374	38,544
Additional paid-in capital	104,058,087	98,463,225
Common stock subscribed for but not paid for or issued, 3,333 shares at December 31, 2011	-	6,667
Accumulated deficit	(93,902,015)	(81,570,007)
Total stockholders’ equity	10,230,606	16,968,589
Total liabilities and stockholders’ equity	$20,021,592	$19,526,807

See notes to the consolidated financial statements.

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
Licensing revenue	$5,119	$302,059	$225,868
Other revenue	-	145,152	202,592
Total revenues	5,119	447,211	428,460
Operating Expenses:
Research and development	8,670,710	3,796,127	2,578,852
Selling, general and administrative	6,374,429	4,905,757	2,760,062
Total operating expenses	15,045,139	8,701,884	5,338,914
Loss from operations	(15,040,020)	(8,254,673)	(4,910,454)
Other Income (Expense):
Interest income	5,466	4,808	1,519
Interest expense	(504,858)	(13,926)	(37,549)
Debt financing costs	(455,000)	-	-
Qualified therapeutic research grant	-	-	244,480
Gain (loss) on extinguishment of debt/payables	-	(1,514)	183,863
Gain (loss) on disposals of assets	(21,272)	(1,348)	-
Gain (loss) on revaluation of derivative warrant liability	3,683,676	(1,762,938)	371,345
Other income (expense), net	2,708,012	(1,774,918)	763,658
Net loss	(12,332,008)	(10,029,591)	(4,146,796)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	(1,975,211)	-
Deemed dividend on repricing of warrants	-	(4,559,761)	-
Accretion of dividends on Convertible Perpetual Redeemable Preferred Stock	-	(157,733)	(131,659)
Net loss applicable to common shareholders	$(12,332,008)	$(16,722,296)	$(4,278,455)
Net loss per common share, basic and diluted	$(3.12)	$(4.89)	$(1.47)
Basic and diluted weighted average common shares outstanding	3,955,046	3,417,490	2,903,116

See notes to the consolidated financial statements.

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Preferred Stock		Common Stock		Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Carrying Value	Number of Shares	Carrying Value
Balance at December 31, 2009	5,059	$51	2,704,580	$27,046	$74,399,129	$—	$(67,393,620)	$7,032,606
Exercise of warrants	—	—	3,571	35	(35)	—	—	—
Share-based payments — restricted stock, net of forfeitures	—	—	36,300	363	392,886	—	—	393,249
Share-based payments — options, net of forfeitures	—	—	—	—	164,810	—	—	164,810
Fair value of warrants issued for services	—	—	—	—	616,634	—	—	616,634
Fair value of options issued for services	—	—	—	—	59,471	—	—	59,471
Common Stock issued to charitable organization	—	—	6,000	60	113,340	—	—	113,400
Issuance of Common Stock, net of cash issuance costs of $188,333 and non-cash costs of $468,741	—	—	335,674	3,357	3,514,696	—	—	3,518,053
Fair value of fully vested Common Stock issued for services	—	—	26,500	265	465,235	—	—	465,500
Fair value of derivative warrant liabilities reclassified to additional paid-in capital	—	—	—	—	200,357	—	—	200,357
Common Stock subscription, 285,000 shares	—	—	—	—	—	285,000	—	285,000
Dividends on Series B Preferred Stock	13	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(4,146,796)	(4,146,796)
Balance at December 31, 2010	5,072	$51	3,112,625	$31,126	$79,926,523	$285,000	$(71,540,416)	$8,702,284
Exercise of warrants	3,225	32	230,345	2,304	4,917,009	—	—	4,919,345
Series B Preferred Stock redeemed for Series C Preferred Stock in warrant exercise	1,661	17	—	—	(17)	—	—	—
Series B Preferred Stock dividend paid-in-kind	16	—	—	—	—	—	—	—
Common Stock subscription, 33,333 shares	—	—	—	—	—	6,667	—	6,667
Share-based payments – restricted stock, net of forfeitures	—	—	19,000	190	(190)	—	—	—
Share-based payments – options, net of forfeitures	—	—	—	—	836,866	—	—	836,866
Issuance of Common Stock and warrants, net of cash issuance costs of $109,636 and non-cash costs of $41,363	—	—	355,045	3,550	6,435,939	(285,000)	—	6,154,489
Issuance of Series D Preferred Stock and warrants, net of cash issuance costs of $21,299	3,506,000	35,060	—	—	3,449,642	—	—	3,484,702
Fair value of fully vested Common Stock issued for services	—	—	13,800	138	448,802	—	—	448,940
Fair value of derivative warrant liabilities reclassified to additional paid-in capital	—	—	—	—	2,272,597	—	—	2,272,597
Common Stock issued in Series D Preferred Stock conversion	(500,000)	(5,000)	50,000	500	4,500	—	—	—
Common Stock and warrants issued to settle short-term note	—	—	3,000	30	35,470	—	—	35,500
Exercise of stock options	—	—	70,585	706	136,084	—	—	136,790
Net loss	—	—	—	—	—	—	(10,029,591)	(10,029,591)
Balance at December 31, 2011	3,015,974	$30,160	3,854,400	$38,544	$98,463,225	$6,667	$(81,570,007)	$16,968,589

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 – (CONTINUED)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Carrying Value	Number of Shares	Carrying Value
Exercise of warrants	—	—	16,545	166	211,852	—	—	212,018
Exercise of stock options	—	—	22,453	225	195,034	—	—	195,259
Proceeds from issuance of Common Stock, net	—	—	408,000	4,080	3,268,122	—	—	3,272,202
Issuance of Common Stock subscribed	—	—	—	—	6,667	(6,667)	—	—
Fair value of Common Stock and warrants issued for services	—	—	9,533	95	153,369	—	—	153,464
Fair value of derivative warrant liabilities reclassified to additional paid-in capital	—	—	—	—	61,520	—	—	61,520
Share-based compensation	—	—	126,415	1,264	1,698,298	—	—	1,699,562
Net loss	—	—	—	—	—	—	(12,332,008)	(12,332,008)
Balance at December 31, 2012	3,015,974	$30,160	4,437,346	$44,374	$104,058,087	$—	$(93,902,015)	$10,230,606

See notes to the consolidated financial statements.

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2012	2011	2010
Cash Flows From Operating Activities:
Net loss	$(12,332,008)	$(10,029,591)	$(4,146,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	145,155	47,916	109,413
Share-based compensation, net	1,409,562	836,866	164,810
Fair value of common stock issued as charitable contribution	—	—	113,400
Fair value of common stock and warrants issued for services	153,464	448,940	935,144
Fair value of options issued for services		—	59,471
(Gain) loss on revaluation of derivative warrant liability	(3,683,676)	1,762,938	(371,345)
Non-cash (gain) loss on extinguishment of debt	—	1,514	(183,863)
Non-cash interest expense	—	12,159	35,190
Non-cash loss on disposals of assets	21,272	5,688	—
Non-cash debt financing costs	455,000	—	—
Cash received from lessor as a lease incentive	236,974	—	—
Amortization of discount on note payable	120,834	—	—
Amortization of non-cash deferred financing costs	423,126	—	—
Changes in assets and liabilities:
Accounts receivable	37,065	104,423	(11,452)
Prepaid expenses and other current assets	98,124	(79,003)	31,436
Deposits and other assets	9,999	(576)	1,750
Accounts payable	1,953,921	(240,336)	(320,078)
Deferred revenue from licensing arrangements	(5,119)	(302,059)	(225,868)
Accrued expenses and other liabilities	668,642	505,184	178,969
Net cash used in operating activities	(10,287,665)	(6,925,937)	(3,629,819)
Cash Flows from Investing Activities:
Purchase of furniture, equipment and leasehold improvements	(1,487,091)	(323,301)	(14,415)
Decrease (increase) in restricted cash	(157,463)	5,510	(265,500)
Net cash used in investing activities	(1,644,554)	(317,791)	(279,915)
Cash Flows From Financing Activities:
Proceeds from Platinum note payable	3,000,000	—	—
Proceeds from exercise of warrants	212,018	4,919,346	—
Proceeds from issuance of common stock and warrants, net of expenses	3,278,869	6,439,489	3,886,794
Principal payments for capital lease obligations	(2,288)	(2,071)	(1,874)
Proceeds from issuance of Series D Convertible Preferred Stock and warrants, net of expenses	—	2,478,701	—
Proceeds from bridge notes	—	1,000,000	250,000
Repayment of bridge notes	—	(75,000)	(50,000)
Proceeds from exercise of stock options	195,259	136,790	—
Net cash provided by financing activities	6,683,858	14,897,255	4,084,920
Net increase (decrease) in cash and cash equivalents	(5,248,361)	7,653,527	175,186
Cash and cash equivalents, beginning of period	8,995,571	1,342,044	1,166,858
Cash and cash equivalents, end of period	$3,747,210	$8,995,571	$1,342,044

See notes to the consolidated financial statements.

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Disclosure of Cash Flow Information and Non Cash Financing Transactions:	For the Years Ended December 31,
	2012	2011	2010
Cash paid for interest	$515	$1,768	$2,124
Accretion of dividend on Series B Perpetual Redeemable Preferred Stock	$—	$157,733	$131,659
Deemed dividend on beneficial conversion of Series D Convertible Preferred Stock	$—	$1,975,211	$—
Issuance of common stock in settlement of short term note	$—	$35,500	$100,000
Issuance of common stock in settlement of accounts payable	$—	$—	$23,000
Issuance of common stock in connection with issuance of promissory notes	$—	$—	$48,500
Conversion of notes payable and accrued interest into Series D Convertible Preferred Stock	$—	$1,006,000	$—
Conversion of Series D Convertible Preferred Stock into Common Stock	$—	$500,000	$—
Redemption of Series B Perpetual Redeemable Preferred Stock for Series C Preferred Stock in connection with October 27, 2011 warrant exercises	$—	$1,701,672	$—
Reclassification of derivative warrant liability to additional paid-in capital	$61,520	$2,272,597	$200,357
Fair value of warrants included in stock issuance costs	$—	$41,363	$468,741
Common stock subscription receivable	$—	$6,667	$285,000
Fair value of common stock issued in connection with settlement agreement	$(82,000)	$290,000	$—
Cancellation of restricted common stock	$—	$5,250	$—
Deemed dividend on repricing of warrants	$—	$4,559,761	$—
Fair value of Commitment Warrant issued in connection with debt financing	$4,840,000	$—	$—
Fair value of Draw Warrant issued for note payable recorded as discount	$3,000,000	$—	$—
Fair value Draw Warrant issued for note payable recorded as debt financing costs	$455,000	$—	$—

See notes to the consolidated financial statements.

ECHO THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION AND BASIS OF PRESENTATION

Echo Therapeutics, Inc. (the “Company”) is a transdermal medical device company with significant expertise in advanced skin permeation technology that is primarily focused on continuous glucose monitoring and needle-free drug delivery.  The Company is developing its Prelude® SkinPrep System (“Prelude”) as a platform technology to allow for significantly enhanced and painless skin permeation that will enable two important applications:

•	analyte extraction, with the Symphony® CGM System (“Symphony”) for needle-free, continuous glucose monitoring for use in hospital critical care units and for people with diabetes; and
•	enhanced needle-free drug delivery.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sontra Medical, Inc., a Delaware corporation (and all significant intercompany balances have been eliminated by consolidation) and have been prepared on a basis assuming that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Certain amounts in prior periods have been reclassified to conform to current presentation.

Liquidity and Management’s Plans

As of December 31, 2012, the Company had cash of approximately $3,747,000, a working capital deficit of approximately $4,380,000, and an accumulated deficit of approximately $93,902,000.  The Company continues to incur recurring losses from operations.  The Company will require additional capital to fund our product development, research, manufacturing and clinical programs in accordance with our current planned operations.  The Company has funded its operations in the past primarily through debt and equity issuances.  Management intends to utilize our current financing arrangements and pursue additional financing to fund its operations.  Management believes that it will be successful in meeting the milestones required under their current financing arrangement or raising additional capital. No assurances can be given that additional capital will be available on terms acceptable to the Company.  Subsequent to December 31, 2012, the Company received net proceeds from a Common Stock financing of approximately $10,666,000, of which $3,113,366 was used to fully repay the Notes we issued to Platinum-Montaur Life Sciences, LLC in connection with our $20 million non-revolving draw credit facility with Platinum-Montaur Life Sciences, LLC (see Note 9).

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of ninety days or less to be cash equivalents. Cash equivalents consisted of money market funds as of December 31, 2012 and 2011. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federally insured limits.  Restricted cash consists of a $250,000 letter of credit issued in favor of one of the Company’s key product development vendors for each of the years ended December 31, 2012 and 2011 and a $157,463 letter of credit in favor of a landlord for the year ended December 31, 2012.  Non-current restricted cash as of December 31, 2012 and 2011 represents a security deposit on the Company’s leased offices.

Accounts Receivable

Accounts receivable represent amounts billed by the Company. An allowance for doubtful accounts is determined based on management’s best estimate of probable losses inherent in the accounts receivable balance. Amounts determined to be uncollectible are written off against the allowance.  Management assesses the allowance based on information regarding nature of the receivables and historical experience.

Intangible Assets and Other Long-Lived Assets

The Company records intangible assets at the acquisition date fair value. In connection with the acquisition of Durham Pharmaceuticals Ltd., a North Carolina corporation doing business as Echo Therapeutics, Inc. (the “ETI Acquisition”), intangible assets related to contractual arrangements were amortized over the estimated useful life of three (3) years and ended in 2010.  Intangible assets related to technology are expected to be amortized on a straight-line basis over the period ending in 2019 and will commence upon revenue generation.

The Company reviews intangible assets annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life of any intangible asset. Conditions that would indicate impairment and trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If the carrying value of an asset exceeds its undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified.

For other long-lived assets, the Company evaluates quarterly whether events or circumstances have occurred that indicate that the carrying value of these assets may be impaired.

The Company generally calculates fair value as the present value of estimated future cash flows it expects to generate from the asset using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

The Company performs a regular review of the underlying assumptions, circumstances, time projections and revenue and expense estimates to decide if there is a possible impairment. In reviewing the long-lived assets relating to the ETI Acquisition as of December 31, 2012, the Company concluded that there was no impairment of the carrying value of such long-lived assets. No impairment losses were recorded for the years ended December 31, 2012, 2011 and 2010.

Depreciation and Amortization

The Company provides for depreciation and amortization by charges to operations for the cost of assets using the straight-line method based on the estimated useful lives of the related assets, as follows:

Asset Classification	Estimated Useful Life
Computer equipment	3 years
Office and laboratory equipment	3-5 years
Furniture and fixtures	7 years
Manufacturing equipment	5 years
Leasehold improvements	Life of lease

Share-Based Payments

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock award. The Company’s policy is to grant employee and director stock options with an exercise price equal to or greater than the fair value of the Common Stock at the date of grant.

The Company recognizes compensation costs resulting from the issuance of stock-based awards to non-employees as an expense in the statement of operations over the service period based on a measurement of fair value for each stock award.

Fair Values of Assets and Liabilities

The Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1:
Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:
Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. For example, Level 2 assets and liabilities may include debt securities with quoted prices that are traded less frequently than exchange-traded instruments.

Level 3:
Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and long-term derivative contracts.

The Company's financial liabilities measured at fair value on December 31, 2012 and 2011 consists of a derivative warrant liability which is classified as Level 3 in fair value hierarchy (see Note 7). The Company uses a valuation method, the Black-Scholes option pricing model, and the requisite assumptions in estimating the fair value for the warrants considered to be derivative instruments. These assumptions include the fair value of the underlying stock, risk-free interest rates, volatility, expected life and dividend rates. The Company has no financial assets measured at fair value.

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There were no such adjustments in the years ended December 31, 2012, 2011 and 2010.

Derivative Instruments

The Company generally does not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase Common Stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, the Company reclassifies the fair value to equity.

Concentration of Credit Risk

The Company has no significant off-balance-sheet risk. Financial instruments, which subject the Company to credit risk, principally consist of cash and cash equivalents. The Company mitigates its risk by maintaining the majority of its cash and equivalents with high-quality financial institutions.

Financial Instruments

The estimated fair value of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and capital lease obligation, approximates their carrying value due to the short-term nature of these instruments and their market terms.  The Company estimates the fair value of its notes payable to be its face value of $3,000,000, which exceeds the carrying value because the carrying value has been recorded net of debt discounts.

Net Loss per Common Share

Basic and diluted net loss per share of Common Stock has been computed by dividing the net loss applicable to common stockholders in each period by the weighted average number of shares of Common Stock outstanding during such period. For the periods presented, options, warrants and convertible securities were anti-dilutive and therefore excluded from diluted loss per share calculations.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, which is the development of transdermal skin permeation and diagnostics medical devices and, specialty pharmaceutical drugs. As of December 31, 2012 and 2011, all of the Company’s assets were located in the United States.

Grant Income

Grants received are recognized as income when the related work is performed and the qualifying research and development costs are incurred and are presented as Other Income on the Company’s consolidated statements of operations.  The Company received a grant totaling approximately $244,500 under the Qualified Therapeutic Discovery Project Grants Program during 2010.  The Qualified Therapeutic Discovery Project Grants Program was included in the healthcare reform legislation and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to: (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions; (b) reduce long-term health care costs in the United States; or (c) significantly advance the goal of curing cancer within the next 30-year period.

Research and Development Expenses

The Company charges research and development expenses to operations as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel and outside contractor and consulting services. Other research and development expenses include the costs of materials and supplies used in research and development, prototype manufacturing, clinical studies, related information technology and an allocation of facilities costs.

Income Taxes

The Company is primarily subject to U.S. federal, Massachusetts, Pennsylvania and New Jersey state income tax. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax authorities.

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, since the Company cannot be assured of realizing the deferred tax asset, a full valuation allowance has been provided.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. There was no uncertain tax position liabilities recorded at December 31, 2012 and 2011.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2012 and 2011, the Company had no accruals for interest or penalties related to income tax matters.

Licensing and Other Revenue Recognition

To date, the Company has generated revenue primarily from licensing agreements, including upfront, nonrefundable license fees, with collaborators and licensees. The Company recognizes revenue when the following criteria have been met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred and risk of loss has passed;
•	the price to the buyer is fixed or determinable; and
•	collectability is reasonably assured.

In addition, when evaluating multiple element arrangements, the Company considers whether the components of the arrangement represent separate units of accounting. Multiple elements are divided into separate units of accounting if specified criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. Otherwise, the applicable revenue recognition criteria are applied to combined elements as a single unit of accounting.

The Company typically receives upfront, nonrefundable payments for the licensing of its intellectual property upon the signing of a license agreement. The Company believes that these payments generally are not separable from the payments it receives for providing research and development services because the license does not have stand-alone value from the research and development services it provides under its agreements. Accordingly, the Company accounts for these elements as one unit of accounting and recognizes upfront, nonrefundable payments as revenue on a straight-line basis over its contractual or estimated performance period. Revenue from the reimbursement of research and development efforts is recognized as the services are performed based on proportional performance adjusted from time to time for any delays or acceleration in the development of the product and is included in Other Revenue. The Company determines the basis of the estimated performance period based on the contractual requirements of its collaboration agreements. At each reporting period, the Company evaluates whether events warrant a change in the estimated performance period.

Other Revenue includes amounts earned and billed under the license and collaboration agreements for reimbursement of research and development costs for contract engineering services. For the services rendered, principally third-party contract engineering services, the revenue recognized approximates the costs associated with the services.

Recently Issued Accounting Pronouncements

In July 2012, the FASB issued Accounting Standards Update ("ASU") No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which gives companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired.  If a company determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year.  However, if a company concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any.  The amendments in the ASU are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012, which is fiscal 2013 for the Company.  Early adoption is permitted. The Company is currently assessing its adoption plans.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210), that provides amendments for disclosures about offsetting assets and liabilities.  The amendments require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement.  This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements.  The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Disclosures required by the amendments should be provided retrospectively for all comparative periods presented. For the Company, the amendment is effective for fiscal year 2013.  The Company is currently evaluating the impact these amendments may have on its disclosures.

(3)           CASH AND CASH EQUIVALENTS

As of December 31, 2012, the Company held approximately $3,747,000 in cash and cash equivalents. The Company’s cash equivalents consist solely of money market funds at a major banking institution.  From time to time, the Company may have cash balances in excess of federal insurance limits. The Company has never experienced any previous losses related to these uninsured balances.

(4)           INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of assets from Durham Pharmaceuticals Ltd. in 2007.  As of December 31, 2012, and 2011, intangible assets related to the ETI Acquisition are summarized as follows:

			2012		2011
	Estimated		Accumulated
	Life	Cost	Amortization	Net	Net
Contract related intangible asset:
Cato Research discounted contract	3 years	$355,000	$355,000	$—	$-
Technology related intangible assets:
Patents for the AzoneTS-based product candidates and formulation	6 years	1,305,000	—	1,305,000	1,305,000
Drug Master Files containing formulation, clinical and safety documentation used by the FDA	6 years	1,500,000	—	1,500,000	1,500,000
In-process pharmaceutical products for 2 indications	6 years	6,820,000	—	6,820,000	6,820,000
Total technology related intangible assets		9,625,000	—	9,625,000	9,625,000
Total, net		$9,980,000	$355,000	$9,625,000	$9,625,000

Intangible assets related to technology are expected to be amortized on a straight-line basis over the period ending 2019, when the underlying patents expire, and will commence upon revenue generation which the Company estimates may occur as early as the middle of 2014.

The Cato Research contract related to this intangible asset was amortized over a three year period, which ended in 2010.  Amortization expense relating to the contract was approximately $84,000 for the year ended December 31, 2010 and is included in research and development in the Consolidated Statement of Operations.

Estimated amortization expense for each of the next five years is as follows:
Year Ending December 31, 2012:	Estimated Amortization Expense
2013	$—
2014	1,604,000
2015	1,604,000
2016	1,604,000
2017	1,604,000
2018	1,604,000

(5)           OPERATING LEASE COMMITMENTS

The Company leases approximately 37,000 square feet of manufacturing, laboratory and office space in a single-story building located in Franklin, Massachusetts under a lease expiring October 31, 2007.

The Company also leases approximately 7,900 square feet of corporate office space in a multi-story building located in Philadelphia, Pennsylvania under a lease expiring May 31, 2017.

Future minimum lease payments for each of the next five years under these operating leases at December 31, 2012 are approximately as follows:

Year Ending December 31, 2012:	Franklin	Philadelphia	Total
2013	$421,000	$185,000	$606,000
2014	431,000	189,000	620,000
2015	441,000	194,000	635,000
2016	451,000	198,000	649,000
2017	383,000	83,000	466,000
Total	$2,127,000	$849,000	$2,976,000

The Company’s facilities lease expense was approximately $339,000, $224,000 and $169,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

(6)           CREDIT FACILITY WITH PLATINUM-MONTAUR LIFE SCIENCES, LLC

On August 31, 2012, the Company and Platinum-Montaur Life Sciences, LLC (“Montaur”) entered into a Loan Agreement (the “Loan Agreement”) pursuant to which Montaur made a non-revolving draw credit facility (the “Credit Facility”) of up to $20,000,000 available to the Company, a substantial portion of which is subject to the successful achievement of certain clinical and regulatory milestones set forth in the Loan Agreement, with an initial available principal amount of $5,000,000 (the “Maximum Draw Amount”).  The Company issued to Montaur a Promissory Note dated August 31, 2012 (the “Note”), with a maturity date of five years from the date of closing (the “Maturity Date”).  The Company has used the proceeds from the Credit Facility to fund operations.

The principal balance of each draw will bear interest from the applicable draw date at a rate of 10% per annum, compounded monthly. The accrued interest expense for the year ended December 31, 2012 was approximately $61,000 and is included in interest expense. The Company is required to make interest payments on the principal amount due in connection with each draw on the first business day of each month until the Maturity Date.  The Company is also required to make a mandatory prepayment on each interest payment date of an amount equal to one-third of its total revenue for the then prior fiscal quarter, up to the maximum amount outstanding under the Note at that time.  The Company is not, however, required to make such interest payment or mandatory prepayment if doing so would reduce the Company’s cash and cash equivalents to less than $5,000,000.  Any amounts not previously paid in full will be due and payable on the Maturity Date.  The Company will have the right to permanently prepay any draw, in whole or in part, prior to the Maturity Date.

The Company’s subsidiary, Sontra Medical, Inc. (“Sontra”), agreed to guarantee the obligations of the Company under the Note pursuant to a guaranty agreement entered into on August 31, 2012 (the “Guaranty”). Additionally, the Note is secured by the Pledged Revenue (as defined in the Loan Agreement) of the Company and the Company’s subsidiaries pursuant to a Security Agreement dated as of August 31, 2012 by and among the Company, Sontra and Montaur.  Upon the earlier of the Maturity Date of the Note or an event of default, as defined in the Loan Agreement, the Note shall be secured by substantially all of the assets of the Company and any of its subsidiaries, which security interest shall not be effective until such event of default or maturity, pursuant to a Default Security Agreement dated August 31, 2012 by and among the Company, Sontra and Montaur.  The Company also has agreed to pay all costs associated with registering the shares underlying the Warrants (should it choose to register such shares) and to indemnify Montaur from liability resulting from the registration of such shares (subject to certain standard exceptions) in accordance with a Registration Indemnity Agreement between the Company and Montaur.

Pursuant to the Loan Agreement, the Company issued Montaur a warrant to purchase 400,000 shares of its Common Stock, with a term of five years and an exercise price of $20.00 per share (the “Commitment Warrant”).  The fair value of the warrant was determined to be approximately $4,840,000 and was recorded as a deferred financing cost that will be amortized to interest expense over the term of the Note.  Of this cost, $968,004 is reflected in Current Assets, representing the portion which will be amortized over the next twelve months. Amortization of the deferred financing cost for the year ended December 31, 2012 was $323,000 and is included in interest expense.

In addition, for each $1,000,000 of funds borrowed pursuant to the Credit Facility, the Company will issue Montaur a warrant to purchase 100,000 shares of Common Stock, with a term of five years and an exercise price equal to 150% of the market price of the Common Stock at the time of the draw, but in no event less than $20.00 or more than $40.00 per share (together with the Commitment Warrant, the “Warrants”). All of the Warrants are immediately exercisable and will have a term of five years from the issue date. The exercise price of the Warrants is subject to adjustment for stock splits, combinations or similar events.  An exercise under the Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the 4.99% ownership limitation upon sixty-one (61) days’ advance written notice to the Company.

On September 14, 2012, the Company submitted a draw request to Montaur in the amount of $3,000,000 in the form required by the Loan Agreement (the “September Request”).  The Company ultimately received the $3,000,000 of draws in the following increments.  $1,000,000 on September 20, 2012, $500,000 on October 17, 2012, and $1,500,000 on November 6, 2012.  These draws were recorded on the Consolidated Balance Sheet under note payable, net of the initial $3,000,000 in discounts recorded related to the warrants issued and described below.  We have accrued interest of approximately $61,000 on the $3,000,000 note payable at a rate of 10% per annum, compounded monthly through the year ended December 31, 2012.

In accordance with the Loan Agreement and as a result of funding received from Montaur, the Company issued to Montaur separate warrants concurrent with the three draws above to purchase 100,000, 50,000 and 150,000 shares of Common Stock each with a term of five years, and exercise prices of $21.30, $22.70 and 21.10 per share, respectively.  The fair value of the warrants issued of $3,000,000 was determined to be approximately $3,455,000, of which $3,000,000 was treated as a debt discount and is being accreted to interest expense over the term of the Note.  Amortization of the debt discount for the year ended December 31, 2012 was approximately $121,000 and is included in interest expense in the Consolidated Statement of Operations.  The excess of the fair value of the warrants over the amount drawn under the note payable of approximately $455,000 was expensed at issuance and recorded as debt financing costs in the Consolidated Statement of Operations for the year ended December 31, 2012.  The carrying value of the note payable at December 31, 2012 was the accreted balance of $120,834.

Subsequent Event

On March 1, 2013, the Company elected to prepay all outstanding draws under the Montaur Credit Facility totaling $3,113,366, which includes interest accrued and unpaid to that date of $113,366.  After such date, no principal amount is outstanding under the Credit Facility.  Concurrent with this prepayment, the Company recorded non-cash interest expense of approximately $2,800,000 in 2013 relating to the unamortized debt discount on the outstanding draws paid off.

(7)           DERIVATIVE WARRANT LIABILITY

Derivative financial instruments are recognized as a liability on the consolidated balance sheet and measured at fair value.

At December 31, 2012 and 2011, the Company had outstanding warrants to purchase 1,254,004 and 752,753 shares of its common stock, respectively. Included in these outstanding warrants at December 31, 2012 and 2011 are warrants to purchase 736,016 and 72,515 shares, respectively, that are considered to be derivative instruments since the agreements contain “down round” provisions whereby the number of shares covered by the warrants is subject to change in the event of certain dilutive stock issuances. The fair value of these derivative instruments at December 31, 2012 and 2011 was approximately $5,585,000 and $1,035,000, respectively, and is included in Derivative Warrant Liability, a current liability. Changes in fair value of the derivative financial instruments are recognized currently in the Statements of Operations as a Gain (Loss) on Revaluation of Derivative Warrant Liability. The changes in the fair value of the derivative warrant liability for the years ended December 31, 2012, 2011 and 2010 resulted in a gain (loss) of approximately $3,684,000, $(1,763,000) and $371,000, respectively.

The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock for each reporting period. Of the total warrants exercised in 2012 and 2011, warrants to purchase 141,947 shares of Common Stock were exercised in 2011 pursuant to a cashless exercise provision.  No warrants were exercised in 2012 pursuant to a cashless exercise provision.

For the years ended December 31, 2012 and 2011, warrants with down round provisions to purchase 16,546 and 65,315 shares, respectively, were exercised and certain anti-dilution rights were waived (see Note 12) which resulted in a reclassification to additional paid-in capital in the amount of approximately $62,000 and $2,273,000, respectively.

The table below presents the changes in the Level 3 derivative warrant liability measured at fair value on a recurring basis:

	2012	2011
Liabilities:
Derivative warrant liability as of January 1	$1,035,337	$1,544,996
Warrants issued under Montaur credit facility	8,295,000	-
Total unrealized losses included in net loss (1)	500,000	2,191,147
Total realized losses included in net loss (1)	1,438	978,678
Total unrealized gains included in net loss (1)	(4,077,433)	(1,377,261)
Total realized gains included in net loss (1)	(107,681)	(29,626)
Reclassification of liability to additional paid-in capital for warrants	(61,520)	(2,272,597)
Derivative warrant liability as of December 31	$5,585,141	$1,035,337
________________________
(1) Included in gain or loss on revaluation of derivative warrant liability in the Consolidated Statement of Operations.

(8)           PREFERRED STOCK

The Company is authorized to issue up to 40,000,000 shares of preferred stock with such rights, preferences and privileges as are determined by the Board of Directors.

Series B Perpetual Redeemable Preferred Stock and Warrant Financing

The Company had authorized 40,000 share of non-convertible Series B Perpetual Preferred Stock, $0.01 par value (“Series B Stock”).  After giving effect to an exchange in October 2011 where certain warrants to purchase Common Stock were exercised and, in lieu of delivering to the Company the cash exercise price for such warrant exercises, the investor surrendered an aggregate of 170.1672 shares of Series B Stock with a redeemable value of $1,701,672.  As a part of the exchange, the Company issued an aggregate of 1830.895 shares of Series C Stock.  After giving effect to the exchange, the Company has no authorized, issued or outstanding Series B stock.

Series C Convertible Preferred Stock

The Company has authorized 10,000 shares of Series C Stock, of which 9,974.185 shares were issued and outstanding as of December 31, 2012 and 2011. The Series C Stock was created on June 30, 2009.

Key terms of the Series C Stock are as follows:

•
Pursuant to the terms of the Certificate of Designation, Preference and Rights of Series C Preferred Stock (the “Series C Certificate”), each share of Series C Stock is initially convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits, combinations or similar events.

•	Each holder who receives Series C Stock may convert its Series C Stock at any time following its issuance.

•
In the event of any Liquidation Event (as defined in the Series C Certificate), the holders of Series C Stock will be entitled to receive (subject to the rights of any securities designated as senior to the Series C Stock) a per share liquidation preference equal to an amount calculated by taking the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for  the Series C Stock, divided by the total of (x) all of the then outstanding shares of Common Stock, plus (y) all of the shares of Common Stock into which all of the outstanding shares of the Series C Stock can be converted, in each case prior to any distribution to the holders of Common Stock or any other securities designated as junior to the Series C Stock.

Series D Convertible Preferred Stock

The Company has authorized 3,600,000 shares of Series D Preferred Stock (the “Series D Stock”), of which 3,006,000 shares were issued and outstanding as of December 31, 2012 and December 31, 2011.

Key terms of the Series D Stock are as follows:

•
Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock, the shares of Series D Stock are initially convertible into shares of Common Stock at a price per share equal to $10.00, subject to adjustment for stock splits, business combinations or similar events, and shall have a liquidation preference equal to their stated value.

•	Each holder who receives Series D Stock may convert it at any time following its issuance.

•	The Series D Stock does not pay a dividend and is not redeemable.

On February 8, 2011 the Company entered into a Series D Convertible Preferred Stock Purchase Agreement (the “Series D Agreement”) with Montaur and certain other strategic accredited investors (each, a “Series D Investor” and collectively, the “Series D Investors”) in connection with the Company’s private placement (the “Series D Financing”) of Series D Convertible Preferred Stock (“Series D Stock”) at a price per share of $1.00. For every $100,000 face value of Series D Stock purchased in the Series D Financing, the Series D Investor was issued (i) Series 1 warrants to purchase 5,000 shares of Common Stock with an exercise price of $15.00 per share (the “Series D-1 Warrants”), and (ii) Series 2 warrants to purchase 5,000 shares of Common Stock with an exercise price of $25.00 per share (the “Series D-2 Warrants” and, together with the Series D-1 Warrants, the “Series D Warrants”).

On February 8, 2011 there was a closing in connection with the Series D Agreement and the Company received cash proceeds of $2,500,000 for the purchase of 2,500,000 shares of Series D Stock. The Company issued 1,006,000 shares of Series D Stock in exchange for the extinguishment of an 8% Senior Promissory Note issued by the Company on January 5, 2011 in the principal amount of $1,000,000, plus interest accrued through February 1, 2011 in the amount of $6,000.

The Company issued an aggregate of 1,753,000 Series D-1 Warrants and 1,753,000 Series D-2 Warrants to the Series D Investors pursuant to the Series D Agreement. The Series D Warrants are immediately exercisable and expire on February 7, 2013; however, if the Series D Warrants are not exercised in full by February 7, 2013 by virtue of the application of a beneficial ownership “blocker”, then the term of the Series D Warrants shall be extended for thirty (30) days past the date on which the beneficial ownership blocker is no longer applicable. An exercise under the Series D Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the foregoing provision upon 61 days’ advance written notice to the Company. The exercise price of these warrants is subject to adjustment for stock splits, business combinations or similar events.

In connection with issuance of Series D Stock, the conversion feature of Series D Stock was considered beneficial, or “in the money”, at issuance due to a conversion rate that allows the investor to obtain the Common Stock at below market price. The Company recorded a deemed dividend on the beneficial conversion feature equal to the incremental fair value resulting from the reduction in the conversion rate of $1,975,211. This deemed dividend is included in the 2011 Consolidated Statement of Operations in arriving at the Net Loss Applicable to Common Shareholders.

In accordance with (i) the Certificate of Designation, Rights and Preferences of the Series B Stock (the “Series B Certificate”) and (ii) a letter agreement dated January 19, 2010 between the Company and the sole holder of the Series B Stock (the “Series B Holder”), the Company was obligated to use 25% of the gross proceeds from the Series D Financing to redeem the Series B Stock. On February 4, 2011, the Company entered into a letter agreement (the “Letter”) with the Series B Holder pursuant to which the Series B Holder waived the redemption of shares of the Series B Stock triggered by the Series D Financing.

On October 19, 2011, an investor converted 500,000 shares of Series D Stock into 50,000 shares of Common Stock.

(9)           COMMON STOCK

The Company has authorized 150,000,000 shares of Common Stock, $0.01 par value per share, of which 4,437,346 and 3,854,400 shares were issued and outstanding as of December 31, 2012 and December 31, 2011, respectively.

February 2010 Financing

On February 4, 2010, the Company entered into a Common Stock and Warrant Purchase Agreement (the “February Agreement”) with certain strategic institutional and accredited investors in connection with the Company’s private placement (the “February Financing”) of shares of its Common Stock, at a price of $15.00 per share (the “February Shares”). Under the terms of the February Agreement, each investor received warrants to purchase a number of shares of Common Stock with an exercise price of $22.50 per share equal to fifty percent (50%) of the number of February Shares purchased by such investor (the “February Warrants”). The Company issued 163,674 shares of Common Stock and received gross proceeds of approximately $2,455,000 in connection with the February Financing. Total cost to issue the shares was $361,111 which included non-cash costs of $217,141.

Pursuant to the February Agreement, the Company issued an aggregate of 81,836 February Warrants to the investors and 12,890 warrants to the placement agent and its assignees. The February Warrants are immediately exercisable and expire no later than five (5) years from the date of issuance. The exercise price is subject to adjustment for stock splits, combinations or similar events. The February Warrants allow for cashless exercise. An exercise under the February Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the foregoing provision upon sixty-one (61) days’ advance written notice to the Company.

November 2010 Financings

In November 2010, the Company initiated a private placement (the “November 2010 Financing”) of up to 120 units (each, a “Unit” and together, the “Units”) or partial Units at a price per Unit of $25,000. Each Unit consists of (i) 2,500 shares of Common Stock, (ii) Series 1 warrants to purchase 1,250 shares of the Company’s Common Stock with an exercise price of $15.00 per share (the “Series 1 Warrants”), and (iii) Series 2 warrants to purchase 1,250 shares of Common Stock with an exercise price of $25.00 per share (the “Series 2 Warrants”).

Through December 31, 2010, the Company had entered into subscription agreements with certain strategic institutional and accredited investors in connection with the November 2010 Financing for a total of 68.8 units. The Company received gross proceeds from these subscriptions in the amount of $1,720,000. The Company received proceeds of $100,000 in the form of extinguishment of a Short-Term Note issued by the Company on September 28, 2010, which included principal and interest. Additionally, the Company had received a commitment for an additional 11.4 Units for which the expected proceeds of $285,000 had not been received as of December 31, 2010.  This was treated as a stock subscription receivable as of December 31, 2010. The proceeds of $285,000 were received and stock issued in January and February 2011.

As of December 31, 2010, the Company issued an aggregate of 172,000 shares of Common Stock and under commitments for an additional 11.4 Units was obligated to issue an additional 28,500 shares and an aggregate of 100,250 Series 1 Warrants and 100,250 Series 2 Warrants to the investors. These warrants are immediately exercisable and expire three years after issuance. The exercise price is subject to adjustment for stock splits, combinations or similar events. An exercise under these warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the foregoing provision upon sixty-one (61) days’ advance written notice to the Company.

In 2011, the Company entered into a subscription agreement with certain strategic institutional and accredited investors in connection with the November 2010 Financing for a total of 35.66 Units. The Company received proceeds from these subscriptions in the amount of $891,500, which included proceeds of $25,000 in the form of extinguishment of a 2010 Short Term Promissory Note issued by the Company on September 24, 2010. Pursuant to these November 2010 Financing closings that occurred in 2011, the Company issued an aggregate of 44,575 Series 1 Warrants and 44,575 Series 2 Warrants to the investors.

Placement Agent Arrangements for 2010 Financings

On June 30, 2009, the Company entered into an engagement letter with Burnham Hill Partners LLC (“Burnham”) pursuant to which Burnham provided placement agent services to the Company in connection with the Series B Financing.  The Company agreed to pay Burnham (a) a cash fee of $200,000 (the “Series B Fee”) which was due and payable upon the earlier of (i) the Company having a net cash balance in excess of $2,000,000 or (ii) October 1, 2009; and (b) warrants to acquire 40,000 shares of Common Stock, with a term of five years, an exercise price per share equal to 105% of the closing bid price of our Common Stock on June 30, 2009.

On September 30, 2009, the Company and Burnham entered into a letter agreement (the “Burnham Letter”) extending the due date of the Series B Fee. The Letter provides that the Fee is due and payable by the Company upon the earlier of (i) the Company having a cash balance in excess of $2,000,000 or (ii) March 31, 2010.

On March 16, 2010, Burnham LLC agreed that the Company does not owe Burnham any fees that may have been payable pursuant to any and all previous agreements between Burnham and the Company. Accordingly, the Company recorded a gain on extinguishment of financing fee payable of $200,000 in 2010.

On February 4, 2010, the Company entered into an engagement letter with Burnham pursuant to which Burnham provided placement agent services to the Company in connection with the February Financing.  The Company agreed to pay Burnham for its services as follows: (a) a cash fee equal to seven percent (7%) of the gross cash proceeds received by the Company in connection with the February Financing from investors Burnham directly introduced to the February Financing; and (b) warrants to acquire a number of shares of Common Stock equal to 10% of the number of Shares issued to the investors directly introduced to the February Financing by Burnham at a per share exercise price equal to the exercise price of the Warrants and with such other terms and conditions as are equal or substantially similar to those included in the Warrants.  The Company also agreed to pay Burnham’s reasonable out of pocket expenses incurred in connection with the February Financing in an amount not to exceed $5,000.  Burnham received a cash placement fee of $29,925 and the Company issued to Burnham and/or its designees and assignees warrants to purchase 2,850 shares of Common Stock. The fair value of these warrant shares was determined to be approximately $48,000 as of February 3, 2010 which was recorded as both a debit and credit to additional paid-in capital as a stock issuance cost.

On February 4, 2010, the Company entered into an engagement letter with Boenning & Scattergood, Inc. (“Boenning”) pursuant to which Boenning provided placement agent services to the Company in connection with the February Financing.  The Company agreed to pay Boenning for its services as follows: (a) a cash fee equal to seven percent (7%) of the gross cash proceeds received by the Company in connection with the February Financing from investors Boenning directly introduced to the February Financing; and (b) warrants to acquire a number of shares of Common Stock equal to 10% of the number of shares of Common Stock issued to the investors directly introduced to the February Financing by Boenning at a per share exercise price equal to the exercise price of the Warrants and with such other terms and conditions as are equal or substantially similar to those included in the Warrants.  The Company also agreed to pay Boenning’s reasonable out of pocket expenses incurred in connection with the February Financing in an amount not to exceed $5,000. Boenning received a cash placement fee of $110,410 and the Company issued to Boenning and/or its designees and assignees warrants to purchase 10,040 shares of Common Stock. The fair value of these warrant shares was determined to be approximately $169,000 as of February 3, 2010 which was recorded as both a debit and credit to additional paid-in capital as a stock issuance cost.

On September 15, 2010, the Company retained LifeTech Capital, a division of Aurora Capital, LLC (“LifeTech”), as a placement agent.  The Company agreed to pay LifeTech for its services as follows: (a) a cash fee equal to seven percent (7%) of the gross cash proceeds in excess of $150,000 received by the Company in connection with the November 2010 Financing from investors introduced to the November 2010 Financing by LifeTech; and (b) warrants to acquire a number of shares of Common Stock equal to 10% of the securities sold to investors introduced to the November 2010 Financing by LifeTech.  The warrants are identical to those issued to the investors in the November 2010 Financing, except that they include a cashless exercise provision.  LifeTech also received an up-front cash fee of $10,000 for financial advisory services.  In connection with the November 2010 Financing, the Company paid cash fees of $8,750 and $7,875 in 2010 and 2011, respectively, and issued LifeTech warrants to purchase 1,375 shares of Common Stock at an exercise price of $15.00 per share and 1,375 shares of Common Stock at an exercise price of $25.00 per share with a combined fair value of approximately $25,000 which was recorded as non-cash stock issuance cost in 2010. The Company issued LifeTech warrants to purchase 563 shares of Common Stock at an exercise price of $15.00 per share and warrants to purchase 563 shares of Common Stock at an exercise price of $25.00 per share, for a combined fair value of approximately $11,000 which was recorded as a non-cash stock issuance cost in 2011.

On December 29, 2010, the Company also retained Monarch Capital Group, LLC (“Monarch”) as a placement agent.  The Company agreed to pay Monarch for its services as follows: (a) a cash fee equal to seven percent (7%) of the gross cash proceeds received by the Company in connection with the November 2010 Financing from investors introduced to the November 2010 Financing by Monarch; and (b) warrants to acquire a number of shares of Common Stock equal to 10% of the securities sold to investors introduced to the November 2010 Financing by Monarch.  The warrants are identical to those issued to the investors in the November 2010 Financing.  The Company paid cash fees to Monarch of $29,750 and $19,250 in 2010 and 2011, respectively. The Company has issued Monarch warrants to purchase 2,125 shares of Common Stock at an exercise price of $15.00 per share and 2,125 shares of Common Stock at an exercise price of $25.00 per share pursuant to this arrangement with a combined fair value of approximately $42,000 which was recorded as non-cash stock issuance cost in 2010. The Company issued Monarch warrants to purchase 1,375 shares of Common Stock at an exercise price of $15.00 per share and warrants to purchase 1,375 shares of Common Stock at an exercise price of $25.00 per share, for a combined fair value of approximately $30,000 which was recorded as a non-cash stock issuance cost in 2011.

December 2011 Financing

On December 5, 2011, the Company entered into purchase agreements with certain strategic investors relating to the issuance and sale of an aggregate of 239,895 shares of Common Stock, par value $0.01, and warrants to purchase an aggregate of  95,959 shares of Common Stock. The Common Stock and warrants to purchase Common Stock were sold in units, with each unit consisting of (i) one share of Common Stock and (ii) a warrant to purchase 0.4 of a share of Common Stock, at a public offering price of $22.50 per unit. The warrants will become exercisable six months after the date of issuance at an exercise price of $30.00 per share, and will expire three years from the date of issuance. The Company issued 239,895 shares on December 7, 2011, raising $5,397,625.

December 2012 Financings

On December 19, 2012, the Company entered into Stock Purchase Agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 40,000 shares of the Company’s Common Stock at a purchase price of $8.00 per share, for aggregate consideration of $320,000 in cash.

On December 20, 2012, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. with respect to the issuance and sale of an underwritten public offering by the Company of 320,000 shares of the Company’s Common Stock, at a price to the public of $9.50 per share with a 45-day option to purchase up to an additional 48,000 shares. The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The net proceeds to the Company, after deducting the underwriting discount and other offering expenses payable by the Company, from the sale of 368,000 shares (including 48,000 shares sold pursuant to the over-allotment option) in the offering were approximately $3,036,000. The Company expects to use the net proceeds of the offering for general corporate purposes, including manufacturing ‘get ready’ and key equipment purchases; planned clinical trial expenses; sales and marketing channel preparations; European operations planning; other research and development expenses and general and administrative expenses.

January 2013 Financing (Subsequent Event)

On January 31, 2013 and February 1, 2013, the Company entered into underwriting agreements (collectively, the “Underwriting Agreements”) with Aegis Capital Corp. as a representative of both underwriters (collectively, the “Underwriters”), with respect to the issuance and sale in an underwritten public offering by the Company of an aggregate 1,363,334 shares of the Company’s Common Stock, at a price to the public of $7.50 per share with a 45-day option to purchase up to an additional 204,500 shares. The Underwriting Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The net proceeds to the Company, after deducting the underwriting discount and other offering expenses payable by the Company, from the sale of 1,567,834 shares (including 204,500 shares sold pursuant to the over-allotment option) in the offering were approximately $10,666,000. At the time of the offering, the Company expected to use a portion of the net proceeds of the offering to pay off the Notes issued to Platinum-Montaur Life Sciences, LLC in connection with the $20 million non-revolving draw credit facility with Platinum-Montaur Life Sciences, LLC. The Notes were scheduled to mature on August 31, 2017.  As of March 1, 2013, the entire balance under the Notes was $113,366, which included $3,000,000 of principal and $113,366 of accrued and unpaid interest.  See Note 6 for the subsequent repayment of this debt on March 1, 2013.

Stock Issued in Exchange for Services

During the years ended December 31, 2012, 2011 and 2010, the Company issued 9,534, 13,800 and 26,500 shares of Common Stock, respectively, with a fair value of $153,464, $449,000 and $466,000, respectively, to vendors in exchange for their services.  The Company recorded expense related to these issuances, which represents the fair value of the related stock at the time of issuance, to Selling, General and Administrative expense.

(10)           STOCK OPTIONS

In March 2003, the Company’s shareholders approved its 2003 Stock Option and Incentive Plan (the “2003 Plan”). Pursuant to the 2003 Plan, the Company’s Board of Directors (or its committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options, restricted stock, and other stock-based awards to the Company’s employees, officers, directors, consultants and advisors. As of December 31, 2012, the maximum aggregate number of shares that may be authorized for issuance under the 2003 Plan for all periods is 160,000 shares. As of December 31, 2012, there were 31,125 restricted shares of Common Stock issued and options to purchase an aggregate of 82,125 shares of Common Stock outstanding under the 2003 Plan and 42,275 shares available for future grants.

In May 2008, the Company’s shareholders approved the 2008 Equity Compensation Plan (the “2008 Plan”). The 2008 Plan provides for grants of incentive stock options to employees and nonqualified stock options and restricted stock to employees, consultants and non-employee directors of the Company. In July 2010, the Company’s shareholders approved an amendment to the 2008 Plan to increase the maximum number of shares of Common Stock available under the Plan by 2,000,000 shares to 4,700,000 shares.  In June 2012, the Company’s shareholders approved an amendment to the 2008 Plan to increase the maximum number of shares available under the Plan by 5,300,000 shares to 10,000,000 shares.  As of December 31, 2012, there were restricted shares of Common Stock issued and options to purchase an aggregate of 444,224 shares of Common Stock outstanding under the 2008 Plan and 9,542,776 shares available for future grants.

The tables below show the remaining shares available for future grants for each plan and the outstanding shares.

	Stock Option Plans
	2003	2008
Shares Available For Issuance:
Total reserved for stock options and restricted stock	160,000	10,000,000
Restricted stock issued net of cancellations	(31,125)	(256,891)
Stock options granted	(154,449)	(254,500)
Add back options cancelled before exercise	67,849	54,167
Options cancelled by plan vote	-	-
Remaining shares available for future grants	42,275	9,542,776
			Not Pursuant to a Plan
Total granted	154,449	254,500	310,000
Less: Options cancelled	(67,849)	(54,167)	(138,333)
Options exercised	(35,600)	(13,000)	(66,667)
Shares outstanding, before restricted stock	51,000	187,333	105,000
Restricted stock issued, net of cancellations	31,125	256,891	28,484
Outstanding shares at December 31, 2012	82,125	444,224	133,484

Share-Based Compensation - Options

For options issued and outstanding during the years ended December 31, 2012, 2011 and 2010, the Company recorded additional paid-in capital and non-cash compensation expense of $938,537, $836,866 and $164,810, respectively, each net of estimated forfeitures.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Common Stock using historical periods consistent with the expected term of the options. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the consolidated financial statements, to estimate option exercise and employee termination within the valuation model. The expected term of options granted under the Company’s stock plans, all of which qualify as “plain vanilla,” is based on the average of the contractual term (generally 10 years) and the vesting period (generally 24 to 42 months) as permitted under SEC Staff Accounting Bulletin Nos. 107 and 110. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option. Restricted stock grants are valued based on the closing market price for the Company’s Common Stock on the grant date.

The assumptions used principally for options granted to employees in the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Risk-free interest rate	0.92% - 2.05%	1.80% - 3.47%
Expected dividend yield	—	—
Expected term	6.5 years	6.5 years
Forfeiture rate (excluding fully vested options)	15%	15%
Expected volatility	131% - 142%	137% - 142%

A summary of option activity under the Company’s stock plans and options granted to officers of the Company outside any plan as of December 31, 2012 and changes during the year then ended is presented below:

Options:	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	339,511	$16.80
Granted	70,000	$16.60
Exercised	(23,766)	$9.40
Forfeited or expired	(42,411)	$37.60
Outstanding at December 31, 2012	343,333	$14.70	6.11 years	$885,300
Exercisable at December 31, 2012	224,133	$10.60	5.48 years	$885,300

The weighted-average grant-date fair value of options granted during the year ended December 31, 2012 was $16.60 per share. As of December 31, 2012, there was approximately $2,097,000 of total unrecognized compensation expense related to non-vested share-based option arrangements. With the exception of the unrecognized share-based compensation related to certain restricted stock grants to officers and employees that contain performance conditions related to United States Food and Drug Administration (FDA) approval for Symphony or the sale of the Company, unrecognized compensation is expected to be recognized over the next 12 months.

(11)           RESTRICTED STOCK

Share-Based Compensation – Restricted Stock

For restricted stock issued and outstanding during the years ended December 31, 2012, 2011 and 2010, the Company incurred non-cash compensation expense of $574,024, $323,463 and $393,249, respectively, each net of estimated forfeitures.

As of December 31, 2012, the Company had outstanding restricted stock grants of 316,042 shares with a weighted-average grant-date value of $16.60.  A summary of the status of the Company’s non-vested restricted stock grants as of December 31, 2012, and changes during the year ended December 31, 2012 is presented below:

Non-vested Shares:	Shares	Weighted- Average Grant-Date Fair Value
Non-vested shares at January 1, 2012	181,960	$17.20
Granted	131,416	$17.20
Grants made in prior periods, now becoming restricted	22,000	$9.20
Vested	(14,334)	$21.20
Forfeited	(5,000)	$18.40
Non-vested shares at December 31, 2012	316,042	$16.60

Of the 316,042 shares of non-vested restricted stock, vesting criteria are as follows:

•	167,960 shares of restricted stock vest upon the FDA approval of Symphony or the sale of the Company;
•	22,000 shares of restricted stock vest upon the sale of the Company; and
•	126,082 shares of restricted stock vest over 4 years, at each of the anniversary dates of the grants.

As of December 31, 2012, there was approximately $1,861,000 of total unrecognized compensation expense related to non-vested share-based restricted stock arrangements granted under the Company’s equity compensation plans that vest over time in the foreseeable future. As of December 31, 2012, the Company cannot estimate the timing of completion of the performance vesting requirements required by certain of these restricted stock grant arrangements.  Compensation expense related to these restricted share grants will be recognized when the Company concludes that achievement of the performance vesting conditions is probable.

(12)           WARRANTS

The Company uses valuation methods and assumptions that consider among other factors the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments.  The following assumptions were utilized by the Company:

	2012	2011
Risk-free interest rate	0.70% - 2.23%	3.36% - 3.75%
Expected dividend yield	—	—
Expected term (contractual term)	0.06 - 5 years	2 years
Forfeiture rate	—	—
Expected volatility	123% - 144%	142%

Expected volatilities are based on historical volatility of the Common Stock using historical periods consistent with the expected term of the warrant. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the warrant.

In the years ended December 31, 2012 and 2011, the Company issued warrants with a fair value of approximately $8,655,000 and $11,191,000, respectively.  Included in this warrant fair value are warrants with a fair value of approximately $4,840,000 and $41,000 recorded as a debit to deferred financing costs and credit to additional paid-in capital for stock issuance costs related to the Montaur Credit Facility (see Note 6) and 2011 financings to deferred financing costs (see Note 9), respectively. The warrants issued in the years ended December 31, 2012 and 2011 generally have a term of 2 to 5 years, a non-redeemable feature, and a cashless exercise provision. Certain of these warrants have a standard weighted average anti-dilution protection and piggy back registration rights.

At December 31, 2012, the Company had the following outstanding warrants:

	Number of
	Shares	Exercise	Date of
	Exercisable	Price	Expiration
Outstanding warrants in derivative warrant liability:
Granted to financial investment advisor	750	$12.60	2/11/2013
Granted to investors in private placement	15,499	$5.00	2/11/2013
Granted to investors in private placement	19,767	$14.40	3/24/2013
Granted to debtor as a Commitment warrant	400,000	$20.00	8/31/2017
Granted to debtor as a Draw warrant	100,000	$21.30	9/20/2017
Granted to debtor as a Draw warrant	50,000	$22.70	10/17/2017
Granted to debtor as a Draw warrant	150,000	$21.10	11/6/2017
Total outstanding warrants accounted for as derivative warrant liability	736,016
Weighted average exercise price		$20.10
Weighted average time to expiration in years			4.50 years
Outstanding warrants in equity:
Granted to investors in private placement of preferred stock	3,225	$10.00	9/30/2013
Granted to investors in private placement of preferred stock	19,833	$15.00	10/28/2013
Granted to investors in private placement of preferred stock	39,000	$7.50	2/28/2014
Granted to vendor	6,000	$6.00	3/15/2014
Granted to investors in private placement	40,000	$15.90	6/30/2014
Granted to investors in private placement	76,800	$20.00	11/13/2014
Granted to placement agent in private placement	25,690	$15.00	11/13/2014
Granted to investors in private placement	6,300	$20.00	12/3/2014
Granted to investors in private placement	34,133	$22.50	2/9/2015
Granted to placement agents in private placement	2,850	$22.50	2/9/2015
Granted to investor in private placement	638	$22.50	3/18/2015
Granted to financial investment advisor	10,000	$15.00	2/10/2013
Granted to financial investment advisor	1,037	$20.00	3/3/2013
Granted to investors in private placement	24,575	$15.00	1/4/2013
Granted to investors in private placement	24,575	$25.00	1/4/2013
Granted to placement agent in private placement	1,812	$15.00	1/4/2013
Granted to placement agent in private placement	1,812	$25.00	1/4/2013
Granted to investors in private placement	25,500	$15.00	2/3/2013
Granted to investors in private placement	28,000	$25.00	2/3/2013
Granted to placement agent in private placement	125	$15.00	2/3/2013
Granted to placement agent in private placement	125	$25.00	2/3/2013
Granted to investors in private placement	25,000	$15.00	2/8/2013
Granted to investors in private placement	25,000	$25.00	2/8/2013
Granted to investors in private placement	95,958	$30.00	12/7/2014
Total outstanding warrants accounted for as equity	517,988
Weighted average exercise price		$20.00
Weighted average time to expiration in years			1.18 years
Totals for all warrants outstanding:
Total	1,254,004
Weighted average exercise price		$20.10
Weighted average time to expiration in years			3.13 years

A summary of warrant activity in the year ended December 31, 2012 is as follows:

Warrants:	Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2012	752,753	$19.20
Granted	702,034	$14.40
Exercised	(16,546)	$12.80
Forfeited or expired	(184,237)	$19.00
Outstanding at December 31, 2012	1,254,004	$20.10

Exercise of Common Stock Warrants

During 2012, warrants to purchase 16,546 shares of Common Stock were voluntarily exercised, resulting in cash proceeds to the Company of approximately $212,000.

During 2011, warrants to purchase 141,947 shares of Common Stock were voluntarily exercised through cashless exercises provisions, resulting in the issuance of 74,425 shares of Common Stock.

During 2011, warrants to purchase 661,530 shares of Common Stock were voluntarily exercised, resulting in cash proceeds to the Company of approximately $6,628,000. No such warrant exercises in exchange for cash occurred in 2010.  Also during 2011, the Company encouraged certain holders of its warrants to exercise their warrants by reducing the exercise prices provided they elected to simultaneously exercise for cash proceeds. Of the 661,530 warrant exercises, warrants to purchase an aggregate of 454,983 shares of Common Stock were exercised under this arrangement during the year ended December 31, 2011 and cash proceeds of $4,471,631 from these transactions were received.  As a result of the reductions in exercise price, the Company recorded $4,559,761 in deemed dividends for the year ended December 31, 2011 in the Consolidated Statement of Operations.

(13)           INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded because the Company has incurred a net loss for all periods presented and has provided a valuation allowance against its deferred tax assets.

At December 31, 2012, the Company had gross federal net operating loss carryforwards of approximately $68,500,000, which begin expiring in 2018.  The Company had gross state net operating loss carryforwards of approximately $21,000,000, which begin expiring in 2013.  The Company also had federal research and development tax credit carryforwards of approximately $1,486,000 which will begin to expire in 2018.  The United States Tax Reform Act of 1986 contains provisions that may limit the Company’s net operating loss carryforwards available to be used in any given year in the event of significant changes in the ownership interests of significant stockholders, as defined.  The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate.

Significant components of the Company’s net deferred tax asset are as follows:

	December 31,
	2012	2011
Deferred Tax Assets/(Liabilities):
Net operating loss carryforwards	$24,428,000	$19,913,000
Research credit carryforward	1,486,000	1,344,000
Acquired intangible assets, net	(3,724,000)	(3,781,000)
Restricted stock and warrants	222,000	—
Other temporary differences	219,000	156,000
Total deferred tax assets, net	22,631,000	17,632,000
Valuation allowance	(22,631,000)	(17,632,000)
Net deferred tax asset	$—	$—

The Company has maintained a full valuation allowance against its deferred tax items in both 2012 and 2011. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided.

The Company has no uncertain tax positions as of December 31, 2012 and 2011 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available.  If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	Years Ended December 31,
	2012	2011	2010
Income taxes benefit (expense) at statutory rate	34.0%	35.0%	35.0%
State income tax, net of federal benefit	(4.7)%	(2.2)%	(0.5)%
Permanent Differences:
Gain/loss or revaluation of derivative warrant liability	10.2%	(6.2)%	3.1%
Stock-based compensation expense	(2.6)%	(2.9)%	(1.4)%
Stock issues for services	—%	(1.6)%	(8.6)%
Loss on extinguishment of debt	—%	—%	1.6%
Other	(2.2)%	—%	(3.5)%
R&D credits	—%	(0.6)%	2.5%
Change in valuation allowance	(34.7)%	(21.5)%	(28.2)%
	—%	—%	—%

(14)           LITIGATION

Harry G. Mitchell, the former Chief Operating Officer of the Company, resigned from that position in June 2011.  On August 25, 2011, Mr. Mitchell filed a complaint in the Norfolk County Superior Court in Massachusetts against the Company and its Chief Executive Officer, Patrick T. Mooney, claiming, among other things, that he resigned for good reason (as defined under his employment agreement) and was therefore entitled to certain benefits and also to certain payments under state wage payment statutes.  Mr. Mitchell sought compensatory damages, an award of attorneys’ fees and costs and other relief.  The Company responded to the complaint by serving a partial motion to dismiss on September 28, 2011.  The Company had accrued approximately $400,000 in settlement liability as of September 30, 2011 with respect to this matter, reflecting the Company’s best estimate then of probable loss exposure.

On December 20, 2011, the Company and Dr. Mooney entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Mr. Mitchell in order to allow the Company’s senior management team to focus its full attention on product development and business operations.  In accordance with the Settlement Agreement, the Company agreed to (i) pay Mr. Mitchell a settlement payment in the gross amount of $125,000, to be paid in installments over a three month period, (ii) pay Mr. Mitchell’s full monthly COBRA premium for six months, and (iii) fully vest 100,000 shares of restricted Common Stock (the “Shares”) held by Mr. Mitchell.  The Shares were not fully vested until January 2012 when the Company received confirmation of Mr. Mitchell’s dismissal of his lawsuit, thereby leaving an outstanding settlement accrued liability of $369,840 at December 31, 2011, which includes $290,000, representing the fair value of the Common Stock to be issued, in the Company’s consolidated balance sheet as of December 31, 2011.  This liability was fully satisfied in January 2012 for Common Stock with a fair value of $208,000 resulting in a reduction to share-based compensation of $82,000 in 2012.

(15)           LICENSING AND OTHER REVENUE

Ferndale License of Prelude — On May 27, 2009, the Company entered into a License Agreement with Ferndale pursuant to which the Company granted Ferndale a license in North America and the United Kingdom to develop, assemble, use, market, sell and export Prelude for skin preparation prior to the application of a topical analgesic or anesthetic cream for local dermal anesthesia or analgesia prior to a needle insertion or IV procedure (the “Ferndale License”). The Ferndale License has a minimum term of 10 years from the date of the first commercial sale of Prelude product components in North America or the United Kingdom.

The Company received a licensing fee of $750,000 upon execution of the Ferndale License. In addition, the Company will receive a payment of $750,000 within ninety (90) days after receipt of the FDA’s 510(k) medical device clearance of Prelude. Ferndale will pay the Company an escalating royalty on net sales of Prelude product components.  The Company will also receive milestone payments based on Ferndale’s achievement of certain net sales targets of the product components, as well as guaranteed minimum annual royalties. The Company recognizes the upfront, nonrefundable payments as revenue on a straight-line basis over the contractual or estimated performance period.  Accordingly, the Company determined that approximately $241,000 and $105,000 of the non-refundable license revenue was recognizable in the years ended December 31, 2011 and 2010, respectively.  As of December 31, 2011, the Company had recognized the entire $750,000 as license revenue.

Other Revenue — The Company has retained contract engineering services in connection with product development pursuant to the Ferndale License and the Company is reimbursed by Ferndale for the cost of those product development engineering services. Other Revenue of approximately $145,000 and $203,000 relates to product development costs incurred during the year ended December 31, 2011 and 2010, respectively, and reimbursed by Ferndale. The related expenses billed to the Company are included in Research and Development expenses on the Statements of Operations. There was no markup on those expenses.

Handok License of Symphony — On June 15, 2009, the Company entered into a License Agreement with Handok pursuant to which the Company granted Handok a license to develop, use, market, sell and import Symphony for continuous glucose monitoring for use by medical facilities and/or individual consumers in South Korea (the “Handok License”). The Handok License has a minimum term of 10 years from the date of the first commercial sale of Symphony in South Korea.

The Company received a licensing fee of approximately $500,000 upon execution of the Handok License. In addition, the Company will receive milestone payments upon receipt of the FDA’s clearance of Symphony and upon the first commercial sale of Symphony in South Korea. Handok will also pay the Company a royalty on net sales of Symphony. The Company also will receive milestone payments based on Handok’s achievement of certain other targets.

The Company recognizes the upfront, nonrefundable payments as revenue on a straight-line basis over the contractual or estimated performance period.  Accordingly, the Company determined that approximately $5,000, $61,000 and $121,000 of the non-refundable license revenue was recognizable in the years ended December 31, 2012, 2011 and 2010, respectively. Approximately $90,000 is recognizable over the next 12 months and is shown as current deferred revenue. The remaining $90,000 is recognizable as revenue beyond the 12 month period and is classified as non-current.

(16)    SUBSEQUENT EVENTS

     Management has evaluated events subsequent to December 31, 2012.  Other than as discussed in Note 6 and Note 9, there are no subsequent events that require adjustment to or disclosure in the Financial Statements.

ECHO THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$6,068,469	$3,747,210
Cash restricted pursuant to letters of credit	657,463	407,463
Deferred financing costs, current portion	968,004	968,004
Prepaid expenses and other current assets	127,110	75,626
Total current assets	7,821,046	5,198,303

Property and Equipment, at cost:
Computer equipment	323,489	367,854
Office and laboratory equipment (including assets under capitalized leases)	716,531	732,296
Furniture and fixtures	755,444	728,269
Manufacturing equipment	111,980	156,435
Leasehold improvements	825,589	818,939
	2,733,033	2,803,793
Less-Accumulated depreciation and amortization	(1,146,135)	(1,165,398)
Net property and equipment (including assets under capitalized leases)	1,586,898	1,638,395

Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs, net of current portion	2,823,325	3,549,328
Other assets	12,066	10,566
Total other assets	12,460,391	13,184,894
Total assets	$21,868,335	$20,021,592
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,551,092	$2,319,219
Deferred revenue from licensing arrangements, current portion	90,228	90,228
Capital lease obligation, current portion	2,017	2,527
Derivative warrant liability	979,155	5,585,141
Accrued expenses and other current liabilities	1,595,920	1,581,448
Total current liabilities	4,218,412	9,578,563
Capital lease obligation, net of current portion	—	1,361
Note payable, net of discount	—	120,834
Deferred revenue from licensing arrangements, net of current portion	22,557	90,228
Total liabilities	4,240,969	9,790,986

Commitments and contingencies

Stockholders’ Equity:
Convertible Preferred Stock:
Series C, $0.01 par value, authorized 10,000 shares, issued and outstanding 9,974.185 shares at September 30, 2013 and December 31, 2012	100	100
Series D, $0.01 par value, authorized 3,600,000 shares, issued and outstanding 3,006,000 shares at September 30, 2013 and December 31, 2012 (preference in liquidation of $3,006,000)	30,060	30,060
Common Stock, $0.01 par value, authorized 150,000,000 shares, issued and outstanding 10,699,990 and 4,437,346 shares at September 30, 2013 and December 31, 2012, respectively	107,003	44,374
Additional paid-in capital	126,958,986	104,058,087
Accumulated deficit	(109,468,783)	(93,902,015)
Total stockholders’ equity	17,627,366	10,230,606
Total liabilities and stockholders’ equity	$21,868,335	$20,021,592
The accompanying notes are an integral part of these consolidated financial statements.
(Reflects 1-for-10 reverse stock split effective June 7, 2013)

Echo Therapeutics, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Licensing revenue	$22,557	$30,927	$67,671	$92,781
Total revenues	22,557	30,927	67,671	92,781

Operating Expenses:
Research and development	2,756,005	2,139,465	9,994,877	5,731,417
Selling, general and administrative	2,192,412	1,508,069	6,590,206	4,702,325
Total operating expenses	4,948,417	3,647,534	16,585,083	10,433,742

Loss from operations	(4,925,860)	(3,616,607)	(16,517,412)	(10,340,961)

Other Income (Expense):
Interest income	877	635	2,580	5,150
Interest expense	(242,062)	(89,123)	(3,657,921)	(89,407)
Debt financing costs	−	(160,000)	−	(160,000)
Loss on disposals of assets	−	−	−	(21,272)
Gain (loss) on revaluation of derivative warrant liability	(70,000)	(400,000)	4,605,986	201,281
Other income (expense), net	(311,185)	(648,488)	950,645	(64,248)

Net loss	$(5,237,045)	$(4,265,095)	$(15,566,767)	$(10,405,209)

Net loss per common share, basic and diluted	$(0.49)	$(1.07)	$(2.06)	$(2.65)

Basic and diluted weighted average common shares outstanding	10,688,781	3,985,888	7,571,733	3,925,637
The accompanying notes are an integral part of these consolidated financial statements.
(Reflects 1-for-10 reverse stock split effective June 7, 2013)

ECHO THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities:
Net loss	$(15,566,767)	$(10,405,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	288,883	75,772
Share-based compensation, net	908,983	920,251
Fair value of common stock issued for services	89,970	118,465
Gain on revaluation of derivative warrant liability	(4,605,986)	(201,281)
Amortization of discount on note payable	2,879,166	5,556
Amortization of non-cash deferred financing costs	726,003	80,667
Non-cash loss on disposals of assets	—	21,272
Non-cash debt financing costs	—	160,000
Changes in assets and liabilities:
Accounts receivable	—	37,065
Prepaid expenses and other current assets	(51,484)	99,041
Other assets	(1,500)	9,999
Accounts payable	(768,127)	664,190
Deferred revenue from licensing arrangements	(67,671)	(92,781)
Accrued expenses and other liabilities	14,472	637,633
Net cash used in operating activities	(16,154,058)	(7,869,360)

Cash Flows from Investing Activities:
Purchase of furniture, equipment and leasehold improvements	(237,387)	(985,158)
Increase in restricted cash	(250,000)	(157,463)
Net cash used in investing activities	(487,387)	(1,142,621)

Cash Flows From Financing Activities:
Proceeds from issuances of common stock, net of expenses	21,964,575	6,667
Proceeds from Platinum note payable	—	1,000,000
Repayment of Platinum note payable	(3,000,000)	—
Principal payments on capital lease obligations	(1,871)	(1,694)
Proceeds from exercise of warrants	—	212,017
Proceeds from exercise of stock options	—	195,260
Net cash provided by financing activities	18,962,704	1,412,250

Net increase (decrease) in cash and cash equivalents	2,321,259	(7,599,731)
Cash and cash equivalents, beginning of period	3,747,210	8,995,571
Cash and cash equivalents, end of period	$6,068,469	$1,395,840

The accompanying notes are an integral part of these consolidated financial statements.

Echo Therapeutics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

Supplemental Disclosure of Cash Flow Information and Non-Cash Financing Transactions:
	For the Nine Months Ended September 30,
	2013	2012

Cash paid for interest	$114,082	$408
Reclassification of derivative warrant liability to additional paid-in capital	$—	$61,520
Fair value of common stock issued in connection with settlement agreement	$—	$208,000
Fair value of Commitment Warrant issued in connection with debt financing	$—	$4,840,000
Fair value of Draw Warrant issued for note payable recorded as discount	$—	$1,000,000
Fair value of Draw Warrant issued for note payable recorded as debt financing costs	$—	$160,000

The accompanying notes are an integral part of these consolidated financial statements.

Echo Therapeutics, Inc.
Notes To Consolidated Financial Statements
Quarter Ended September 30, 2013 (Unaudited)

(1) ORGANIZATION AND BASIS OF PRESENTATION

We are a medical device company with expertise in advanced skin permeation technology. We are developing our Symphony® CGM System (“Symphony”) as a non-invasive, wireless continuous glucose monitoring (“CGM”) system for use in hospital critical care units. The Prelude® SkinPrep System (“Prelude”), a component of our Symphony CGM System, allows for enhanced skin permeation that will enable extraction of analytes such as glucose. Prelude’s platform skin preparation technology also allows for needle-free, transdermal drug delivery.

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sontra Medical, Inc., a Delaware corporation. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States consistent with those applied in, and should be read in conjunction with, the Company’s audited consolidated financial statements and related footnotes for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (“SEC”) on March 18, 2013. These financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position as of September 30, 2013 and its results of operations and cash flows for the interim periods presented and are not necessarily indicative of results for subsequent interim periods or for the full year. These interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements and allowed by the relevant SEC rules and regulations; however, the Company believes that its disclosures are adequate to ensure that the information presented is not misleading. Certain amounts in prior periods have been reclassified to conform to current presentation.

On June 7, 2013, the Company effected a 1-for-10 reverse stock split of its common stock. All share and per share information has been retroactively restated to reflect this reverse stock split.

Liquidity and Management’s Plans

The accompanying consolidated financial statements have been prepared on a basis assuming that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2013, the Company had cash of approximately $6,068,000, working capital of approximately $3,603,000, and an accumulated deficit of approximately $109,469,000. The Company continues to incur recurring losses from operations. The Company will require additional capital to fund our product development, research, manufacturing and clinical programs in accordance with our current planned operations. Management intends to pursue additional financing to fund these operations and the Company has funded its operations in the past primarily through debt and equity issuances. Management believes that it will be successful in meeting the milestones required under their current financing arrangement, securing collaborative arrangements with strategic partners, and/or raising additional capital. No assurances can be given that additional capital will be available on terms acceptable to the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(2) CASH

Cash and Cash Equivalents

As of September 30, 2013, the Company held approximately $6,068,000 in cash and cash equivalents. The Company’s cash equivalents consist solely of bank money market funds. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has never experienced any losses related to these balances.

Restricted Cash

As of September 30, 2013, restricted cash consists of two $250,000 letters of credit issued in favor of one of the Company’s key product development vendors and a $157,463 letter of credit issued in favor of one of its landlords. As of December 31, 2012, restricted cash consisted of one $250,000 letter of credit issued in favor of one of the Company’s key product development vendors and a $157,463 letter of credit issued in favor of one of its landlords.

(3) INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of certain assets related to AzoneTS-based technology from Durham Pharmaceuticals Ltd. in 2007. Following the acquisition in 2007, the Company has modestly advanced the development programs for DurhalieveTM for the treatment of corticosteroid-responsive dermatoses and for the early stage AzoneTS reformulation drug candidates. Among other things, the Company has monitored stability on new drug formulations, worked on a complete response on the Durhalieve New Drug Application, met with the FDA on development status, assembled a response for the methotrexate-AzoneTS ‘end of Phase 2’ meeting with the FDA, engaged consultants to review and recommend new product candidates and formulations, and conducted partnering activities around the technology. In addition, the Company has made applicable regulatory filings necessary to maintain the active status of the AzoneTS Drug Master File, the Durhalieve and MAZ Investigational New Drug applications and the MAZ Orphan Drug application with the FDA.

As of September 30, 2013 and 2012, intangible assets related to this Acquisition are summarized as follows:

			2013		2012
	Estimated		Accumulated
	Life	Cost	Amortization	Net	Net
Contract related intangible asset:
Cato Research discounted contract	3 years	$355,000	$355,000	$—	$—
Technology related intangible assets:
Patents for the AzoneTS-based product candidates and formulation	4.5 years	1,305,000	—	1,305,000	1,305,000
Drug Master Files containing formulation, clinical and safety documentation used by the FDA	4.5 years	1,500,000	—	1,500,000	1,500,000
In-process pharmaceutical products for 2 indications	4.5 years	6,820,000	—	6,820,000	6,820,000
Total technology related intangible assets		9,625,000	—	9,625,000	9,625,000
Total, net		$9,980,000	$355,000	$9,625,000	$9,625,000

Intangible assets related to technology are expected to be amortized on a straight-line basis over the period ending 2019, when the underlying patents expire, and will commence upon revenue generation which the Company estimates could occur as early as the middle of 2015. The Cato Research contract included above was amortized over a three year period, which ended in 2010.

Estimated amortization expense for each of the next five calendar years is as follows:
Estimated Amortization Expense
2013	$—
2014	—
2015	1,069,000
2016	2,139,000
2017	2,139,000

In periodically reviewing the carrying value of intangible assets, the Company considered if there have been events or circumstances that would indicate that the carrying amount of the intangible assets may not be recoverable. If such events or circumstances existed, the Company performed an impairment test in accordance with FASB ASC 360-10. Under that standard, the first step in the impairment analysis is to compare the undiscounted cash flows to the carrying value of the intangibles. The project’s undiscounted cash flows exceeded the carrying value at each of the Company’s assessment dates following acquisition, including December 31, 2012. As a result, it was not necessary for the Company to conduct further analysis or to make a determination of the fair value of the intangible assets and thereby the Company concluded that there was no impairment. It is the Company’s policy to evaluate intangible assets for impairment at least annually in connection with its year end financial statement preparation.

(4) OPERATING LEASE COMMITMENTS

The Company leases approximately 37,000 square feet of manufacturing, laboratory and office space in a single-story building located in Franklin, Massachusetts under a lease expiring October 31, 2017 and approximately 1,060 square feet of residential space as a corporate apartment in Franklin, Massachusetts under a lease expiring July 24, 2014.

The Company also leases approximately 7,900 square feet of corporate office space in a multi-story building located in Philadelphia, Pennsylvania under a lease expiring May 31, 2017.

Future minimum lease payments for each of the next 5 years under these operating leases are as follows:

	Franklin	Philadelphia	Total
For the period ending September 30,
2013	$113,000	$46,000	$159,000
2014	447,000	187,000	634,000
2015	444,000	192,000	636,000
2016	454,000	196,000	650,000
2017	382,000	82,000	464,000
Total	$1,840,000	$703,000	$2,543,000

The Company’s facilities lease expense, including accruals for lease incentives, was approximately $141,000 and $56,000 for the three months ended September 30, 2013 and 2012, respectively, and $530,000 and $207,000 for the nine months ended September 30, 2013 and 2012, respectively.

(5) DERIVATIVE WARRANT LIABILITY

At September 30, 2013 and December 31, 2012, the Company had outstanding warrants to purchase 1,050,454 and 1,254,004 shares of its Common Stock, respectively. Included in these outstanding warrants at September 30, 2013 and December 31, 2012 are warrants to purchase 700,000 and 736,015 shares, respectively, that are considered to be derivative financial instruments. The fair value of these derivative instruments at September 30, 2013 and December 31, 2012 was approximately $979,000 and $5,585,000, respectively, and is included in Derivative Warrant Liability, a current liability, in the Consolidated Balance Sheet. Changes in fair value of the derivative financial instruments are recognized in the Consolidated Statement of Operations as a gain or loss on revaluation of derivative warrant liability. The Loss on Revaluation of Derivative Warrant Liability for the three months ended September 30, 2013 was approximately $70,000. The Gain on Revaluation of Derivative Warrant Liability for the nine months ended September 31, 2013 was approximately $4,606,000. The Gain (Loss) on Revaluation of Derivative Warrant Liability for the three and nine months ended September 30, 2012 was approximately a loss of $400,000 and a gain of $201,281, respectively.

The Derivative Warrant Liability represents the risk exposure pertaining to the warrants and is based on the fair value of the underlying common stock and the Gain (Loss) on Revaluation of Derivative Warrant Liability is a result of the change in that fair value. For the three months ended September 30, 2013, no derivative warrants were exercised and none expired. For the nine months ended September 30, 2013, no derivative warrants were exercised and 45,164 expired. For the nine months ended September 30, 2012, 16,545 derivative warrants were exercised, which resulted in a reclassification of approximately $61,000 from the Derivative Warrant Liability to Additional Paid-in Capital.

The table below presents the changes in the Level 3 Derivative Warrant Liability measured for the nine months ended September 30, 2013 and 2012:

	2013	2012
Derivative Warrant Liability as of January 1	$5,585,141	$1,035,337
Warrants issued under Montaur credit facility	—	6,000,000
Total unrealized losses included in net loss (1)	1,061,682	500,000
Total realized losses included in net loss(1)	—	1,438
Total unrealized gains included in net loss (1)	(5,515,000)	(595,038)
Total realized gains included in net loss (1)	(152,668)	(107,681)
Reclassification of derivative warrant liability to additional paid-in capital for derivative warrants exercised	—	(61,520)
Derivative Warrant Liability as of September 30	$979,155	$6,772,536

(1) Included in Gain (Loss) on Revaluation of Derivative Warrant Liability in the Consolidated Statement of Operations.

(6) PREFERRED STOCK

The Company is authorized to issue up to 40,000,000 shares of preferred stock with such rights, preferences and privileges as are determined by the Board of Directors.

Series C Convertible Preferred Stock

The Company has authorized 10,000 shares of Series C Preferred Stock (the “Series C Stock”), of which 9,974.185 shares were issued and outstanding as of September 30, 2013 and December 31, 2012.

Series D Convertible Preferred Stock

The Company has authorized 3,600,000 shares of Series D Convertible Preferred Stock (the “Series D Stock”), of which 3,006,000 shares were issued and outstanding as of September 30, 2013 and December 31, 2012.

(7) COMMON STOCK

The Company has authorized 150,000,000 shares of Common Stock, of which 10,699,990 and 4,437,346 shares were issued and outstanding as of September 30, 2013 and December 31, 2012, respectively.

January 2013 Financing

On January 31, 2013 and February 1, 2013, the Company entered into underwriting agreements (collectively, the “Underwriting Agreements”) with Aegis Capital Corp. (“Aegis”), as a representative of several underwriters, with respect to the issuance and sale in an underwritten public offering by the Company of an aggregate of 1,567,833 shares of the Company’s Common Stock (including 204,500 shares sold pursuant to the over-allotment option), at a price to the public of $7.50 per share. The net proceeds to the Company, after deducting the underwriting discount and other offering expenses payable by the Company, from the sale of the shares in the offering were approximately $10,626,000. Subsequent to the offering, the Company used a portion of the net proceeds of the offering to pay off the Promissory Note issued to Platinum-Montaur Life Sciences, LLC (“Montaur”) in connection with the $20 million non-revolving draw credit facility with Montaur. The Note will mature on August 31, 2017. See Note 13.

June 2013 Financing

On June 13, 2013, the Company entered into an underwriting agreement with Aegis, as a representative of several underwriters, with respect to the issuance and sale in an underwritten public offering by the Company of an aggregate of 4,628,750 shares of the Company’s Common Stock (including 603,750 shares sold pursuant to the over-allotment option), at a price to the public of $2.70 per share. The net proceeds to the Company, after deducting the underwriting discount and other offering expenses payable by the Company, from the sale of the shares in the offering were approximately $11,338,000.

Stock Issued in Exchange for Services

During the nine months ended September 30, 2013 and 2012, the Company issued 7,450 and 7,033 shares, respectively, of Common Stock with a fair value of $89,970 and $118,465, respectively, to vendors in exchange for their services. Expenses associated with these transactions were included in Selling, General and Administrative Expenses in the Consolidated Statements of Operations.

(8) EQUITY COMPENSATION PLANS

In March 2003, the Company’s shareholders approved its 2003 Stock Option and Incentive Plan (the “2003 Plan”). Pursuant to the 2003 Plan, the Company’s Board of Directors (or its committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options, restricted stock, and other stock-based awards to the Company’s employees, officers, directors, consultants and advisors. As of September 30, 2013, there were 31,125 restricted shares of Common Stock issued and options to purchase an aggregate of 82,125 shares of Common Stock outstanding under the 2003 Plan and none are available for future grants due to the expiration of the 2003 Plan.

In May 2008, the Company’s shareholders approved the 2008 Equity Compensation Plan (the “2008 Plan”). The 2008 Plan provides for grants of incentive stock options to employees and nonqualified stock options and restricted stock to employees, consultants and non-employee directors of the Company. In May 2013, the Company’s shareholders approved an amendment to the 2008 Plan to fix the maximum number of shares available under the 2008 Plan at 10,000,000 shares following shareholder approval of a 1-for-10 reverse stock split effective June 7, 2013. As of September 30, 2013, there were 155,761 restricted shares of Common Stock issued and options to purchase an aggregate of 394,011 shares of Common Stock outstanding under the 2008 Plan and 9,592,989 shares available for future grants.

The following table shows the remaining shares available for future grants for each plan and outstanding shares:
	Equity Compensation Plans
	2003 Plan	2008 Plan
Shares Available For Issuance
Total reserved for stock options and restricted stock	160,000	10,000,000
Net restricted stock issued net of cancellations	(31,125)	(320,978)
Stock options granted	(154,449)	(326,750)
Add back options cancelled before exercise	67,849	75,500
Less shares no longer available due to Plan expiration	(42,275)	—
Remaining shares available for future grants at September 30, 2013	—	9,427,772
			Not Pursuant to a Plan
Stock options granted	154,449	326,750	310,000
Less: Stock options cancelled	(67,849)	(75,500)	(138,333)
Stock options exercised	(35,600)	(13,000)	(66,667)
Net shares outstanding before restricted stock	51,000	238,250	105,000
Net restricted stock issued net of cancellations	31,125	320,978	28,484
Outstanding shares at September 30, 2013	82,125	559,228	133,484

(9) STOCK OPTIONS

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model with certain assumptions noted below. Expected volatilities are based on historical volatility of the Common Stock using historical periods consistent with the expected term of the options. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the financial statements, to estimate option exercise and employee termination and forfeitures within the valuation model. The expected term of stock options granted under the Company’s stock plans is based on the average of the contractual term (generally 10 years) and the vesting period (generally 24 to 42 months). The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option.

The assumptions used principally for stock options granted to employees and members of the Company’s Board of Directors in the nine months ended September 30, 2013 and 2012 were as follows:

	2013	2012
Risk-free interest rate	0.13% - 1.89%	0.94% - 2.05%
Expected dividend yield	—	—
Expected term	1 - 6.5 years	6.5 years
Forfeiture rate (excluding fully vested stock options)	15%	15%
Expected volatility	129% - 141%	129% - 137%

A summary of stock option activity as of and for the nine months ended September 30, 2013 is as follows:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	343,334	$14.75
Granted	78,250	4.43
Exercised	—	—
Forfeited or expired	(71,916)	13.38
Outstanding at September 30, 2013	349,668	$12.45	5.80 years	$—
Exercisable at September 30, 2013	243,592	$11.34	4.86 years	$—

The weighted-average grant-date fair value of stock options granted during the nine months ended September 30, 2013 was $3.37 per share. Share-based compensation expense related to stock options recognized in the nine months ended September 30, 2013 and 2012 was approximately $554,000 and $720,000, respectively. As of September 30, 2013, there was approximately $1,149,000 of total unrecognized compensation expense related to non-vested share-based option compensation arrangements. With the exception of the unrecognized share-based compensation related to certain restricted stock grants to officers and employees that contain performance conditions related to United States Food and Drug Administration (“FDA”) approval for Symphony or the sale of substantially all of the stock or assets of the Company (see Note 10 on Restricted Stock below), unrecognized compensation is expected to be recognized over the next four years.

(10) RESTRICTED STOCK

During the nine months ended September 30, 2013, the Company granted an aggregate of 64,088 restricted shares of Common Stock to certain officers, employees, directors and consultants of the Company. The grants were issued pursuant to the 2008 Plan. The grant date fair value of these restricted stock grants was approximately $313,000. Share-based compensation expense related to restricted stock recognized in the nine months ended September 30, 2013 and September 30, 2012 was approximately $355,000 and $200,000, respectively.

A summary of the Company’s non-vested restricted stock activity as of and for the nine months ended September 30, 2013, is as follows:

Restricted Stock	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at January 1, 2013	316,044	$16.60
Granted	64,088	4.88
Vested	(33,042)	18.38
Forfeited	(24,500)	9.94
Non-vested at September 30, 2013	322,590	$14.40

Among the 322,590 shares of non-vested restricted stock, the various vesting criteria include the following:

•	165,460 shares of restricted stock vest upon the FDA approval of Symphony or the sale of the Company or its assets; and
•	157,130 shares of restricted stock vest over one to four years, at each of the anniversary dates of the grants.

As of September 30, 2013, there was approximately $863,000 of total unrecognized compensation expense related to non-vested share-based restricted stock arrangements granted pursuant to the Company’s equity compensation plans that vest over time in the foreseeable future. As of September 30, 2013, the Company cannot estimate the timing of completion of performance vesting requirements required by certain of these restricted stock grant arrangements. Compensation expense related to these restricted share grants will be recognized when the Company concludes that achievement of the performance vesting conditions is probable.

(11) WARRANTS

At September 30, 2013, the Company had the following outstanding warrants:

	Number of Shares Exercisable	Exercise Price	Date of Expiration
Outstanding warrants accounted for as derivative warrant liability:
Granted to debt holder	400,000	$20.00	8/31/2017
Granted to debt holder	100,000	21.30	9/20/2017
Granted to debt holder	50,000	22.70	10/17/2017
Granted to debt holder	150,000	21.10	11/6/2017
Total outstanding warrants accounted for as derivative warrant liability	700,000
Weighted average exercise price		$20.61
Weighted average time to expiration in years			3.98 years

Outstanding warrants accounted for as equity:
Granted to investors in private placement of preferred stock	3,228	$10.00	9/30/2013
Granted to investors in private placement of preferred stock	19,834	15.00	10/28/2013
Granted to investors in private placement of preferred stock	39,000	7.50	2/28/2014
Granted to vendor	6,000	6.00	3/15/2014
Granted to investors in private placement	40,000	15.90	6/30/2014
Granted to investors in private placement	76,800	20.00	11/13/2014
Granted to placement agent in private placement	25,695	15.00	11/13/2014
Granted to investors in private placement	6,300	20.00	12/3/2014
Granted to investors in private placement	34,146	22.50	2/9/2015
Granted to placement agents in private placement	2,853	22.50	2/9/2015
Granted to investor in private placement	638	22.50	3/18/2015
Granted to investors in private placement	95,960	30.00	12/7/2014
Total outstanding warrants accounted for as equity	350,454
Weighted average exercise price		$20.17
Weighted average time to expiration in years			0.96 years

Totals for all warrants outstanding:
Total	1,050,454
Weighted average exercise price		$20.46
Weighted average time to expiration in years			2.97 years

A summary of warrant activity for the nine months ended September 30, 2013 is as follows:

Warrants	Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2013	1,254,004	$20.08
Granted	9,175	12.60
Exercised	—	—
Forfeited or expired	(212,725)	17.69
Outstanding at September 30, 2013	1,050,454	$20.46

Exercise of Common Stock Warrants

During the nine months ended September 30, 2013, the Company issued no shares of its Common Stock upon the exercise of warrants.

(12) LICENSING AND OTHER REVENUE

In 2009, the Company entered into a License Agreement with Handok Pharmaceuticals Co., Ltd. (“Handok”) pursuant to which the Company granted Handok a license to develop, use, market, sell and import Symphony for continuous glucose monitoring for use by medical facilities and/or individual consumers in South Korea (the “Handok License”). The Handok License has a minimum term of 10 years from the date of the first commercial sale of Symphony in South Korea.

The Company received a licensing fee of approximately $500,000 upon execution of the Handok License and the right to receive future milestone payments and royalties. The Company recognizes these upfront, nonrefundable payments as revenue on a straight-line basis over the contractual or estimated performance period. During the three months ended September 30, 2013 and 2012, the Company recorded approximately $23,000 and $31,000, respectively, of nonrefundable license revenue. During the nine months ended September 30, 2013 and 2012, the Company recorded approximately $68,000 and $93,000, respectively, of nonrefundable license revenue. As of September 30, 2013, approximately $90,000 of deferred revenue remains unrecognized, which will be recognized over the next 12 months and is shown as Deferred Revenue From Licensing Arrangements among current liabilities on the Consolidated Balance Sheet. Approximately $23,000 of the remaining deferred revenue will be recognized over the period subsequent to the next 12 months and is shown as Deferred Revenue From Licensing Arrangements among non-current liabilities.

(13) CREDIT FACILITY WITH PLATINUM-MONTAUR LIFE SCIENCES, LLC

On August 31, 2012, the Company and Montaur entered into a Loan Agreement (the “Loan Agreement”) pursuant to which Montaur made a non-revolving draw credit facility (the “Credit Facility”) of up to $20,000,000 available to the Company, a substantial portion of which is subject to the successful achievement of certain clinical and regulatory milestones set forth in the Loan Agreement, with an initial available principal amount of $5,000,000 (the “Maximum Draw Amount”). The Company issued to Montaur a Promissory Note dated August 31, 2012 (the “Note”), with a maturity date of five years from the date of closing (the “Maturity Date”). The Company has used the proceeds from the Credit Facility to fund operations.

The principal balance of each draw will bear interest from the applicable draw date at a rate of 10% per annum, compounded monthly. The Company is required to make interest payments on the principal amount due in connection with each draw on the first business day of each month until the Maturity Date. The Company is also required to make a mandatory prepayment on each interest payment date of an amount equal to one-third of its total revenue for the then prior fiscal quarter, up to the maximum amount outstanding under the Note at that time. The Company is not, however, required to make such interest payment or mandatory prepayment if doing so would reduce the Company’s cash and cash equivalents to less than $5,000,000. Any amounts not previously paid in full will be due and payable on the Maturity Date. The Company has the right to permanently prepay any draw, in whole or in part, prior to the Maturity Date.

The Company’s subsidiary, Sontra Medical, Inc. (“Sontra”), agreed to guarantee the obligations of the Company under the Note pursuant to a guaranty agreement entered into on August 31, 2012 (the “Guaranty”). Additionally, the Note is secured by the Pledged Revenue (as defined in the Loan Agreement) of the Company and the Company’s subsidiaries pursuant to a Security Agreement dated as of August 31, 2012 by and among the Company, Sontra and Montaur. Upon the earlier of the Maturity Date of the Note or an event of default, as defined in the Loan Agreement, the Note shall be secured by substantially all of the assets of the Company and any of its subsidiaries, which security interest shall not be effective until such event of default or maturity, pursuant to a Default Security Agreement dated August 31, 2012 by and among the Company, Sontra and Montaur. The Company also has agreed to pay all costs associated with registering the shares underlying the Warrants (should it choose to register such shares) and to indemnify Montaur from liability resulting from the registration of such shares (subject to certain standard exceptions) in accordance with a Registration Indemnity Agreement between the Company and Montaur.

Pursuant to the Loan Agreement, the Company issued Montaur a warrant to purchase 400,000 shares of its Common Stock, with a term of five years and an exercise price of $20.00 per share (the “Commitment Warrant”). The fair value of the warrant was determined to be approximately $4,840,000 and was recorded as a deferred financing cost that will be amortized to interest expense over the term of the Note. Of this cost, $968,004 is reflected in Current Assets, representing the portion which will be amortized over the next twelve months. Amortization of the deferred financing cost for the three and nine months ended September 30, 2013 was $242,000 and $726,000, respectively, and is included in interest expense. In addition, for each $1,000,000 of funds borrowed pursuant to the Credit Facility, the Company will issue Montaur a warrant to purchase 100,000 shares of Common Stock, with a term of five years and an exercise price equal to 150% of the market price of the Common Stock at the time of the draw, but in no event less than $20.00 or more than $40.00 per share (together with the Commitment Warrant, the “Warrants”). All of the Warrants are immediately exercisable and will have a term of five years from the issue date. The exercise price of the Warrants is subject to adjustment for stock splits, combinations or similar events. An exercise under the Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the 4.99% ownership limitation upon sixty-one (61) days’ advance written notice to the Company.

On September 14, 2012, the Company submitted a draw request to Montaur in the amount of $3,000,000 in the form required by the Loan Agreement (the “September Request”). The Company ultimately received the $3,000,000 in the following increments: $1,000,000 on September 20, 2012, $500,000 on October 17, 2012, and $1,500,000 on November 6, 2012. These draws were recorded on the Consolidated Balance Sheet under note payable, net of the initial $3,000,000 in discounts recorded related to the warrants issued. In accordance with the Loan Agreement and as a result of funding received from Montaur, the Company issued to Montaur separate warrants concurrent with the three draws above to purchase 100,000, 50,000 and 150,000 shares of Common Stock, each with a term of five years, and having exercise prices of $21.30, $22.70 and $21.10 per share, respectively. The fair value of the warrants issued to purchase 300,000 shares of Common Stock was determined to be approximately $3,455,000, of which $3,000,000 was treated as a debt discount and was to be accreted to interest expense over the term of the Note, and the balance of approximately $455,000 was charged to interest expense in 2012.

On March 1, 2013, the Company elected to prepay all outstanding draws under the Credit Facility totaling $3,113,366, which includes interest accrued and unpaid to that date of $113,366. After such date, no principal amount is outstanding under the Credit Facility. Concurrent with this prepayment, the Company recorded non-cash interest expense of approximately $2,879,166 in March 2013 relating to the unamortized debt discount recorded at the original draws under the balance repaid.

(14) LITIGATION

In August 2013, a shareholder derivative action was filed in the Court of Common Pleas of Philadelphia County naming as defendant the Company, its directors and certain of its officers. The complaint seeks unspecified amount of damages and principally alleges breaches of fiduciary duty and gross mismanagement related to the Loan Agreement and the Company’s prepayment of the outstanding balance under the Montaur Promissory Note. Based on a preliminary review and analysis of the complaints, the Company believes that this lawsuit is without merit and intends to defend it vigorously. The Company is not presently able to estimate the potential losses, if any, related to this lawsuit.

3,225,806 Units

Each Unit Consisting of One Share of Common Stock

and

of a Warrant, Each to Purchase One Share of Common Stock

PROSPECTUS

Roth Capital Partners

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

    The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses except the SEC registration fee and the FINRA filing fee are estimated.

Securities and Exchange Commission registration fee		$3,980
FINRA fee		$5,135
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous	$	*
Total	$	*
* To be completed by amendment.

Item 14.  Indemnification of Directors and Officers

    Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 7 of the Certificate of Incorporation provides that the personal liability of the Company’s directors is eliminated to the fullest extent permitted by the DGCL.

    Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article 7 of the Company’s bylaws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including without limitation actions by or in the right of the corporation, a class of its security holders or otherwise, and whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving while a director or officer of the Company at the request of the Company as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent not prohibited under Delaware law, as amended or modified from time to time, if such person acted in good faith and in a manner believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Article 7 also provides for the advancement to an indemnified party for payment of the expenses of defending actions against such indemnified party in the manner and to the full extent not prohibited under Delaware law, as amended or modified from time to time. Article 7 further permits the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.  Section 145 also provides that the aforesaid power to indemnify directors and officers may not be impaired by an amendment to the provision after the occurrence of the act or omission that is the subject of an action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes the impairment.

    The Company’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

    The Company entered into an Indemnification Agreement (each, an "Indemnification Agreement") with each of Christopher P. Schnittker, the Company’s Chief Financial Officer, and Kimberly A. Burke, the Company’s General Counsel and Senior Vice President (each, an “Officer”) on November 15, 2011. Under the Indemnification Agreement, the Company agreed to indemnify the Officer against liability, subject to certain limitations, arising out of his or her performance of duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Certificate of Incorporation, Bylaws and applicable law. Among other things, the Indemnification Agreement provides indemnification for certain expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by the Officer in any action or proceeding, including any action by or in the right of the Company, arising out of his or her service to the Company or to any other entity to which he or she provides services at the Company's request. Further, the Company agreed to advance expenses, subject to certain limitations, the Officer may incur as a result of any proceeding against him or her as to which he or she could be indemnified.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

    The following list, as adjusted for a 1-for-10 reverse stock split effected on June 7, 2013, sets forth information regarding all securities sold by us since January 1, 2010 which were not registered under the Securities Act of 1933:

(1)
On January 21, 2010, we issued 6,000 shares of Common Stock with a fair value of approximately $113,000 as a charitable contribution. On April 12, 2010, we issued 3,000 shares of Common Stock with a fair value of approximately $48,000 to the designee of a vendor in connection with the provision of investor relations services.

(2)	On July 22, 2010, we issued 2,500 shares of Common Stock with a fair value of approximately $29,000 to a vendor’s designee in consideration for public relations services.

(3)	On September 28, 2010, we issued 2,300 shares of Common Stock to a vendor in lieu of a cash payment for the provision of investor relations services with a value of approximately $23,000.

(4)	On January 15, 2011, we issued 2,000 shares of Common Stock with a fair value of $36,000 to a vendor for investor relations services.

(5)	On February 15, 2011, we issued 2,000 shares of Common Stock with a fair value of $74,000 to a vendor for investor relations services.

(6)	On March 15, 2011, we issued 2,000 shares of Common Stock with a fair value of $63,000 to a vendor for investor relations services.

(7)
On January 20, 2011, we issued 500 shares of Common Stock with a fair value of $10,500 to the holder of a short-term promissory note in consideration for the extension of the maturity date of such note.

(8)	On April 14, 2011, we issued 4,000 shares of Common Stock with a fair value of approximately $166,000 to a vendor for business development services.

(9)	On August 10, 2011, we issued 1,400 shares of Common Stock with a fair value of approximately $45,000 to a vendor for investor relations services.

(10)	On October 9, 2011, we issued 1,200 shares of Common Stock with a fair value of approximately $38,000 to a vendor for investor relations services.

(11)
On December 19, 2012, we entered into Stock Purchase Agreements with accredited investors pursuant to which we issued and sold an aggregate of 40,000 shares of Common Stock at a purchase price of $8.00 per share, for aggregate consideration of $320,000 in cash.

    The issuances of the securities described in paragraph (1) through (11) were issued in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act.

    The issuance of the securities described in paragraph (12) were issued in a transaction deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, related to transactions by the Registrant not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

Item 16.  Exhibits and Financial Statement Schedules

    (a) Exhibits

    The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

    (a) Financial Statement Schedules

    All schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.  Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on this 2nd day of December, 2013.

ECHO THERAPEUTICS, INC.

By:          /s/ Robert F. Doman
Robert F. Doman
Executive Chairman and
Interim Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Doman and Christopher P. Schnittker, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign, execute and file any amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all schedules and exhibits thereto and all documents required to be filed in connection therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as such person might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or any substitute or substitutes therefor, may lawfully do or cause to be done.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 2nd day of December, 2013.

Signature	Title
/s/ Robert F. Doman Robert F. Doman	Executive Chairman and Interim Chief Executive Officer (Principal Executive Officer)
/s/ Christopher P. Schnittker Christopher P. Schnittker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Vincent D. Enright Vincent D. Enright	Director
/s/ William F. Grieco William F. Grieco	Director
/s/ James F. Smith James F. Smith	Director

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1+	Underwriting Agreement between the Company and Roth Capital Partners dated as of .
3.1	Amended and Restated Certificate of Incorporation dated June 20, 2012 is incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.
3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 7, 2013 is incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed June 7, 2013.

3.3	Bylaws of the Company is incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed June 9, 2008.
3.4
Certificate of Designation, Preferences and Rights of Series C Preferred Stock dated July 19, 2012 is incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

3.5
Certificate of Designation, Preferences and Rights of Series D Preferred Stock dated July 19, 2012 is incorporated by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

4.1	Specimen certificate for Common Stock, filed herewith as Exhibit 4.1
4.2	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 14, 2009.
4.3	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 18, 2009.
4.4	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 3, 2009.
4.5	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 6, 2011.
4.6	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February10, 2010.
4.7	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 6, 2011.
4.8
Commitment Fee Warrant issued to Platinum-Montaur Life Sciences, LLC on August 31, 2012 is incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

4.9	Form of Draw Warrant issued to Platinum-Montaur Life Sciences, LLC is incorporated by reference to Exhibit 4.2 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.
4.10+	Form of Warrant.
4.11+	Form of Underwriters’ Warrant.
5.1+	Opinion of Morgan Lewis and Bockius LLP
10.1
Lease Agreement between the Company and Forge Park Investors LLC dated January 24, 2003 is incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

10.2*
Form of Restricted Stock Agreement for use under the Company’s 2003 Stock Option and Incentive Plan is incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed September 6, 2006.

10.3
Common Stock and Warrant Purchase Agreement dated as of January 2, 2007 by and among the Company, Sherbrooke Partners, LLC and the purchasers named therein is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 4, 2007.

10.4*	2003 Stock Option and Incentive Plan, as amended, is incorporated herein by reference to Appendix I to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2007.
10.5*	Form of Nonqualified Stock Option Agreement is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 31, 2007.
10.6
First Amendment to Lease dated February 11, 2008 by and between the Company and CRP-2 Forge, LLC, as successor in interest to Forge Park Investors LLC, is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 13, 2008.

10.7*
Nonqualified Stock Option Agreement by and between the Company and Vincent D. Enright dated as of March 25, 2008 is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 27, 2008.

10.8	Form of Restricted Stock Agreement is incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 27, 2008.
10.9**
License Agreement by and between the Company and Handok Pharmaceuticals Co., Ltd. dated as of June 15, 2009 is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 19, 2009.

10.10*	2008 Equity Incentive Plan is incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 30, 2010.
10.11
Lease between the Company and 8 Penn Center Owner, L.P. filed as of March 9, 2011, is incorporated herein by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K filed March 18, 2011.

10.12*
Incentive Stock Option Agreement by and between the Company and Christopher P. Schnittker dated as of May 16, 2011 is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 20, 2011.

10.13
Letter Agreement by and among the Company, Platinum Partners Liquid Opportunity Master Fund L.P. and Platinum-Montaur Life Sciences, LLC dated November 18, 2011 is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 18, 2011.

10.14
Form of Indemnification Agreement by and among the Company and each of Patrick Mooney, Kimberly Burke and Christopher Schnittker, dated as of November 15, 2011, is incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 18, 2011.

10.15
Common Stock and Warrant Purchase Agreement by and among the Company and the Investors named therein, dated as of December 5, 2011, is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 6, 2011.

10.16
Settlement Agreement by and among the Company, Harry G. Mitchell and Patrick T. Mooney dated as of December 20, 2011 is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 27, 2011.

10.17
Agreement between the Company, Platinum Partners Liquidity Opportunity Master Fund L.P. and Platinum-Montaur Life Sciences, LLC dated December 23, 2011 is incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed January 4, 2012.

10.18	Form of Repricing Agreement for $16.00 Warrants dated December 29, 2011 is incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed January 4, 2012.
10.19	Form of Repricing Agreement for $22.50 Warrants dated December 29, 2011 is incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed January 4, 2012.
10.20*
Fifth Amendment to Lease by and between the Company and CRP-2 Forge, LLC, dated as of April 3, 2012 is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 9, 2012.

10.21*
Amendment to Lease Agreement by and between the Company and 8 Penn Center Owner, L.P., dated as of April 2, 2012 is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 11, 2012.

10.22**	At Market Issuance Sales Agreement with MLV & Co. dated May 9, 2012 is incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed May 10, 2012.
10.23
Letter agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 8, 2012 is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 14, 2012.

10.24**
Amended and Restated License Agreement between the Company and Ferndale Pharma Group, Inc. dated July 3, 2012, is incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed August 9, 2012.

10.25
Letter agreement between the Company and Platinum-Montaur Life Sciences, LLC dated as of August 24, 2012 is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 30, 2012.

10.26
Letter Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 8, 2012 is incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.27
Letter Extension Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 28, 2012 is incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.28*
Loan Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.29
Promissory Note between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.6 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.30
Default Security Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.7 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.31
Revenue Security Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.8 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.32
Guaranty Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.9 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.33
Registration Indemnity Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012 is incorporated by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-Q filed November 8, 2012.

10.34	Consulting Agreement between the Company and Robert F. Doman dated August 26, 2013 is incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed August 29, 2013.
10.35
First Amendment to the Consulting Agreement between the Company and Robert F. Doman dated October 3, 2013 is incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed November 7, 2013.

21.1	Subsidiaries of the Company.
23.1	Consent of Independent Registered Public Accounting Firm
23.2+	Consent of Morgan Lewis and Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature to this registration statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
____________
*	Schedules and attachments have been omitted but will be provided to the Commission upon request.
**	Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Commission.
+	To be filed by amendment.